Execution Version

CREDIT AGREEMENT

Dated as of August 17, 2012

among

CIG COMP TOWER, LLC,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

MACQUARIE BANK LIMITED,

as Administrative Agent and Collateral Agent

i

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

ii

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

iii

EXHIBITS:

EXHIBIT A	–	Form of Assignment and Acceptance Agreement
EXHIBIT B-1	–	Form of Wireless Asset Report
EXHIBIT B-2	–	Form of Monthly Report Package
EXHIBIT C	–	Form of Compliance Certificate
EXHIBIT D	–	Form of Notice of Borrowing
EXHIBIT E	–	Form of Notice of Conversion or Continuation
EXHIBIT F	–	Form of Security Agreement
EXHIBIT G	–	Form of Mortgage
EXHIBIT H	–	Form of Advance Rate Certificate
EXHIBIT I	–	[Reserved]
EXHIBIT J	–	Form of Intermediate Holdings Pledge Agreement
EXHIBIT K	–	Form of Guaranty

SCHEDULES:

Schedule 1.1(a)	–	Initial Wireless Assets
Schedule 1.1(b)	–	Eligibility Criteria and Concentration Limitations for Wireless Assets
Schedule 2.1	–	Term Commitments
Schedule 4.13	–	Insurance
Schedule 4.22	–	Names and Locations
Schedule 5.10	–	Use of Proceeds
Schedule 5.18	–	Funding Date Mortgaged Properties
Schedule 5.18(b)	–	Real Estate Opinions
Schedule 9.2	–	Addresses for Notices

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

iv

CREDIT AGREEMENT

This Credit Agreement dated as of August 17, 2012, is among CIG Comp Tower, LLC (the “Borrower”), the Lenders from time to time party hereto, and Macquarie Bank Limited, as Administrative Agent for the Lenders, and as Collateral Agent.

RECITALS

WHEREAS, the Borrower is a special purpose vehicle and a direct wholly-owned subsidiary of CIG Properties, LLC, a Delaware limited liability company (“Intermediate Holdings”), and the Borrower’s business activities and operations shall be separate from those of any other Person;

WHEREAS, the Borrower’s sole business is the acquisition, holding, disposition and financing of Wireless Assets; and

WHEREAS, the Borrower has requested, and the Lenders are willing to provide, a senior secured credit facility subject to the terms and conditions set forth herein.

NOW THEREFORE, the Borrower, the Lenders, the Administrative Agent, and the Collateral Agent agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1           Certain Defined Terms. Any capitalized terms used in this Agreement (and not otherwise defined herein) that are defined in Article 9 of the UCC shall have the meanings assigned to those terms by the UCC as of the date of this Agreement. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” in any Property of a Credit Party means a Lien which (a) exists in favor of the Collateral Agent for the benefit of the Secured Parties; (b) secures the Obligations; and (c) is perfected, enforceable, and superior to all other Liens, other than Permitted Priority Liens.

“Account Control Agreement” means, with respect to any deposit account of a Credit Party that is held with or maintained by a financial institution, an agreement or agreements in form and substance reasonably acceptable to the Collateral Agent with such financial institution governing any such account of such Credit Party in order to give the Collateral Agent a first-priority Lien on such account subject to no other Liens other than customary liens of such financial institution that are acceptable to the Collateral Agent.

“Accounting Changes” has the meaning specified in Section 1.3(b).

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower acquires Eligible Assets.

“Acquisition Purchase Price” means, (1) with respect to any Eligible Asset that is an Initial Wireless Asset and as of any date of determination, the book value of such asset as set forth in Schedule 1.1(a) and (2) with respect to any other Eligible Asset as of any date of determination, either (x) the aggregate purchase price of such Eligible Asset purchased by the Borrower or (y) with respect to any Cell Tower newly constructed by the Borrower, the capital cost of constructing such Cell Tower, as applicable.

“Additional Fees” has the meaning specified in Section 2.3(b).

“Additional Incremental Term Commitments” has the meaning specified in Section 2.13.

“Additional Mortgaged Property” has the meaning specified in Section 5.18.

“Adjusted Base Rate” means, as of any day, a fluctuating rate of interest per annum equal to the highest of (a) the Prime Rate in effect for such day, (b) the Federal Funds Effective Rate in effect for such day plus ½ of 1% per annum and (c) the Eurodollar Rate in effect for such day for an Interest Period of one month plus 1% per annum. Notwithstanding the foregoing, if the “Adjusted Base Rate” as determined pursuant to the immediately preceding sentence is below 2.25% per annum for any day, then for all purposes of this Agreement and the other Loan Documents, the “Adjusted Base Rate” shall be deemed to be 2.25% per annum for such day. Any change in the Adjusted Base Rate due to a change in the Prime Rate, Federal Funds Effective Rate or one month Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, Federal Funds Effective Rate or one month Eurodollar Rate.

“Adjusted Base Rate Advance” means any Advance that bears interest based on the Adjusted Base Rate.

“Administrative Agent” means Macquarie in its capacity as administrative agent for the Lenders under the Loan Documents and any successor in such capacity appointed pursuant to Section 8.6.

“Advance” means any Term Advance or any Incremental Term Advance.

“Advance Rate” means, as of any date of determination thereof immediately prior to any requested Borrowing (if any), an amount equal to the lesser of (x)(i) [__________]*of (a) an amount equal to the aggregate Acquisition Purchase Prices of all Relevant Acquisitions (excluding Ineligible Assets and any Agent Excluded Assets) whether (1) consummated prior to the date of such Borrowing or (2) to be consummated on or about the date of such requested Borrowing using the proceeds of such Borrowing plus (b) an amount equal to all reasonable and documented diligence costs, closing fees and commissions (which are approved by the Administrative Agent in its sole and absolute discretion) paid by the Borrower to third parties that are not Affiliates of the Borrower relating to such Relevant Acquisitions less (ii) the aggregate outstanding principal amount of all Advances made prior to such date of determination (for the avoidance of doubt, without giving effect to any repayments of Advances other than pursuant to Section 2.6(b)(vi)); and (y)(i) the Advance Rate Multiple times the TCF Monthly Equivalent (or in the case of the following clause (2), anticipated TCF Monthly Equivalent) of all Relevant Acquisitions whether (1) consummated prior to such date of determination and held on such determination date or (2) to be consummated on or about the date of such requested Borrowing using the proceeds of such Borrowing, in each case measured for the calendar month during which such determination is made less (ii) the aggregate outstanding principal amount of all Advances on such date of determination; provided that the anticipated Cash Collections relating to Defaulted Leases shall be excluded from all calculations under the foregoing clause (y)(i).

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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“Advance Rate Certificate” means an Advance Rate Certificate substantially in the form of Exhibit H.

“Advance Rate Multiple” [__________]*; provided that the Advance Rate Multiple shall be reduced by [__________]* commencing on the date that is six months after the Funding Date (the “Advance Rate Multiple Reduction Date”) and on each six-month anniversary of the Advance Rate Multiple Reduction Date thereafter.

“Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to (a) vote or direct the voting of 5% or more of the outstanding shares of Equity Interests of such Person of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the board of directors (or Persons performing similar functions) of such Person, or (b) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Unless otherwise indicated herein, each reference to the term “Affiliate” shall mean an Affiliate of any Credit Party.

“Agent” means the Administrative Agent or the Collateral Agent, and “Agents” means all such Persons collectively.

“Agent Designated Reduction” means an amount (which may be a percentage or fixed amount) that the Administrative Agent designates (in writing to the Borrower), on or before the time that any Wireless Asset becomes part of the Collateral, that will be a reduction to the Tenant Lease payments that will be considered when determining the Advance Rate.

“Agent Excluded Assets” means the Wireless Assets excluded from time to time from the calculation of clause (x) of the definition of Advance Rate as described in the concentration limitations set forth on Schedule 1.1(b).

“Agreement” means this Credit Agreement dated as of the date hereof, among the Borrower, the Lenders from time to time party hereto, the Administrative Agent, and the Collateral Agent, as it may be amended or modified and in effect from time to time.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

3

“Applicable Lending Office” means (a) with respect to any Lender, the office, branch, subsidiary, affiliate or correspondent bank of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent from time to time and (b) with respect to the Administrative Agent, the address specified on Schedule 9.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.

“Applicable Margin” means (a) with respect to Adjusted Base Rate Advances, 6.25% and (b) with respect to Eurodollar Advances, 7.25%.

“Approved Account” means (a) the Operating Account, (b) the Reserve Account and (c) any other deposit account of a Credit Party at a financial institution, which may only be opened upon notice to the Administrative Agent (which notice shall include a description of the proposed use of such account) and so long as such account is subject to a first-priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties subject to no other Liens other than customary liens of such financial institution that are acceptable to the Collateral Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” or “Dispose” means the disposition, whether by sale, lease, license, transfer, or otherwise, of any or all of the Property of the Borrower, but shall not include any sale or issuance of Equity Interests of the Borrower or any lease of Property pursuant to a Tenant Lease.

“Assignment and Acceptance” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in substantially the form of Exhibit A.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any so-called synthetic, off-balance sheet or tax retention lease, or other agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment, but in any case excluding any lease characterized as an operating lease in accordance with GAAP), the capitalized amount of the remaining lease or other payments under such leases or agreements as described in this clause (b) that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or agreement were accounted for as a capital lease.

“Benefit Plans” means (i) “employee benefit plans,” as defined in Section 3(3) of ERISA or (ii) any incentive, profit-sharing, stock option, stock purchase, employment, consulting, compensation, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, deferred compensation and other employee compensation and benefit plans, programs or agreements.

“Borrower” has the meaning specified in the introductory paragraph hereto.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

4

“Borrower LLC Agreement” means the Amended and Restated Limited Liability Company Agreement No. 4 (as amended in accordance with the terms of this Agreement and as may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof) of the Borrower, made and entered into as of June 30, 2012, by and among Intermediate Holdings, the Borrower and Specialty Towers Management, LLC.

“Borrowing” means a Term Borrowing or an Incremental Term Borrowing.

“Borrowing Date” means the date on which any Borrowing is made hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York and, if such day relates to any Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means all expenditures of any Person in respect of the purchase or other acquisition, construction or improvement of any fixed or capital assets (excluding any amount representing capitalized interest) that are required to be capitalized under GAAP on a balance sheet as property, plant, equipment or other fixed assets or intangibles (including that portion of Attributable Indebtedness that should be capitalized on a consolidated balance sheet of a Person in accordance with GAAP).

“Capital Lease” of a Person means any lease of any Property by such Person as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash” means United States Dollars.

“Cash Collections” means, for any period, the Cash amount of Tenant Lease payments from Eligible Assets for such period net of (x) any Revenue Sharing Obligations, (y) Agent Designated Reductions and (z) any additional reductions as determined from time to time by the Administrative Agent as described in the concentration limitations set forth on Schedule 1.1(b).

“Cash Equivalents” means:

(a)          (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof, or (ii) obligations issued or directly and fully guaranteed by any State, commonwealth or territory of the United States of America, or any political subdivision or taxing authority thereof rated the rate described in clause (b) of this definition having maturities of not more than one year from the date of acquisition;

(b)          investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a credit rating of not less than A1 from S&P or P1 from Moody’s;

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(c)          investments in certificates of deposit, banker’s acceptances, demand deposits and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof, and that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)          investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (c) above;

(e)          repurchase obligations with a term of not more than [__________]* days for underlying securities of the type described in clause (a) above entered with a Person meeting the qualifications described in clause (c) above; and

(f)          other cash equivalents reasonably acceptable to the Administrative Agent.

“CC-Monthly Equivalent” means, (a) in the case of any Tenant Lease providing for monthly payments, the amount of Cash Collections that are scheduled to be paid to the Borrower for such month and (b) in the case of any Tenant Lease providing for periodic payments more or less frequently than monthly, the prorated monthly amount of Cash Collections that are scheduled to be paid to the Borrower during such period(s).

“Cell Tower” means a tower, pole or other open structure or rooftop or other location attached to a building or structure, that is built for the purpose of supporting and is used as a location for the installation of, equipment for wireless cellular telecommunication transmission.

“Cell Tower Company Intermediary” means a company (which may itself be a Wireless Provider) that leases from the Borrower some or all of the Property subject to an Easement and sub-leases or sub-licenses some or all of the Cell Tower to a third party Wireless Provider.

“Change in Law” means the occurrence, after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For the avoidance of doubt, “Change in Law” shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

6

“Change in Tax Law” means the occurrence of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority, in each case regarding the deduction or withholding of Taxes from payments to be made under the Loan Documents.

“Change of Control” means, at any time, (a) Holdings shall cease to beneficially own and control [__________]* on a fully diluted basis of the economic and voting interest in the Equity Interests of Intermediate Holdings; (b) Intermediate Holdings shall cease to beneficially own and control [__________]* on a fully diluted basis of the economic and voting interest in the Equity Interests of the Borrower; (c) Parent shall cease to beneficially own and control [__________]* on a fully diluted basis of the economic and voting interest in the Equity Interests of the Servicer unless a replacement Servicer reasonably satisfactory to the Administrative Agent is appointed; or (d) another Person possesses, directly or indirectly, the power to prevent any amount of unilateral cash or equity contributions to the Borrower or Intermediate Holdings by an owner of Equity Interests in the Borrower or Intermediate Holdings, as applicable.

“Class” has the meaning specified in Section 1.4.

“Code” means the United States Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“Collateral” means all the “Collateral” as defined in any Security Document and/or any other Property that is pledged to or for the benefit of any Secured Party pursuant to any Security Document.

“Collateral Agent” means Macquarie, acting in its capacity as collateral agent for the Secured Parties or any successor Person acting in such capacity.

“Commitment Period” means the period commencing on the Funding Date to but excluding the Maturity Date.

“Commitment Fees” means the fees payable by the Borrower pursuant to Section 2.3(a).

“Commitment Fee Rate” means [__________]*.

“Commitments” means, as to any Lender, its Term Commitment (if it has one) and, if applicable, its Incremental Term Commitment (if it has one).

“Compliance Certificate” means a Compliance Certificate signed by a Responsible Officer of the Borrower in substantially the form of the attached Exhibit C.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

7

“Contingent Obligation” as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (but without duplication) (a) with respect to any Debt of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (c) swap, hedging or other similar derivative contracts. Contingent Obligations shall also include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (B) to maintain the solvency of any balance sheet item, level of income or financial condition of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Continue,” “Continuation,” and “Continued” each refers to a continuation of Advances for an additional Interest Period upon the expiration of the Interest Period then in effect for such Advances.

“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.2(b).

“Credit Parties” means, collectively, the Borrower and Intermediate Holdings, and “Credit Party” means any of them, as applicable.

“Debt” means, for any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, loan agreements, notes or other similar instruments;

(b)          obligations of such Person to pay the deferred purchase price of property (including Wireless Assets) or services (other than trade payables and account expenses incurred in the ordinary course of business and not more than [__________]*past due);

(c)          Capital Leases of such person;

(d)          all obligations of such Person in respect of letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar instruments which are issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable;

(e)          obligations of such Person under any Swap Contract;

(f)          Off-Balance Sheet Liabilities of such Person;

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(g)          indebtedness secured by a Lien on Property now or hereafter owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (provided, that if such Person has not assumed or otherwise become liable in respect of such Debt, such Debt shall be deemed to be in an amount equal to the lesser of the amount of such Debt and the fair market value of the Property encumbered by such Lien);

(h)          any Equity Interest of such Person which by its terms (or by the terms of any security for which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise (including an event which would constitute a Change of Control), (A) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund or otherwise or (B) is convertible into or exchangeable for Debt in whole or in part, on or prior to the date which is [__________]*following the Maturity Date; and

(i)          Contingent Obligations of such Person in respect of the obligations described in the foregoing clauses (a) through (h).

For all purposes hereof, the Debt of any Person shall not include (A) deferred compensation arrangements, (B) earn-out obligations until matured or earned, or (C) non-compete or consulting obligations incurred in connection with any acquisition or investment permitted under Section 6.5.

“Debt Service” means, for any period, the sum of Commitment Fees and Interest Expense.

“Debt Service Coverage Ratio” means the ratio, as of the last day of each Fiscal Quarter, of (a) TCF Monthly Equivalents for the Fiscal Quarter then ending to (b) Debt Service for such Fiscal Quarter.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Lease” means any Tenant Lease if any of the following apply with respect to such Tenant Lease on any date of determination: (a) a Delinquent Payment is outstanding with respect to such Tenant Lease; (b) property real estate or ad valorum taxes payable by the Borrower or the Tenant Lessee or any other Person with respect to the Tenant Lease or the Easements or any real estate underlying such Easements or underlying such Tenant Lease have become past due, which property taxes, if unpaid, may become a Lien upon such Easements or such underlying real estate, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with and to the extent required by GAAP are being maintained by the Borrower and such contest operates to suspend collection of the contested property real estate or ad valorum taxes and enforcement of any such Lien or (ii) the Borrower’s right to use the Easement and the Tenant Lessee’s use of the property underlying such Tenant Lease is not materially adversely affected by such non-payment and there is no risk of forfeiture of such Easement or Tenant Lease; (c) the related Tenant Lessee has declared bankruptcy or filed for liquidation or reorganization under any bankruptcy law; or (d) the related Tenant Lessee has sent a notice of termination of the Tenant Lease or a decommission of its use of the Easement or property underlying such Tenant Lease to the Borrower or the Servicer.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

9

“Delaware Limited Liability Company Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time.

“Delinquent Payment” means a scheduled Tenant Lease payment that is not received in the Operating Account within the later of (x) [__________]*of the date when due under the applicable Tenant Lease and (y) [__________]*of the later of (i) the date of the Borrower’s Acquisition of the interest in the Cell Tower to which such Tenant Lease payment relates and (ii) with respect to the construction of a new Cell Tower, the date when such Tenant Lessee initially executes the Tenant Lease to which such Tenant Lease payment relates.

“Distribution Date” means the [__________]*of each calendar month or, if such day is not a Business Day, the immediately following Business Day.

“Dollars” and “$” means the lawful money of the United States of America.

“Easement” means an easement, master lease, ground lease on, fee ownership of, or other equivalent ownership interests in, real property located in the United States that is or may be subject to a Tenant Lease with a Wireless Provider or Cell Tower Company Intermediary and all documents relating thereto.

“Eligible Asset” means each Wireless Asset that is deemed satisfactory by the Administrative Agent in its sole and absolute discretion.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) consented to by the Administrative Agent (such consent of the Administrative Agent may be withheld in its sole and absolute discretion) and, so long as no Event of Default is continuing, the Borrower (such Borrower’s approval not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within [__________]* after having received notice thereof; provided further that unless otherwise consented to by the Administrative Agent (such consent of the Administrative Agent may be withheld in its sole and absolute discretion), in no event shall any Credit Party or an Affiliate of any Credit Party be an “Eligible Assignee” for any purpose under this Agreement.

“Environmental Claim” means any written notice of violation, action, lawsuit, claim, demand, judgment, order, or proceeding by any Governmental Authority or any Person for liability or damage, including personal injury, property damage, contribution, indemnity, direct or consequential damages, damage to the environment, nuisance, pollution, or contamination, or for fines, penalties, fees, costs, expenses, or restrictions arising under or otherwise related to an obligation under Environmental Law.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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“Environmental Law” means all applicable Federal, state and local laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and written agreements with Governmental Authorities in each case, relating to protection of the environment, human health and safety or the presence, generation, manufacture, processing, distribution, use, storage, transport, handling or Release of, or exposure to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials in violation of Environmental Law, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, order, approval or other authorization under any Environmental Law.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person (including any membership stock in a cooperative, whether common or preferred), or any obligations convertible into or exchangeable for, or giving any Person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time-to-time, and any successor statute and all rules and regulations promulgated thereunder.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

“Eurodollar Advance” means an Advance that bears interest based on the Eurodollar Rate.

“Eurodollar Rate” means, with respect to an Advance for the relevant Interest Period, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Bloomberg Page BBAM 1 (British Bankers Association Page 1) as of 11:00 a.m., London time, on the [__________]* next preceding the first day of each Interest Period. In the event that such rate does not appear on the Bloomberg Page BBAM 1 (British Bankers Association Page 1) or such other screen as may replace such Bloomberg Page, the Eurodollar Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent. Notwithstanding the foregoing, if the “Eurodollar Rate” as determined pursuant to the immediately preceding sentences is below [__________]*for any Interest Period, then for all purposes of this Agreement and the other Loan Documents the “Eurodollar Rate” shall be deemed to be [__________]*for such Interest Period.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

11

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time-to-time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period. The Eurodollar Rate Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Events of Default” has the meaning specified in Section 7.1.

“Exception Notice” has the meaning specified in Section 3.2(ff) and Section 3.3(m).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its gross or net income (however denominated), and franchise taxes imposed on it (in lieu of gross or net income taxes), (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) as a result of any former or current connection between the Administrative Agent, any Lender, or any other recipient of any payment to be made by on or an account of any obligation of the Borrower hereunder and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Person having executed, delivered or performed its obligations or received a payment under this Agreement or any other Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than in each case as a result of a Change in Tax Law) after the date such Foreign Lender becomes a party hereto (or designates a new Applicable Lending Office) to comply with Section 2.10(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.10(a).

“Failed Acquisition” has the meaning specified in Section 2.6(b).

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

12

“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means the Fee Letter, dated as of the date hereof, between the Borrower and Macquarie.

“Financed Assets” means all Wireless Assets that have been acquired or financed by the Borrower using all or a portion of the proceeds of any Advance hereunder (whether or not such Wireless Assets have subsequently been deemed Ineligible Assets).

“Financial Statements” means the financial statements of Holdings and its Subsidiaries delivered to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

“Fiscal Quarter” means, for any Credit Party, the three month periods ending as of the last day of March, June, September and December.

“Fiscal Year” means, for any Credit Party, the period beginning on October 1 of each year and ending on September 30 of such year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” means the date on which the conditions precedent set forth in Section 3.2 shall have been satisfied or waived by the Administrative Agent in its sole discretion.

“Funding Date Mortgaged Property" has the meaning specified in Section 5.18.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means the government of the United States of America or any political subdivision of the foregoing, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

13

“Grantor” has the meaning specified in Section 5.18(d).

“Guaranty” means that certain Guaranty, dated as of the Funding Date, between Intermediate Holdings and the Administrative Agent, for itself and for the benefit of the Secured Parties, in substantially the form of Exhibit K, whereby Intermediate Holdings guarantees the payment and performance in full of the Obligations hereunder.

“Hazardous Material” means (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste, in each case that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Holdings” means Communications Infrastructure Group, LLC, a Delaware limited liability company.

“Impairment Proceeds” means any amount paid to the Servicer or the Borrower under any insurance policy set forth in Section 5.4 or as a result of any casualty, condemnation or taking with respect to a Wireless Asset.

“Incremental Term Advance” means any term loan advance by an Incremental Term Lender to the Borrower under Section 2.14, and any Incremental Term Advance constituting part of any Continued or Converted Incremental Term Borrowing, and in each case refers to an Adjusted Base Rate Advance or a Eurodollar Advance, as applicable.

“Incremental Term Borrowing” means a borrowing consisting of simultaneous Incremental Term Advances of the same Type made, Converted or Continued on the same day, and, in the case of Eurodollar Advances, as to which a single Interest Period is in effect.

“Incremental Term Commitment” has the meaning specified in Section 2.13 and as may be assigned to a Lender on an Assignment and Acceptance Agreement for such Lender.

“Incremental Term Lender” has the meaning specified in Section 2.13.

“Indemnified Taxes” means any Taxes other than Excluded Taxes.

“Ineligible Asset” has the meaning specified in Section 2.6(b)(vi).

“Ineligible Asset Trigger Event” has the meaning specified in Section 2.6(b)(vi).

“Initial Wireless Assets” means the Wireless Assets set forth on Schedule 1.1(a), which schedule includes the Borrower’s book value of each such Wireless Asset and all documented diligence costs, closing fees and commissions relating to such Wireless Assets.

“Intangible Asset” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount, capitalized research and development costs, including unsecured amounts owing from Affiliates.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

14

“Interest Expense” means, for any period, total interest expense of the Borrower with respect to all outstanding Debt of the Borrower.

“Interest Payment Date” means (a) with respect to any Adjusted Base Rate Advance, each Distribution Date following the Funding Date, and (b) with respect to any Eurodollar Advance, the last day of the applicable Interest Period for such Advance and, if the Interest Period is longer than one month, each thirty (30)-day anniversary of the first day of such Interest Period.

“Interest Period” means, for each Eurodollar Advance, the period commencing on the date of such Eurodollar Advance or the date of the Conversion of any existing Adjusted Base Rate Advance into such Eurodollar Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.2 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.2. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select; provided, however, that:

(a)          Interest Periods commencing on the same date for Advances by each Lender comprising part of the same Borrowing shall be of the same duration;

(b)          whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(c)          any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(d)          the Borrower may not select any Interest Period for any Advances which ends after the Maturity Date.

“Interest Reserve Amount” has the meaning specified in Section 5.15.

“Intermediate Holdings” has the meaning specified in the recitals hereto.

“Intermediate Holdings LLC Agreement” means the Amended and Restated Limited Liability Company Agreement No. 2 (as amended in accordance with the terms of this Agreement and as may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof) of Intermediate Holdings, made and entered into as of June 30, 2012, by and among Holdings, Intermediate Holdings and Specialty Towers Management, LLC.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

15

“Intermediate Holdings Pledge Agreement” means that certain Pledge Agreement dated as of the Funding Date between Intermediate Holdings, the Borrower and the Collateral Agent in substantially the form of Exhibit J, whereby Intermediate Holdings pledges [__________]* of the Equity Interests of the Borrower to the Collateral Agent, for the benefit of the Lenders.

“Investment” of any Person means any investment of such Person: (i) so classified under GAAP, and, whether or not so classified, any loan, advance (other than prepayments or deposits made in the ordinary course of business) or extension of credit that constitutes Debt of the Person to whom it is extended or contribution of capital by such Person; (ii) in any stocks, bonds, mutual funds, partnership or limited liability company interests, notes (including structured notes), debentures or other securities owned by such Person (but excluding capital expenditures of such Person determined in accordance with GAAP); or (iii) in capital assets including Wireless Assets. For purposes of covenant compliance, the amount of any Investment shall be the amount invested, without adjustment for subsequent increases or decreases in the value of such investment, less the amount of any returns or distributions thereon or proceeds thereof received by such Person.

“Joinder Agreement” has the meaning specified in Section 2.13(e).

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, award, requirement, order, writ, judgment, injunction, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority that is binding on such Person.

“Lender’s Title Insurance Policy” means an ALTA mortgagee title insurance policy (or a valid and binding commitment to issue such mortgagee title insurance policy, with no conditions precedent remaining unsatisfied) by a title company reasonably acceptable to the Administrative Agent with respect to a Mortgaged Property, in an amount not less than the purchase price of such Mortgaged Property and insuring that the title to the applicable Mortgaged Property is free from all defects, liens and encumbrances except Permitted Liens that are customary and provided such exceptions do not materially and adversely affect the value of such policy or Mortgaged Property, together with a copy of the underlying title exception documents as provided to the Borrower by the title company with respect thereto.

“Lenders” means the lenders listed on the signature pages of this Agreement, any other person that has become a party hereto pursuant to an Assignment and Acceptance (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and any Incremental Term Lender that becomes a party to this Agreement pursuant to a Joinder Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, assignment, encumbrance, charge, security interest, right of first refusal or offer, priority or other security arrangement of any kind or nature whatsoever, whether voluntary or involuntary in or on such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

16

“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.2(g), the Security Documents, the Guaranty, the Servicing Agreement, the documents specified in Section 3.1(a) and each other certificate, agreement, instrument or document executed by the Borrower or its authorized officers in connection with this Agreement, all as amended, restated, supplemented or modified from time to time.

“Macquarie” means Macquarie Bank Limited.

“Manager” has the meaning specified in the Borrower LLC Agreement.

“Material Adverse Effect” shall mean a material adverse effect upon (a) the business, results of operations, or financial condition of any Credit Party, (b) the ability of any Credit Party to perform its obligations under the Loan Documents, (c) the validity or enforceability against any Credit Party of any of the Loan Documents or the rights or remedies of any Agent or the Lenders thereunder, (d) the ability of the Servicer to perform its obligations under the Servicing Agreement or (e) the Collateral, taken as a whole.

“Maturity Date” means the earlier of (i) the five year anniversary of the Funding Date and (ii) the date that all of the Advances are due and payable hereunder whether by acceleration or otherwise.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including if required by such laws, certain fees and other costs).

“Member” has the meaning specified in the Borrower LLC Agreement.

“Monthly Report Package” means that certain report of the Servicer in the form of Exhibit B-2 containing (i) the information required to pay the amounts required to be paid pursuant to Section 5.14(b) including listing Tenant Leases that have been added to and deleted from the Wireless Assets since the last such report and the amount of the Relevant Acquisition Equity Investment allocable to each such added Wireless Asset, (ii) a servicing report identifying accounts receivables, aging and cash receipts, along with an allocation of such receipts to the applicable Tenant Leases and (iii) a schedule of (1) Defaulted Leases (if any) and changes thereto since the last such report, (2) Wireless Assets that the Borrower reasonably expects to acquire in the two (2) calendar months next succeeding the period covered by such report and (3) any amendments, modifications, supplements or restatements of any Easements or Tenant Leases entered into and not previously provided to the Administrative Agent.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents, including, if necessary to perfect a security interest in leases and rents, an assignment of leases and rents, delivered by the Borrower to the Collateral Agent in form and substance acceptable to the Collateral Agent with respect to real properties owned or leased by the Borrower, pursuant to Section 5.18.

“Mortgaged Properties” has the meaning specified in Section 5.18.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

17

“Net Cash Proceeds” means, (a) (i) all cash and Cash Equivalents received by the Borrower from any Asset Disposition other than as set forth in clause (b) below (including payment under notes or other debt securities received in connection with any Asset Disposition), less (ii) the sum of (x) out-of-pocket selling fees and expenses (including reasonable broker’s fees or commissions, reasonable legal fees and other customary fees and expenses, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (y) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or post-closing purchase price adjustments associated with such Asset Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (z) the principal amount, premium or penalty, if any, interest and other amounts of or with respect to any Debt secured by the asset sold in such Asset Disposition that are required to be repaid with such proceeds (other than any such Debt assumed by the purchaser of such asset), and (b) with respect to the sale or issuance of any Equity Interests by the Borrower, or any Debt, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the transaction fees and expenses (including any underwriting, brokerage or other customary selling discounts and commissions and reasonable legal, advisory and other fees and expenses) incurred by the Borrower in connection therewith.

“Non-Consenting Lender” has the meaning specified in Section 9.1.

“Note” has the meaning specified in Section 2.2(g)(iv).

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit D signed by a Responsible Officer of the Borrower.

“Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit E signed by a Responsible Officer of the Borrower.

“Obligations” means all advances to, and debts, liabilities, and obligations of, any Credit Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease, or an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment), or (c) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, other than any lease that constitutes an operating lease under GAAP.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

18

“Operating Account” means [__________]*.

“Organizational Documents” means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designation or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation and for any limited liability company means the certificate of formation, articles of organization, limited liability company agreement, initial resolution of members and/or managers and all other documents, filings and instruments necessary to create and constitute such company, or for any limited partnership means the certificate of limited partnership, agreement of limited partnership as same has been amended from time to time and all other equivalent constitutional documents.

“Originations Reduction Event” means [__________]*.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Owner’s Title Insurance Policy” means an owner’s policy (or a valid and binding commitment to issue such owner’s policy, with no conditions precedent remaining unsatisfied) issued in the name of the Borrower by a title insurer reasonably acceptable to the Administrative Agent, insuring that the Borrower’s title to the applicable Easement is free from all defects, liens and encumbrances except Permitted Liens that are customary and provided such exceptions do not materially and adversely affect the value of such policy or Easement.

“Parent” means CIG Wireless Corp., a Nevada corporation.

“Parent Distribution” has the meaning specified in Section 5.10.

“Participant” has the meaning specified in Section 9.6(d).

“PATRIOT Act” has the meaning specified in Section 4.24.

“Permitted Debt” has the meaning specified in Section 6.2.

“Permitted Dividend” has the meaning specified in Section 5.14(b).

“Permitted Liens” has the meaning specified in Section 6.1.

“Permitted Priority Liens” means Permitted Liens described in Sections 6.1(a), (b), (c), (d) and (e).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, other legal entities, or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

19

“Platform” has the meaning specified in Section 8.10(b).

“Prime Rate” means, for any day, a fluctuating rate of interest per annum as shall be in effect from time-to-time equal to the “prime rate” appearing on Bloomberg’s PRIME screen as of the opening of business on such day.

“Principal Document” means each of the following agreements and documents, in each case as in effect on the Funding Date: (a) the Organizational Documents of each Credit Party and (b) the Servicing Agreement.

“Property” of any Person means any interest of such Person in any property or asset (whether real, personal or mixed, tangible or intangible).

“Pro Rata Incremental Term Share” means, with respect to each Incremental Term Lender and any Series at any time of determination thereof, the ratio (expressed as a percentage) obtained by dividing (a) the sum of the unfunded Incremental Term Commitments of such Incremental Term Lender for such Series plus such Incremental Term Lender’s outstanding principal amount of Incremental Term Advances for such Series at such time by (b) the sum of the unfunded Incremental Term Commitments for such Series of all of the Incremental Term Lenders for such Series plus the aggregate principal amount outstanding of all Incremental Term Advances for such Series at such time.

“Pro Rata Term Share” means with respect to each Term Lender at any time of determination thereof, the ratio (expressed as a percentage) obtained by dividing (a) the sum of the Term Commitments of such Term Lender plus such Lender’s outstanding principal amount of Term Advances at such time by (b) the sum of the Term Commitments of all of the Term Lenders plus the aggregate principal amount outstanding of all Term Advances at such time.

“Quarterly Date” means the fifteenth day of each July, October, January and April falling after the Funding Date and prior to the Maturity Date.

“Ratable Share” means, with respect to each Lender at any time of determination thereof, the ratio (expressed as a percentage) obtained by dividing (a) the sum of the Commitments of such Lender plus such Lender’s outstanding principal amount of Advances at such time by (b) the sum of the Commitments of all of the Lenders plus the aggregate outstanding principal amount of all Advances at such time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Acquisition Equity Investment” means one or more cash equity investments (if any) by Intermediate Holdings in the Borrower made after the Funding Date for the sole purpose of providing Cash to the Borrower in order for the Borrower to effect one or more Relevant Acquisitions.

“Relevant Acquisitions” means the Relevant Term Acquisitions and/or Relevant Incremental Acquisitions, as applicable.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

20

“Relevant Incremental Acquisitions” means one or more Acquisitions by the Borrower (i) effected using its own funds and subsequently financed by an Incremental Term Borrowing or (ii) effected on or about the date of an Incremental Term Borrowing using the proceeds of such Incremental Term Borrowing, in each case such Incremental Term Borrowing shall be based on the Advance Rate applicable to all such Acquisition(s) (together with the Relevant Term Acquisitions) on an aggregate basis.

“Relevant Term Acquisitions” means (x) the Initial Wireless Assets and (y) one or more Acquisitions by the Borrower (i) effected using its own funds and subsequently financed by a Term Borrowing or (ii) effected on or about the date of a Term Borrowing using the proceeds of such Term Borrowing, in each of the aforementioned cases such Term Borrowing shall be based on the Advance Rate applicable to all such Acquisition(s) and the Initial Wireless Assets on an aggregate basis.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” means, as of any date of determination, Lender(s) holding more than 50% of the sum of (i) the aggregate unpaid principal amount of the Advances then outstanding and (ii) the Commitments at such time.

“Reserve Account” means [__________]*.

“Responsible Officer” means, the Chief Executive Officer, Chief Operating Officer, Treasurer or Secretary of the Borrower.

“Restricted Payment” means: (a) the declaration or making by the Borrower of any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower; and (b) any payment by the Borrower to any owner of an Equity Interest in the Borrower or any of its Affiliates (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, revolving, cancellation or termination of any Equity Interests in the Borrower or any of its Affiliates or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Affiliates.

“Revenue Sharing Obligations” means (i) obligations of the Borrower to share revenue or other payments with a third party under an Easement Purchase Agreement or otherwise and (ii) any other fees paid to a third party (whether or not an Affiliate of the Borrower (other than any Servicing Fees paid solely pursuant to Section 5.14(b)(vi)(D))) that are based, in whole or in part, on any Tenant Lease payments from Wireless Assets.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

21

“Right of First Refusal Agreement” means that certain Right of First Refusal Agreement, dated as of the date hereof, by and among the Administrative Agent, Parent and the Credit Parties granting the Administrative Agent, on behalf of the Lenders hereunder, the right of first refusal for the Lenders to provide financing hereunder for all acquisitions following the date hereof by Parent or any Subsidiaries of Parent or any Person controlled by one or more Related Parties of the Borrower of Wireless Assets, Cell Towers or any property interests related to Wireless Assets or Cell Towers within [__________]* after Administrative Agent’s receipt of notice of such acquisition. For the avoidance of doubt, if the Administrative Agent elects for the Lenders to provide such financing hereunder, the Borrower shall acquire such Wireless Assets, Cell Towers or property interests.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor that is a national credit rating organization.

“Scheduled Lease Payments” means, as of any date of determination thereof, all scheduled and forecast payments under all Tenant Leases then in force (including amounts resulting from escalation clauses) from such date through the end of the applicable terms of the Tenant Leases, as shown in the most recent report provided pursuant to Section 5.6(e); provided that all scheduled and forecast payments on Defaulted Leases shall be excluded from Scheduled Lease Payments.

“Secured Parties” means the Administrative Agent, the Collateral Agent, the Lenders and the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Loan Document.

“Security Agreement” means the Security Agreement dated as of the Funding Date, in substantially the form of Exhibit F among the Credit Parties and the Collateral Agent for the benefit of the Secured Parties.

“Security Documents” means the Security Agreement, the Account Control Agreements covering the Approved Accounts, the Intermediate Holdings Pledge Agreement, the Mortgages and each other document, instrument or agreement executed in connection with any Collateral or otherwise executed in order to secure all or a portion of the Obligations.

“Series” has the meaning specified in Section 2.13.

“Servicer” means CIG Towers, LLC, in its capacity as the “Manager” under the Servicing Agreement.

“Servicing Agreement” means that certain Communications Facilities Origination, Management, Leasing and Administrative Services Agreement, dated as of July 1, 2012, by and between the Borrower and CIG Towers, LLC (as amended in accordance with the terms of this Agreement and as may be further amended from time to time in accordance with the terms thereof).

“Servicing Default” means any default or event of default under the Servicing Agreement.

“Servicing Fees” means any costs, fees, expenses or other amounts due and owing by the Borrower to the Servicer under the Servicing Agreement from time to time.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

22

“Solvent” means, at any time with respect to any Credit Party, that at such time (a) the fair value of the assets of such Credit Party will exceed its debts and liabilities, whether subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Credit Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, whether subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Credit Party will be able to pay its debts and liabilities, whether subordinated, contingent or otherwise, as such debts and liabilities become due, absolute and/or matured; and (d) such Credit Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Funding Date.

“Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding Equity Interests having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

“Swap Contract” means any transaction, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, solely for purposes of this definition a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, between any Credit Party and one or more financial institutions providing for the exchange of nominal interest obligations between such Credit Party and such financial institution or the cap of the interest rate on the Obligations, as amended from time to time.

“Tax Distribution” has the meaning specified in Section 5.14(b).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCF Deductions” means, for any period and with respect to any Eligible Asset, the following expenses (without duplication) relating to such period (which shall include an appropriate pro rated portion of such expenses, if applicable) that are paid or payable, directly or indirectly, by the Borrower: (i) any and all taxes (other than the Borrower’s income taxes), (ii) all maintenance expenses, (iii) all insurance expenses, (iv) all utility expenses, (v) all monitoring expenses and (vi) all lease payments to the landlord/owner of the Easement underlying such Eligible Asset.

“TCF Monthly Equivalent” means [______]*.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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“Tenant Lease” means a lease agreement between a Tenant Lessee and the Borrower relating to an Eligible Asset that is in full force and effect, whether with a Cell Tower Company Intermediary or with a Wireless Provider.

“Tenant Lessee” means any Wireless Provider or Cell Tower Company Intermediary that is party to a Tenant Lease with the Borrower or that has been assigned to the Borrower with respect to any one or more Wireless Assets.

“Term Advance” means any advance by a Lender to the Borrower as part of a Term Borrowing under Section 2.1, and any Converted or Continued such advance constituting part of a Term Borrowing, and refers to an Adjusted Base Rate Advance or a Eurodollar Advance, as applicable.

“Term Borrowing” means a borrowing consisting of simultaneous Term Advances of the same Type made, Converted or Continued on the same day, and, in the case of Eurodollar Advances, as to which a single Interest Period is in effect.

“Term Commitment” means, for each Lender, the commitment of such Lender to make a Term Advance in the maximum aggregate amount set forth on Schedule 2.1 opposite such Lender’s name as its Term Commitment, or on an Assignment and Acceptance Agreement for a Lender. The aggregate amount of the Term Commitments on the Funding Date is [__________]*.

“Term Lenders” shall mean the Lenders having Term Commitments or Term Advances at any time hereunder.

“Type” has the meaning specified in Section 1.4.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute, or to the extent the context requires, any other applicable jurisdiction.

“Wireless Asset Report” means a report issued (a) monthly pursuant to Section 5.6(e), and (b) at each time one or more Eligible Assets is financed under this Agreement pursuant to Sections 3.2 and 3.3, and which (i) is in substantially the form of the report delivered to the Administrative Agent on the Funding Date and attached as Exhibit B-1 hereto, (ii) independently identifies all Wireless Assets and Eligible Assets and the Acquisition Purchase Prices and Relevant Acquisition Equity Investments therefor, (iii) provides (x) a quarterly forecast of Scheduled Lease Payments as shown on a current servicing schedule, in substantially the same form as, and containing the same information as, on the schedules of Tenant Lease payments provided by the Servicer and the Borrower to the Administrative Agent as of the Funding Date and (y) a breakdown of all Eligible Assets that were not included in the calculation of the Advance Rate used in connection with the immediately preceding Borrowing (if any) and have been acquired by the Borrower after such immediately preceding Borrowing (other than with respect to the Initial Wireless Assets), if any, (iv) provides a calculation of the Advance Rate as of such date of determination and (v) provides a breakdown and analysis of the concentration limitations set forth on Schedule 1.1(b).

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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“Wireless Assets” means all Easements and Tenant Leases and other property interests owned by or assigned to the Borrower, for properties located in the United States and relating to the ownership and/or operation of Cell Towers, for which documentation related to such Easements and Tenant Leases and other property interests is maintained by the Servicer under the terms and conditions of the Servicing Agreement, together with all related property acquired together with such assets and all proceeds thereof.

“Wireless Provider” means an entity in the business of leasing space as a tenant on or building Cell Towers for, the purposes of installing and maintaining equipment or enabling or providing wireless cellular telecommunications transmission.

Section 1.2           Computation of Time Periods. Unless otherwise provided herein, in this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3           Accounting Terms.

(a)          For purposes of this Agreement, all accounting terms not otherwise defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Financial Statements.

(b)          If at any time any Accounting Change (as defined below) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, such approval shall not be unreasonably withheld or delayed); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. “Accounting Changes” means: (A) changes in accounting principles required by GAAP and implemented by the Borrower; (B) changes in accounting principles recommended by the Borrower’s accountants; and (C) changes in carrying value of the Borrower’s assets, liabilities or equity accounts resulting from any adjustments that, in each case, were applicable to, but not included in, the Financial Statements.

(c)          In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(d)          All representations and certifications to be made hereunder by a Responsible Officer of the Borrower shall be made by such person in his or her capacity as an officer of the Borrower, on the Borrower’s behalf and not in such person’s individual capacity.

Section 1.4           Classes and Types of Advances. Advances are distinguished by “Class” and “Type”. The “Class” of an Advance refers to the determination of whether such Advance is a Term Advance or an Incremental Term Advance, each of which constitutes a Class. The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Advance or an Adjusted Base Rate Advance, each of which constitutes a Type.

Section 1.5           Miscellaneous. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall” and vice versa. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible assets and Intangible Assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

THE ADVANCES

Section 2.1           The Advances and Repayment Terms.

(a)          Committed Term Advances. During the Commitment Period, each Term Lender severally agrees, subject to the terms and conditions set forth in this Agreement, to make Term Advances to the Borrower, in an amount up to its Term Commitment; provided that (i) such Term Advance shall not exceed the lesser of its remaining unfunded Term Commitment and its Pro Rata Term Share of the Advance Rate for such Term Advance, and (ii) the aggregate amount of the Term Borrowings shall not exceed the lesser of the aggregate initial Term Commitments and the Advance Rate at such time. The amount of any principal repayment of any such Term Advances may not be reborrowed except as provided in Section 2.6(b)(vii). [__________]*.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(b)          Incremental Term Advances. In the event any Incremental Term Commitments are established pursuant to Section 2.13, Incremental Term Advances shall be funded as set forth in Section 2.14 by the applicable Incremental Term Lenders at any time prior to the Maturity Date. During the Commitment Period, each applicable Incremental Term Lender severally agrees, subject to the terms and conditions set forth in this Agreement, to make Incremental Term Advances to the Borrower, in an amount up to its Incremental Term Commitment with respect to such applicable Series; provided that (i) such Incremental Term Advance shall not exceed the lesser of its remaining unfunded Incremental Term Commitment with respect to such applicable Series and its Pro Rata Incremental Term Share of the Advance Rate for such Incremental Term Advance, and (ii) the aggregate amount of the Incremental Term Borrowings of a Series shall not exceed the lesser of the aggregate initial Incremental Term Commitments of such Series and the Advance Rate at such time. The amount of any principal repayment of any such Incremental Term Advances may not be reborrowed except as provided in Section 2.6(b)(vii). [__________]*.

(c)          Repayment of Advances. On the Maturity Date, the outstanding principal amount of all Term Advances and Incremental Term Advances shall be due and payable in full and the Borrower shall repay all such amounts and all other Obligations on such date.

Section 2.2           Method of Term Borrowing and Incremental Term Borrowing.

(a)          Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing, given by the Borrower not later than (i) if the Borrowing is comprised of Eurodollar Advances, 12:00 p.m. (New York time) on the [__________]* before the requested Borrowing Date and (ii) if the Borrowing is comprised of Adjusted Base Rate Advances, 12:00 p.m. (New York time) at least [__________]* in advance of the requested Borrowing Date, in each case to the Administrative Agent’s Applicable Lending Office. The Administrative Agent shall give to each Lender prompt notice on the day of receipt of a timely Notice of Borrowing. The Notice of Borrowing shall be in writing specifying (A) the Borrowing Date (which shall be a Business Day), (B) the requested Type and Class of Advances comprising such Borrowing, (C) the aggregate amount of such Borrowing, and (D) if such Borrowing is to be comprised of Eurodollar Advances, the requested Interest Period. In the case of a requested Borrowing comprised of Eurodollar Advances, following such Borrowing, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.5(a)(ii) for such Borrowing after its determination. In the case of a Term Borrowing, each Term Lender, and in the case of any Incremental Term Borrowing, each relevant Incremental Term Lender, shall make available its Pro Rata Term Share or Pro Rata Incremental Term Share, as applicable, of such Borrowing before 2:00 p.m. (New York time) on the Borrowing Date in immediately available funds to the Administrative Agent at its Applicable Lending Office or such other location as the Administrative Agent may specify by notice to the Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will promptly make such funds available to the Borrower on such Borrowing Date in the Operating Account.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(b)          Conversions and Continuations. In order to elect to Convert or Continue Term Advances under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at its Applicable Lending Office no later than (i) 12:00 p.m. (New York time) at least [__________]* in advance of such requested Conversion date in the case of a Conversion of a Eurodollar Advance to an Adjusted Base Rate Advance (or vice versa), or (ii) 12:00 p.m. (New York time) at least [__________]* in advance of such requested Conversion date in the case of a Conversion into or Continuation of Eurodollar Advances to other Eurodollar Advances. Each such Notice of Conversion or Continuation shall be in writing or by telex, telecopier or telephone, confirmed promptly in writing specifying (A) the requested Conversion or Continuation date (which shall be a Business Day), (B) the amount, Type and Class of the Advances to be Converted or Continued, (C) whether a Conversion or Continuation is requested, and if a Conversion, into what Type of Advances of the same Class, and (D) in the case of a Conversion to, or a Continuation of, Eurodollar Advances, the requested Interest Period(s). Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall thereafter promptly provide each Lender with a copy thereof and, in the case of a Conversion to or a Continuation of Eurodollar Advances, promptly notify each Lender of the interest rate under Section 2.5(a)(ii) after its determination. If the Borrower shall not have given a Notice of Conversion or Continuation to the Administrative Agent pursuant to and in accordance with this Section 2.2, then the Type and Class of the Advances shall automatically be Continued and, in the case of Eurodollar Advances, shall be for an Interest Period of the same duration as the Interest Period then ending; provided that such Interest Period is otherwise permitted under this Agreement (and if such Interest Period is not so permitted then such Advance shall be Converted into an Adjusted Base Rate Advance). Notwithstanding anything in this Agreement to the contrary, Conversions of Eurodollar Advances may only be made effective at the end of the applicable Interest Period for such Advances; provided, however, that Conversions of Adjusted Base Rate Advances may be made at any time upon the requisite advance notice. The portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type in the same Class of Advances shall constitute a new Borrowing of the same Class.

(c)          Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i)          at no time shall there be more than three (3) Interest Periods applicable to outstanding Eurodollar Advances;

(ii)         if any Lender shall, at least one (1) Business Day before the date of any requested Borrowing, notify the Administrative Agent that any Change in Law makes it unlawful for such Lender or any of its Applicable Lending Offices to perform its obligations under this Agreement to make Eurodollar Advances, or to fund or maintain Eurodollar Advances, the right of the Borrower to select Eurodollar Advances from such Lender for such Borrowing or for any subsequent Borrowing shall be suspended until such Lender shall as soon as practicable notify the Administrative Agent that the circumstances causing such suspension no longer exist, and such Lender’s Advance for such Borrowing shall be an Adjusted Base Rate Advance;

(iii)        if the Administrative Agent is unable to determine the Eurodollar Rate for any requested Borrowing and the Administrative Agent gives telephonic or telecopy notice thereof to the Borrower as soon as practicable, the right of the Borrower to select Eurodollar Advances or for any subsequent Borrowing and the obligation of the Lenders to make such Eurodollar Advances shall be suspended until the Administrative Agent shall as soon as practicable notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be an Adjusted Base Rate Advance;

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(iv)        if the Required Lenders shall, by 11:00 a.m. (New York time) at least one (1) Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances and the Administrative Agent gives telephonic or telecopy notice thereof to the Borrower as soon as practicable, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing and the obligation of the Lenders to make Eurodollar Advances shall be suspended until the Administrative Agent shall as soon as practicable notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be an Adjusted Base Rate Advance; and

(v)         no Advance may be Converted or Continued as a Eurodollar Advance at any time when an Event of Default has occurred and is continuing.

(d)          Notices Irrevocable. Each Notice of Borrowing and each Notice of Conversion or Continuation delivered by the Borrower shall be irrevocable and binding on the Borrower. In the case of any Borrowing hereunder or any Borrowing which the related Notice of Conversion or Continuation specifies is to be comprised of Eurodollar Advances, the Borrower shall indemnify each Lender against any loss, out-of-pocket cost or expense actually incurred by such Lender as a result of any failure to fulfill on or before the Borrowing Date or the date specified in such Notice of Conversion or Continuation for such Borrowing the applicable conditions set forth in Article III, including any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within [__________]* after receipt thereof.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(e)          Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the Borrowing Date that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Term Share or Pro Rata Incremental Term Share, as applicable, of the Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Term Share or Pro Rata Incremental Term Share, as applicable, of such Borrowing available to the Administrative Agent on the Borrowing Date in accordance with paragraph (a) of this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the Borrowing Date a corresponding amount. If and to the extent that such Lender shall not have so made its share of such Borrowing available to the Administrative Agent, such Lender agrees to immediately pay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall pay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing. If such Lender’s Advance as part of such Borrowing is not made available by such Lender within [__________]* of the Borrowing Date, the Borrower shall repay such defaulting Lender’s share of such Borrowing (together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable during such period to Adjusted Base Rate Advances) to the Administrative Agent not later than [__________]* after receipt of written notice from the Administrative Agent specifying such Lender’s share of such Borrowing that was not made available to the Administrative Agent.

(f)          Lenders Obligations Several. The failure of any Lender to make an Advance to be made by it as part of any Borrowing or to perform any other obligation hereunder shall not relieve any other Lender of its obligation, if any, to make its Advance on the applicable Borrowing Date or perform such other Lender’s obligations hereunder. No Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender on any applicable Borrowing Date or any other Lender’s failure to perform its obligations under any Loan Document.

(g)          Evidence of Indebtedness.

(i)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)         The Administrative Agent shall also maintain accounts in which it will record (A) the amount of each Advance made hereunder, the Class, the Series and Type thereof and the Interest Period with respect thereto, (B) the amount of any principal or interest or other amounts due and payable or to become due and payable from the Borrower to each Lender hereunder, (C) the Term Commitments and Incremental Term Commitments of each Lender and (D) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(iii)        The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be conclusive of the existence and amounts of the Obligations therein recorded absent manifest error; provided that, in the event of any inconsistency between the entries in the accounts maintained pursuant to paragraphs (i) and (ii) above, the entries in the accounts maintained pursuant to paragraph (ii) above shall govern; provided further, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(iv)        Any Lender may request that the Advances owing to such Lender be evidenced by a promissory note (a “Note”). In such event, the Borrower shall execute and deliver to such Lender a Note payable to the order of such Lender and its registered assigns and in form and substance reasonably acceptable to the Administrative Agent and the Borrower. Thereafter, the Advances evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 9.6) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 9.6, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in paragraphs (i) and (ii) above.

Section 2.3           Fees.

(a)          Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the ratable account of the applicable Lenders commitment fees equal to (x) the average daily amount of the Commitments, times (y) the Commitment Fee Rate. The Commitment Fees payable pursuant to this clause (a) are due monthly in arrears on each Distribution Date and on the Maturity Date. The Commitment Fees shall be paid on the dates due, in immediately available Dollars to the Administrative Agent, and shall be promptly distributed by the Administrative Agent to the Lenders in accordance with their Pro Rata Term Shares or Pro Rata Incremental Term Shares, as applicable, and once paid, absent manifest error, the Commitment Fees shall not be refundable under any circumstances.

(b)          Additional Fees. In addition to the Commitment Fees, the Borrower agrees to pay to Macquarie such other fees in the amounts and at the times agreed upon in the Fee Letter (the “Additional Fees”).

Section 2.4           Reduction of the Commitments.

(a)          Optional Commitment Reductions. The Borrower shall have the right, upon at least [__________]* days’ prior irrevocable notice to the Administrative Agent, to terminate in whole or reduce in part the unused portion of the Commitments; provided that each partial reduction of such Commitments of each Class shall be in the minimum aggregate amount of $ [__________]*and in integral multiples of [__________]*in excess thereof (or such lesser amount as may then be remaining). Each partial reduction of Commitments shall be applied ratably among the Lenders in accordance with their Pro Rata Term Shares or Pro Rata Incremental Term Shares, as applicable.

(b)          Mandatory Commitment Reductions. Upon the occurrence of an Originations Reduction Event, any existing Commitments (other than with respect to then outstanding Borrowing requests under Section 2.1) shall be terminated unless the Administrative Agent and the Borrower otherwise agree in writing.

(c)          Reduction of Commitments upon Advances. Upon the making of each Advance, the corresponding Commitments shall be automatically and permanently reduced by the amount of such Advance except as provided in Section 2.6(b)(vii).

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(d)          Reductions or Terminations Permanent. Except as expressly provided otherwise in this Agreement, any reduction or termination of the Commitments pursuant to this Section 2.4 shall be permanent and irrevocable, with no obligation of the Lenders to reinstate such Commitments and the Commitment Fees shall thereafter be computed on the basis of the Commitments as so reduced. The Borrower may not request the establishment of any Incremental Term Commitments or an additional Series, as applicable, pursuant to Section 2.13 following any reduction or termination of any Commitments pursuant to Sections 2.4(a) or 2.4(b). The Administrative Agent shall give each Lender prompt notice of any commitment reduction or termination.

Section 2.5           Interest.

(a)          Interest on Advances. The Borrower shall pay, including (if necessary) from amounts available from the Interest Reserve Amount, interest on the unpaid principal amount of each Advance made by each Lender to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)          Adjusted Base Rate Advances. If such Advance is an Adjusted Base Rate Advance, a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin, payable in arrears on each Interest Payment Date and on the date such Adjusted Base Rate Advance shall be paid in full.

(ii)         Eurodollar Advances. If such Advance is a Eurodollar Advance, a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin, payable in arrears on each Interest Payment Date and on the date such Eurodollar Advance shall be paid in full.

(b)          Additional Interest on Eurodollar Advances. The Borrower shall pay to each Lender, so long as any such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Advance of such Lender, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to [__________]* minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Lender shall be determined by such Lender and notified to the Borrower through the Administrative Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive absent manifest error, and be accompanied by any evidence indicating the need for such additional interest as the Borrower may reasonably request).

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(c)          Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time (calculated after giving affect to all items charged which constitute “interest” under applicable laws, including fees and margin amounts, if applicable) is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

(d)          Default Interest. During the continuance of any Event of Default, the Borrower shall (unless otherwise waived by the Required Lenders) on demand pay additional interest [__________]*.

Section 2.6           Prepayments.

(a)          Optional. Subject to any amounts due hereunder, including Section 2.7, the Borrower may elect to prepay, in whole or in part, Advances constituting part of the same Borrowing, after giving prior written notice of such election by (i) 2:00 p.m. (New York time) at least [__________]* before such prepayment date in the case of Borrowings which are comprised of Eurodollar Advances, and (ii) 2:00 p.m (New York time) on the Business Day of such prepayment, in the case of Borrowings which are comprised of Adjusted Base Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Administrative Agent shall give prompt notice thereof to each Lender and the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid hereunder including pursuant to Section 2.7 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than [__________]* (or such lesser amount as may then be outstanding).

(b)          Mandatory. The Borrower shall prepay Advances owing by them to the Lenders in an amount equal to the following:

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(i)          Impairment Proceeds. Within [__________]* after the date of receipt thereof by the Borrower, the Servicer and/or any Affiliate of the foregoing, an amount equal to [__________]* of any Impairment Proceeds of Financed Assets received by the Borrower, the Servicer and/or any Affiliate of the foregoing shall be applied to the Advances in accordance with Section 2.6(d); provided that if the Borrower, the Servicer and/or any Affiliate of the foregoing notifies the Collateral Agent within such [__________]* period that it intends to repair, replace (including using the proceeds to purchase an alternative or replacement Easement) or restore the Cell Tower damage resulting from such casualty or condemnation, the Borrower shall prepay the Advances within [__________]* of receipt of such Impairment Proceeds by the Borrower, by an amount equal to [__________]* of such Impairment Proceeds less the aggregate amount of paid invoices and receipts provided to Collateral Agent for reasonable out-of-pocket costs and expenses for such repair, replacement, purchase or restoration (and such amounts shall not be disbursed pursuant to Section 5.14(b) pending such repayment of Advances or repair, replacement, purchase or restoration of such Cell Tower).

(ii)         Asset Disposition. Within [__________]* after receipt by the Borrower, the Servicer and/or any Affiliate of the foregoing of Net Cash Proceeds of any Asset Disposition of Financed Assets, whether such Asset Disposition is in one or a series of related transactions, the Borrower shall prepay the Advances by an amount equal to [__________]* of such Net Cash Proceeds, and all such prepayments shall be applied to the Advances in accordance with Section 2.6(d).

(iii)        Debt Incurrence. Within [__________]* after receipt by the Borrower of Net Cash Proceeds of any Debt (other than Permitted Debt), the Borrower shall prepay all of the Advances and all other Obligations owing under the Loan Documents. All such prepayments shall be applied to the Advances in accordance with Section 2.6(d). The provisions of this paragraph (iii) shall not be deemed to be implied consent to the incurrence of any Debt otherwise prohibited by the terms and conditions of this Agreement.

(iv)        Equity Issuances. On the date of receipt by the Borrower of any cash proceeds from a capital contribution to or the issuance or sale of Equity Interests of the Borrower (other than in each case (i) a Relevant Acquisition Equity Investment and (ii) capital contributions or issuances or sales of Equity Interests the proceeds of which are used by the Borrower to purchase Wireless Assets that are not Financed Assets), the Borrower shall prepay the Advances in an aggregate amount equal to [__________]* of such Net Cash Proceeds. All such prepayments shall be applied to the Advances in accordance with Section 2.6(d). The provisions of this paragraph (iv) shall not be deemed to be implied consent to any such issuance or sale otherwise prohibited by the terms and conditions of this Agreement.

(v)         Sale of a Credit Party. Immediately upon any merger, acquisition of all of the equity, or other similar business combination transaction involving any Credit Party, including without limitation, a Change of Control, the Borrower shall prepay all Advances owing by it to the Lenders.

(vi)        Ineligible Assets. [__________]*.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

34

(vii)       Failed Acquisitions. In the event an Advance is made hereunder to fund an Acquisition referred to in clause (ii) of the definition of Relevant Term Acquisition or Relevant Incremental Acquisition, as applicable (an “Acquisition Advance”), and such Acquisition is not consummated within [__________]* of such Acquisition Advance (any Wireless Asset that is the subject of such unconsummated Acquisition, the “Failed Acquisition”), the Borrower shall repay the Advances in an amount equal to the Advances allocable to such Failed Acquisition(s). Upon such repayment(s) the applicable Commitment shall be reinstated in an amount equal to such repayment(s).

(c)          Illegality. If any Lender shall notify the Administrative Agent and the Borrower that any Change in Law makes it unlawful for such Lender or its Applicable Lending Office to make or maintain any Eurodollar Advance made by it that is then outstanding hereunder or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Advance, such Eurodollar Advance shall (i) (A) if not prohibited by any Legal Requirement to be maintained for the duration of the applicable Interest Period, on the last day of such Interest Period or (B) if prohibited by any Legal Requirement to be maintained for the duration of the applicable Interest Period, on the [__________]* following receipt by the Borrower of such notice, be Converted to an Adjusted Base Rate Advance (which shall be deemed to be part of the same Eurodollar Borrowing as the Converted Eurodollar Advance, notwithstanding anything herein to the contrary), and (ii) the right of the Borrower to select Eurodollar Advances from the Lenders hereunder shall be suspended until such Lender shall as soon as practicable notify the Administrative Agent that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and subject to legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(d)          Application of Payments; Effect of Notice of Prepayment. Each payment or prepayment of Advances pursuant to this Section 2.6 or any other provision of this Agreement shall be applied in a manner such that all Advances are paid in whole or ratably in part (with Adjusted Base Rate Advances being paid first and, thereafter, Eurodollar Advances), and such proceeds are applied to pay or prepay all Classes of Advances ratably. All notices given pursuant to this Section 2.6 shall be irrevocable and binding upon the Borrower.

Section 2.7           Funding Losses. If (a) any payment of principal of any Eurodollar Advance is made other than on the last day of the Interest Period for such Advance as a result of any payment pursuant to Section 2.6 or the acceleration of the maturity of the Advances pursuant to Article VII or otherwise or (b) if the Borrower fails to make a principal or interest payment with respect to any Eurodollar Advance on the date such payment is due and payable, the Borrower shall, within [__________]* after any written demand sent by any Lender to the Borrower through the Administrative Agent, pay to Administrative Agent for the account of such Lender any amounts (without duplication of any other amounts payable in respect of breakage costs) estimated by such Lender (with reasonable supporting detail of such calculation estimate, but without demonstration of actual loss) as required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance (but excluding in any event any loss of anticipated profits). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

35

Section 2.8           Increased Costs.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage);

(ii)         subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or any Eurodollar Advance made by it, or change the basis of taxation of payments to such Lender, in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)        impose on any Lender, or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Advances made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered in accordance with subsection (c) below.

(b)          Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender, or any lending office of such Lender, or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender to a level below that which such Lender, or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, policies and the policies of such Lender’s holding company with respect to capital adequacy), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered in accordance with subsection (c) below.

(c)          Certificates for Reimbursement. A certificate of a Lender setting forth (with reasonable supporting detail of its estimate but without demonstration of actual loss) the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay to such Lender, as the case may be, the amount shown as due on any such certificate within [__________]* after receipt thereof.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(d)          Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation.

Section 2.9           Payments and Computations.

(a)          Payment Procedures. The Borrower shall make each payment under this Agreement not later than 12:00 noon (New York time) on the day when due to the Administrative Agent at the Administrative Agent’s Applicable Lending Office in immediately available funds. Each Advance shall be repaid and each payment of interest thereon and all other amounts due hereunder shall be paid in Dollars. Except as set forth in Section 2.10, all payments shall be made without setoff, deduction, or counterclaim. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest, fees and such other amounts ratably (other than amounts payable solely to the Administrative Agent, or a specific Lender pursuant to Section 2.8, or 2.10, but after taking into account payments effected pursuant to Section 9.4) in accordance with each Lender’s Pro Rata Term Share, Pro Rata Incremental Term Share or otherwise as provided herein, as applicable, to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Offices, in each case to be applied in accordance with the terms of Section 2.6(d) of this Agreement.

(b)          Computations. All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Federal Funds Effective Rate or the Eurodollar Rate and of fees shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

(c)          Non-Business Day Payments. Except as otherwise provided for in the definition of “Interest Period”, whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

(d)          Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the greater of the Federal Funds Effective Rate for such day and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

37

Section 2.10         Taxes.

(a)          Payments Free of Taxes. Except as otherwise required by any applicable Legal Requirement, any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by any Legal Requirement to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Legal Requirements.

(b)          Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          Indemnification by the Borrower. The Borrower shall indemnify each Agent, each Lender, and any of their respective Affiliates, within [__________]* after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Agent, such Lender, or such Affiliate, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by an Agent, a Lender or any such Affiliate (in each case with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or any such Related Party, shall be conclusive absent manifest error.

(d)          Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(e)          Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, or as otherwise required by applicable law), whichever of the following is applicable:

(i)          two duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)         two duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)        any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)          Treatment of Certain Refunds. If any Agent or a Lender, determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the written request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender, in the event such Agent or such Lender is required to repay such refund to such Governmental Authority; provided, however that the Borrower shall not be required to repay such Agent or such Lender an amount in excess of the amount paid over by such party to the Borrower pursuant to this Section 2.10(f). This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

39

Section 2.11         Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its Ratable Share, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.12          Applicable Lending Offices. Each Lender may book its Advances at any Applicable Lending Office selected by such Lender and may change its Applicable Lending Office from time to time; provided that no increased costs payable under Section 2.8 would result from such change. All terms of this Agreement shall apply to any such Applicable Lending Office and the Advances shall be deemed held by each Lender for the benefit of such Applicable Lending Office. Each Lender may, by written notice to the Administrative Agent and the Borrower designate replacement or additional Applicable Lending Offices through which Advances will be made by it and for whose account repayments are to be made.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

40

Section 2.13         Incremental Term Commitments. After the date when (i) Term Advances (whether or not outstanding) are in an aggregate principal amount of greater than or equal to [__________]*or (ii) (x) Incremental Term Advances under the immediately preceding Series of Incremental Term Commitments made hereunder (whether or not outstanding) are in an aggregate principal amount of greater than or equal to [__________]*and (y) [__________]*or less of Incremental Term Commitments remain unfunded under such Series, the Borrower may by written notice to the Administrative Agent, elect to request the establishment of one or more series (each, a “Series”) of incremental term commitments (the “Incremental Term Commitments”), in an aggregate principal amount for all Series of Incremental Term Commitments not to exceed [__________]*in the aggregate and not less than [__________]*individually for any Series. Upon receipt of any such notice, the Administrative Agent shall, subject to the other provisions of this section, consider arranging for a syndicate of lenders to provide the Incremental Term Commitments for such new Series, which syndicate may consist of existing Lenders or any other Persons that are Eligible Assignees (each, an “Incremental Term Lender”); provided that any Lender approached to provide all or a portion of the Incremental Term Commitments may elect or decline, in its sole and absolute discretion, to provide an additional Incremental Term Commitment; and, provided further that the establishment of any Series of Incremental Term Commitment will be at the sole and absolute discretion of the Administrative Agent. The Administrative Agent shall respond to any request for an Incremental Term Commitment within [__________]* from the date of such request by the Borrower and shall notify the Borrower whether or not an additional Series of the Incremental Term Commitment will be established; provided that the Borrower’s request to establish such additional Series will be deemed withheld if the Administrative Agent does not respond to such request within [__________]* from the date of such request. If the Administrative Agent agrees to establish an additional Series of Incremental Term Commitments and one or more Incremental Term Lenders notify the Administrative Agent of their decision to provide such additional Incremental Term Commitments, the Administrative Agent shall, if it has approved the establishment of such Incremental Term Commitment, provide written notice to the Borrower and such Incremental Term Lender(s) of the date on which the Incremental Term Commitment of such Series shall be effective, which date shall be within [__________]* of the date of such written notice to the Borrower. Such Incremental Term Commitments of such Series shall become effective as of such date; provided that:

(a)          no Default or Event of Default shall have occurred and be continuing on such date or would result from the effectiveness or funding of such additional Series of Incremental Term Commitments;

(b)          prior to any Borrowing under (i) the first Series of Incremental Term Commitments established hereunder, the existing Term Commitments shall be fully funded and (ii) any subsequent Incremental Term Commitments, any then existing Series of Incremental Term Commitments shall be fully funded;

(c)          any Incremental Term Advances made pursuant to an Incremental Term Commitment on any Borrowing Date shall be made pursuant to the applicable Series of the Incremental Term Commitment for all purposes of this Agreement; provided that all Advances (including any Term Advances and any other Incremental Term Advances) shall rank pari passu in right of payment and as to benefits of Collateral;

(d)          the making of any Series of Incremental Term Advances shall be conditioned on satisfaction of each of the conditions precedent set forth in Section 3.3;

(e)          the Incremental Term Commitments shall be established pursuant to one or more joinder agreements in form and substance satisfactory to the Administrative Agent (each such agreement, a “Joinder Agreement”) and executed and delivered by the Borrower and the Administrative Agent; and

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(f)          the Borrower shall deliver or cause to be delivered any legal opinions (related to basic corporate and enforceability matters with respect to the Joinder Agreement) or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

Section 2.14         Terms and Funding of Incremental Term Advances.

(a)          Terms. The terms and provisions of the Incremental Term Advances and Incremental Term Commitments of any Series shall be identical to the Term Commitments and Term Advances in all respects.

(b)          Funding. On any Borrowing Date on which any Incremental Term Commitments of any Series are effective and with respect to an Incremental Term Borrowing under Section 2.1(b), subject to the satisfaction of the terms and conditions set forth in this Agreement, (i) each Incremental Term Lender of any applicable Series shall make an Incremental Term Advance to the Borrower (an “Incremental Term Advance”) in an amount equal to its Pro Rata Incremental Term Share of the Incremental Term Commitment of such Series, and (ii) each Incremental Term Lender of any applicable Series shall (effective as of the date set forth in its applicable Joinder Agreement) become a Lender hereunder with respect to the Incremental Term Commitment of such Series and the Incremental Term Advance of such Lender made pursuant thereto. The Administrative Agent shall notify all Lenders promptly upon receipt of the Borrower’s notice of each Borrowing Date in respect of a Series of Incremental Term Commitments and the Incremental Term Advances of such Series.

Section 2.15         Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 2.8, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.8 or 2.10, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and out-of-pocket expenses incurred by any Lender in connection with any such designation or assignment; provided that such costs and expenses incurred by any Lender in connection with any such designation or assignment are not greater than amounts payable under Sections 2.8 or 2.10.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(b)          Replacement of Lenders. If (i) any Lender requests compensation under Section 2.8, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10, (iii) any Lender defaults in its obligation to fund Advances hereunder, or (iv) any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that: (A) the Administrative Agent shall have been paid the processing and recording fee specified in Section 9.6; (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.8) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (C) in the case of any such assignment resulting from a claim for compensation under Section 2.8 or payments required to be made pursuant to Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter; and (D) such assignment does not conflict with Legal Requirements. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

EFFECTIVENESS AND CONDITIONS OF LENDING

Section 3.1           Conditions to Signing.

(a)          This Agreement shall become effective upon receipt by the Administrative Agent of each of the following documents, duly executed by all the parties thereto and in form and substance satisfactory to the Administrative Agent in its sole discretion:

(i)          the Credit Agreement;

(ii)         the consent of the Class A Interests of Holdings to the Credit Parties’ entry into this Agreement and the use of proceeds of the Advances as set forth in Section 5.10;

(iii)        the Fee Letter;

(iv)        the Right of First Refusal Agreement; and

(v)         the letter agreement, dated as of the date hereof, by and among the Parent, Intermediate Holdings, the Borrower and Macquarie which, among other things, extends the Exclusivity Period (as defined therein) to September 21, 2012.

(b)          Notwithstanding anything to the contrary contained herein, in the event that the conditions set forth in Section 3.2 below have not been satisfied or with the consent of the Administrative Agent in its sole discretion waived on or prior to September 30, 2012, then this Agreement shall automatically terminate and be of no further force and effect; provided that notwithstanding the foregoing, Sections 3.1(b), 9.4 and 9.5 shall survive such termination in their entirety to the same extent as if the Funding Date had occurred. Each Credit Party agrees that it shall use its best efforts to cause the conditions set forth in Section 3.2 below to be satisfied on or prior to September 30, 2012.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Section 3.2         Conditions Precedent to the Advance for the Initial Wireless Assets. The obligation of each Lender to make the Advance(s) to the Borrower with respect to the Initial Wireless Asset(s) that are Eligible Assets shall be subject to the following conditions precedent on the Borrowing Date (the statements in (w) and (x) below shall be true, and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(a)          the Administrative Agent and the Lenders shall have received (i) each of the Loan Documents (other than the Mortgages which shall be delivered in accordance with Section 5.18), dated on or before such day, duly executed by all the parties thereto and (ii) all of the Schedules and Exhibits to the Credit Agreement, in each case in form and substance satisfactory to the Administrative Agent in its sole discretion;

(b)          the Administrative Agent shall have received:

(i)         (x) certified Organizational Documents for the Borrower and certificates from the appropriate Governmental Authority for the Borrower certifying as to the good standing and existence of the Borrower in its state of formation, and its good standing and qualification, if required, to do business in any other state where it does business and (y) the resolutions of the board of directors, manager or general partner, as the case may be, of the Borrower approving the Loan Documents and the other documents to be delivered by the Borrower under the Loan Documents and the performance of the obligations of the Borrower thereunder. All such documents and the incumbency of each Person executing Loan Documents on behalf of the Borrower must be certified by an appropriate officer for the Borrower;

(ii)        (x) certified Organizational Documents for Intermediate Holdings and certificates from the appropriate Governmental Authority for Intermediate Holdings certifying as to the good standing and existence of Intermediate Holdings in its state of formation, and its good standing and qualification, if required, to do business in any other state where it does business and (y) the resolutions of the board of directors, manager or general partner, as the case may be, of Intermediate Holdings approving the Loan Documents, the Borrower LLC Agreement and the other documents to be delivered by Intermediate Holdings under the Loan Documents and the performance of the obligations of Intermediate Holdings thereunder. All such documents and the incumbency of each Person executing Loan Documents on behalf of Intermediate Holdings must be certified by an appropriate officer for Intermediate Holdings; and

(iii)       (x) certified Organizational Documents for the Servicer and certificates from the appropriate Governmental Authority for the Servicer certifying as to the good standing and existence of the Servicer in its state of formation, and its good standing and qualification, if required, to do business in any other state where it does business and (y) the resolutions of the board of directors, manager or general partner, as the case may be, of the Servicer approving the Servicing Agreement and the performance of the obligations of the Servicer thereunder. All such documents and the incumbency of each Person executing the Servicing Agreement on behalf of the Servicer must be certified by an appropriate officer for the Servicer.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(c)          the Administrative Agent shall have received evidence reasonably satisfactory to the Lenders with respect to the capitalization of the Credit Parties;

(d)         subject to Section 5.18, Acceptable Security Interests shall have been granted with respect to the Collateral subject only to Permitted Liens; provided that the Collateral granted under the Intermediate Holdings Pledge Agreement shall be free and clear of all Liens other than the Lien granted to the Collateral Agent, for the benefit of the Lenders;

(e)          the amendment to the Servicing Agreement shall have been delivered to the Administrative Agent and shall be in full force and effect and in form and substance satisfactory to the Administrative Agent in its sole discretion and shall contain provisions relating to the subordination of such agreement to the rights of the Lenders and Agents under this Agreement and the other Loan Documents and a consent of the collateral assignment of the Borrower’s rights under the Servicing Agreement to the Collateral Agent;

(f)          the Administrative Agent shall have received all other material third party and governmental consents (x) necessary for the ownership and operation of each Initial Wireless Asset (including, without limitation, evidence of proper registration and licensing with the Federal Aviation Administration and the Federal Communications Commission) and (y) in connection with the Loan Documents, in each case duly executed by each party thereto and in form and substance satisfactory to the Administrative Agent in its sole discretion;

(g)         the Administrative Agent shall have received (i) an original, or certified copies of, evidence of insurance (including title insurance for the Initial Wireless Assets) and (ii) originals of customary lender’s loss payee endorsements for all casualty insurance policies and additional insured endorsements for all liability policies, in each case in form and substance reasonably satisfactory to Administrative Agent for all insurance policies covering the Borrower, the Servicer and Wireless Assets acceptable to Administrative Agent;

(h)         the Administrative Agent shall have received (x) a legal opinion from Wuersch & Gering LLP, New York counsel to the Credit Parties (which shall include an opinion regarding no conflict with Holdings’, Intermediate Holdings’ and the Borrower’s Organizational Documents) and (y) a non-consolidation opinion from Haynes & Boone, LLP, special counsel to the Credit Parties, and each such opinion shall be in form and substance satisfactory to the Administrative Agent;

(i)           the Administrative Agent shall have received (i) to the extent available, evidence of at least three (3) rent payments with respect to the Tenant Leases on the Initial Wireless Assets within the nine-month period preceding the date of acquisition of such Initial Wireless Assets (or in the case of Tenant Leases providing for the payment of rent on an annual basis, evidence of the most recent rent payment, or in the case of Tenant Leases providing for payment on a semi-annual basis, evidence of the two (2) most recent rent payments) and (ii) the Borrower’s bank statements for the past three (3) months and a report detailing and reconciling the Cash Collections associated with such bank statements;

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(j)           the Administrative Agent shall have received copies of all documents, financial information and other reports delivered pursuant to the Servicing Agreement;

(k)         since September 30, 2011, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect;

(l)           the Administrative Agent shall have received the Financial Statements and all documentation and related information requested by the Administrative Agent, and all such documentation shall be in form and substance satisfactory to the Administrative Agent;

(m)         there shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Body that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate, materially impairs any of the transactions contemplated by the Loan Documents, or could reasonably be expected to have a Material Adverse Effect;

(n)         the Administrative Agent shall have received UCC financing statements duly authorized by the Credit Parties with respect to all personal property Collateral of the Credit Parties, for filing in all jurisdictions as may be necessary or, in the opinion of the Lenders, desirable, to perfect the security interests created in such Collateral pursuant to the Security Documents (including, without limitation, a fixture filing in the county where each Cell Tower that constitutes Collateral is located in form and substance acceptable to the Collateral Agent);

(o)         the Administrative Agent shall have received (i) an amendment to the Borrower LLC Agreement, duly executed by all the parties thereto, which shall, among other things, require the Equity Interests of the Borrower to be “certificated securities” within the meaning of Section 8-102(a)(4) of the UCC and (ii) an amendment to the Intermediate Holdings LLC Agreement, in each case in form and substance satisfactory to the Administrative Agent in its sole discretion;

(p)         the Administrative Agent shall have received the certificates (which certificates shall be accompanied by instruments of transfer or assignment duly endorsed in blank and otherwise in form and substance satisfactory to the Administrative Agent) representing all of the Equity Interests of the Borrower which are owned by Intermediate Holdings and pledged pursuant to the Intermediate Holdings Pledge Agreement;

(q)         the Administrative Agent shall have received evidence that each Credit Party has authorized and shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument, and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Administrative Agent to perfect its security in the Collateral;

(r)          the Administrative Agent shall be satisfied with the cash management arrangements of the Borrower and shall have received evidence that all payments that it will receive from Tenant Lessees and/or the owner of the real estate underlying an Easement, in each case, will be directed to the Operating Account;

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(s)          the Administrative Agent shall have received evidence that the Borrower has sent notices to the Tenant Lessees of the Initial Wireless Assets regarding the redirection of all Tenant Lease payments to the Operating Account;

(t)          the Administrative Agent shall have received all information requested from the Borrower to demonstrate compliance with the PATRIOT Act;

(u)         the Administrative Agent shall be satisfied, in its sole discretion, with its business, accounting and legal due diligence relating to the Parent and its Subsidiaries, the Wireless Assets (including without limitation the Initial Wireless Assets) and any other matters relating to the foregoing;

(v)         the Borrower shall have paid all fees and expenses (including attorney’s fees) due and payable on or prior to the expected date of the initial Advance under this Agreement (whether or not such Advance is made); provided that such fees and expenses may be deducted from the proceeds of the initial Advance hereunder (if any);

(w)         the representations and warranties contained in Article IV and in each other Loan Document and all certifications provided thereunder are correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds from such Borrowing, as though made on, and as of such date, except (i) to the extent that such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date and (ii) to the extent such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects;

(x)          no Default or Event of Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom;

(y)         the Administrative Agent shall have received a Notice of Borrowing duly executed by the Borrower;

(z)          the Administrative Agent shall have received an Advance Rate Certificate satisfactory to the Administrative Agent in its sole discretion demonstrating that the requested Borrowing together with all other outstanding Advances will not exceed the Advance Rate as of the requested Borrowing Date;

(aa)        the Administrative Agent shall have received evidence that the Borrower has acquired the applicable Initial Wireless Assets;

(bb)       the Administrative Agent shall have received a Wireless Asset Report for all of the Wireless Assets owned by the Borrower on the Funding Date together with the Owner’s Title Insurance Policy and a lender’s mezzanine endorsement in form and substance acceptable to the Collateral Agent relating to such Wireless Assets;

(cc)       subject to Section 3.2(ff), the documentation for the Initial Wireless Assets (including the Easements and Tenant Leases with respect to such Initial Wireless Assets) shall demonstrate to the Administrative Agent in its sole discretion that the Initial Wireless Assets are Eligible Assets;

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(dd)       the Borrower shall deliver to the Administrative Agent duly executed copies of all documentation evidencing the transfer to the Borrower of the applicable Initial Wireless Asset(s) (including evidence of the recording of the relevant Easement(s) with respect to such Wireless Asset(s) and the assignments of the underlying leases in the real estate registry of the applicable Governmental Authority real estate records) and the related Tenant Leases and all the foregoing documentation shall be in form and substance satisfactory to the Administrative Agent in its sole discretion

(ee)       the Administrative Agent shall have received a solvency certificate from the Credit Parties dated as of the Funding Date and addressed to the Administrative Agent and Lenders, in form, scope and substance satisfactory to the Administrative Agent in its sole discretion, demonstrating that after giving effect to the consummation of the transactions contemplated under the Loan Documents and the Borrowings to be made on the Funding Date, each Credit Party is and will be Solvent;

(ff)         each Initial Wireless Asset that is being used to set or is being included in the Advance Rate for such Borrowing satisfies the criteria set forth on Schedule 1.1(b) (except as expressly and conspicuously identified in a written notice to the Administrative Agent (an “Exception Notice”) and the Borrower has made a certification to the Agents and the Lenders to such effect (it being understood that the Administrative Agent may (in its sole and absolute discretion) waive any non-compliance with such criteria on behalf of the Agents and Lenders);

(gg)       the Reserve Account shall have been established and the Interest Reserve Amount shall have been deposited in the Reserve Account; provided that the Interest Reserve Amount may be deducted from the proceeds of the initial Advance made hereunder; and

(hh)       at the time of and after giving effect to the Borrowing and any Acquisition(s) to be consummated using the proceeds of such Borrowing, the Borrower is in pro forma compliance with the financial covenant set forth in Section 6.13.

Section 3.3         Conditions Precedent to Each Advance other than with respect to the Initial Wireless Assets. The obligation of each Lender to make its Advance on the occasion of each requested Borrowing (after the initial Borrowing), shall be subject to the following conditions precedent on the Borrowing Date (the following statements in (a) and (b) below shall be true, and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(a)         the representations and warranties contained in Article IV and in each other Loan Document and all certifications provided thereunder are correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds from such Borrowing, as though made on, and as of such date, except (i) to the extent that such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date and (ii) to the extent such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects;

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(b)         no Default or Event of Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom;

(c)         the Administrative Agent shall have received a Notice of Borrowing duly executed by the Borrower;

(d)         the Borrower has previously consummated the Relevant Acquisitions included in the Advance Rate as of the date of the Borrower or (subject to Section 2.1) will acquire such Relevant Acquisition substantially contemporaneously with such Borrowing;

(e)         the Administrative Agent shall have received a Wireless Asset Report for all of the Wireless Assets owned by the Borrower on the date of such Borrowing and/or, to the extent applicable, to be purchased using the proceeds of such Borrowing and including a breakdown of the Relevant Acquisitions;

(f)          at the time of and after giving effect to the Borrowing and any Acquisition(s) to be consummated using the proceeds of such Borrowing, the Borrower is in pro forma compliance with the financial covenant set forth in Section 6.13;

(g)         the Administrative Agent shall have received an Advance Rate Certificate satisfactory to the Administrative Agent in its sole discretion demonstrating that the requested Borrowing together with all other outstanding Advances will not exceed the Advance Rate as of the requested Borrowing Date after giving effect to any Acquisition(s) to be consummated using the proceeds of such Borrowing;

(h)         the deeds, Easements, lease assignments, lease agreements and other acquisition documentation underlying the Relevant Acquisitions relating to such Borrowing shall comply with the applicable requirements of Schedule 1.1(b) or be in such form as may be consented to by the Administrative Agent (which consent may be withheld in its sole and absolute discretion) and shall be delivered to the Administrative Agent at least [__________]* prior to the date of such Borrowing; provided that, in the event the proceeds of such Borrowing are to be used to effect an Acquisition (x) the Borrower may deliver substantially final forms of such documentation with respect to such Acquisition to the Administrative Agent at least [__________]* prior to the date of such Borrowing to satisfy the requirements of this clause (h) and (y) the Borrower shall deliver executed copies of such documentation on or prior to the date of such Borrowing along with (1) a comparison of such executed documentation against the documentation delivered under clause (x) detailing any changes made subsequent to delivery of such documentation under clause (x) and (2) a certificate of a Responsible Officer that no such changes are adverse to the Borrower or the Secured Parties;

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(i)          the Administrative Agent shall have received a copy of the final diligence reports or summaries, including the credit memo delivered to or prepared by the Borrower associated with the Wireless Assets underlying the Relevant Acquisitions relating to such Borrowing on the earlier of (x) the date of receipt of such documents by the Borrower, the Servicer and/or any Affiliate of the foregoing and (y) [__________]* prior to making of the Advance including evidence of the relevant Acquisition Purchase Prices of such Relevant Acquisitions and related transaction costs (i.e., cancelled checks, wire transfer reports, etc.) and a certificate of a Responsible Officer that (x) the foregoing materials are true, correct and complete and (y) the Borrower has complied with its internal audit and diligence checklist requirements to a substantially similar extent as the internal audit and diligence checklist requirements used in connection with the acquisition of the Initial Wireless Assets and disclosed to the Administrative Agent prior to the date of this Agreement;

(j)          the Administrative Agent shall have received (x) evidence that the Borrower has acquired the applicable Wireless Assets or (y) if the proceeds of such Borrowing are to be used to consummate an Acquisition, evidence that all conditions precedent to consummating such Acquisition have been satisfied on or prior to the date of such Borrowing;

(k)         subject to Section 3.3(m), the Borrower shall deliver to the Administrative Agent duly executed copies of all documentation evidencing the acquisition by the Borrower of the Wireless Asset(s) included in the calculation of the Advance Rate (including the Easements and Tenant Leases with respect to such Wireless Assets) and such documentation shall demonstrate to the Administrative Agent in its sole discretion that such Wireless Assets are Eligible Assets;

(l)          the Borrower shall deliver a copy of the Owner’s Title Insurance Policy together with a lender’s mezzanine endorsement in form and substance acceptable to the Collateral Agent relating to all Wireless Asset(s) included in the calculation of the Advance Rate; and

(m)         each Wireless Asset that is being used to set the Advance Rate for such Borrowing satisfies the criteria set forth on Schedule 1.1(b) (except as expressly and conspicuously identified in a written notice to the Administrative Agent (an “Exception Notice”)) and the Borrower has made a certification to the Agents and the Lenders to such effect (it being understood that the Administrative Agent may (in its sole discretion) waive any non-compliance with such criteria on behalf of the Agents and Lenders).

Section 3.4         Determinations Under Sections 3.1, 3.2 and 3.3. For purposes of determining compliance with the conditions specified in Sections 3.1, 3.2 and 3.3, each Agent and each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document that has been provided or made available under such Sections or other matter required thereunder to be consented to or approved by or acceptable or completed at such time to the extent that the Administrative Agent shall have consented to, waived or approved or determined to be acceptable or to be satisfied with such compliance.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 4.1         Existence. The Borrower is duly formed, validly existing, and in good standing under the laws of the state of its formation and, in each jurisdiction where such concept is relevant, is in good standing and is qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification and where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

Section 4.2         Power and Authority.  The Borrower has the requisite power and authority to own its assets and carry on its business as currently conducted and as contemplated to be conducted, and to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution, delivery, and performance by the Borrower of the other Loan Documents and the consummation of the transactions contemplated thereby (a) have been duly authorized by all necessary organizational action, (b) do not and will not (i) contravene the terms of the Borrower’s Organizational Documents, (ii) violate any material Legal Requirement, or (iii) conflict with or result in any breach or contravention of, or the creation of any Lien, other than Permitted Liens, under (A) the provisions of any Tenant Lease, or any other indenture, instrument or agreement to which the Borrower is a party or is subject, or by which it, or its Property, is bound or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its Property is subject.

Section 4.3        Authorization and Approvals.  No material authorization, approval, consent, exemption, or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required on the part of the Borrower in connection with the execution, delivery and performance by, or enforcement against, the Borrower of any Loan Document or the consummation of the transactions contemplated thereby, including the grant by the Borrower of the Liens in the Collateral, the perfection of such Liens or the exercise by any Agent or any Lender of its rights and remedies with respect thereto, except (a) actions by, and notices to or filings with, Governmental Authorities that may be required in the ordinary course of business from time to time, (b) those that will have been made or obtained and that will be in full force and effect on the Funding Date (or after the Funding Date in accordance with Section 5.18), and (c) those that may be required to comply with the express requirements of the Loan Documents from time to time (including to release existing Liens on the Collateral or to comply with requirements to perfect, and/or maintain the perfection of, Liens created for the benefit of the Secured Parties).

Section 4.4        Enforceable Obligations.  Each Loan Document, when delivered hereunder, will have been, duly authorized, executed and delivered by the Credit Parties. Each Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Credit Parties, enforceable against the Credit Parties in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar law affecting creditors’ rights generally or general principles of equity.

Section 4.5         Financial Statements; No Material Adverse Effect.

(a)         The Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(b)         Each Wireless Asset Report and Monthly Report Package submitted pursuant to this Agreement, after review by a Responsible Officer, is to such officer’s knowledge true and correct in all material respects as of the date of such submission.

(c)         Since September 30, 2011, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.6        Disclosure.  All written factual information (other than projections and other forward-looking information) furnished by or on behalf of the Borrower to the Agents or any Lender in connection with any Loan Document or included therein or delivered pursuant thereto, when taken as whole do not contain, on the date when made, any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 4.7         Litigation.  There are no actions, suits, proceedings or, to the knowledge of any Responsible Officer, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or against any of its properties or revenues (a) with respect to this Agreement or any other Loan Document or (b) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.8         Compliance With Laws.  None of the Credit Parties or any of their properties is in violation of, nor will the holding or continued operation of their properties as currently held or conducted violate, any Legal Requirement (including any Environmental Law) or material contractual obligation or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority where such violation or default could reasonably be expected to result in a Material Adverse Effect.

Section 4.9         No Default.  No Default has occurred or is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 4.10      Material Agreements.  The Tenant Leases, Easements and the Loan Documents are the only agreements in effect on the Funding Date which provide for material rights in favor of the Borrower or include any material obligations of the Borrower.

Section 4.11       Condition of Properties. (a) The Borrower has good record and marketable title in fee simple to, or leasehold or easement interests in, all real property necessary in the ordinary conduct of its business as currently conducted and/or as contemplated to be conducted (including all Easements and Tenant Leases), except for such non-material defects in title that do not interfere with its ability to conduct its business as currently conducted and/or as contemplated to be conducted, or to utilize such properties and assets for their intended purposes. All such properties are subject to no Liens, other than Permitted Liens.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(a)         All Easements and Tenant Leases are in full force and effect, and the Borrower, and to the Borrower’s knowledge, the Servicer and to the extent of the actual knowledge of any Responsible Officer, each predecessor landlord, owner and tenant under such Tenant Leases, has complied with all material obligations under all Tenant Leases to which such Person is or was a party. All Easements and Tenant Leases are subject to no Liens, other than Permitted Liens.

Section 4.12       Environmental Compliance.

(a)         The Borrower is not the subject of any pending or to the knowledge of the Borrower or any Responsible Officer, threatened Environmental Claim, the Borrower is not subject to any order pursuant to any Environmental Law, and to the knowledge of the Borrower there are no facts or circumstances that are reasonably likely to result in any material Environmental Claim or any order pursuant to any Environmental Law.

(b)         The Borrower is not in violation of any applicable Environmental Laws in any material respect.

(c)         The Borrower has obtained all material Environmental Permits necessary for the use, occupancy and operation of the Properties owned or leased by it or to be acquired by it pursuant to an Acquisition, such Environmental Permits are in full force and effect in all material respects, and the Borrower is not in violation of such Environmental Permits in any material respect.

(d)         The Borrower (i) is not the subject of any pending or its knowledge threatened Governmental Proceeding by or before any Governmental Authority seeking to revoke, terminate or impose any material limitation on any of the Environmental Permits and (ii) has not received any written notice from any Governmental Authority of any non-compliance with or violation of any material Environmental Permit that, if left uncured, would be reasonably expected to result in the revocation or termination of such Environmental Permit.

(e)         There has been no Release of Hazardous Material at or from any Property by the Borrower, any other person including any of its predecessors in interest or any tenants thereof or, to the knowledge of the Borrower during the period of ownership, lease, operation or occupation by the Borrower, any of its predecessors in interest or any tenants thereof, at or from any real property formerly owned, leased, operated or occupied by the Borrower, in each case in amounts or in a manner requiring investigation or remediation under any Environmental Law or that could reasonably be expected to give rise to any material liability under Environmental Laws.

(f)          The Borrower is not conducting or funding any investigation or remediation of any release of Hazardous Material.

(g)         The Borrower does not own or operate and has not owned or operated, any underground storage tanks that are used for or have been used for the storage, treatment or disposal of any Hazardous Material.

Section 4.13       Insurance.

(a)         Schedule 4.13 sets forth a true, complete and correct description of all insurance maintained by the Borrower as of the Funding Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(b)         Except as set forth on Schedule 4.13, the properties of the Borrower are insured (including title insurance and general liability insurance) with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates and plans to operate.

Section 4.14       Taxes.  Each Credit Party has filed all material Federal, state and other tax returns and reports required to be filed, and have paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with and to the extent required by GAAP. There is no proposed tax assessment against any Credit Party that, if made, would reasonably be expected to have a Material Adverse Effect.

Section 4.15       ERISA Compliance.

(a)         The Borrower does not maintain or contribute to, or have any obligation under, any Benefit Plans. The Borrower has not sponsored, maintained, contributed to or been obligated to contribute to any Benefit Plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA within the five years prior to the Funding Date. The Borrower is not and will not be (i) a Benefit Plan, (ii) a “plan” within the meaning of Section 4975(e) of the Code, or (iii) a “governmental plan” within the meaning of Section 3(32) of ERISA.

(b)         The Commitments and Advances by Lenders to the Borrower will not violate ERISA, nor constitute a prohibited transaction under ERISA. The assets of the Borrower do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. § 2510.3-101. Transactions by or with the Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of fiduciaries with respect to governmental plans. The Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Administrative Agent of any of the Lenders’ rights under this Agreement, or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.

Section 4.16       Security Interest.  The provisions of the Security Documents are sufficient to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a valid and enforceable security interest in the Collateral and, (x) when financing statements in appropriate form are properly filed in the offices specified on Schedule 1 to the Security Agreement, the Collateral Agent shall have a first priority perfected security interest in all right, title and interest of the grantors thereunder in such portion of the Collateral in which a security interest may be perfected by the proper filing of a financing statement under the applicable UCC, and (y) with respect to the Mortgages, when such Mortgages are filed as provided in Section 5.18, the Collateral Agent shall have a perfected security interest in such Wireless Assets, in each case prior and superior in right to any other Person, other than Permitted Priority Liens (with respect to the foregoing clause (x)) and Permitted Liens (with respect to the foregoing clause (y)). Upon the Collateral Agent’s receipt of the certificates representing the Equity Interests of the Borrower, the Collateral Agent shall have a first priority perfected security interest in all right, title and interest of Intermediate Holdings in such Equity Interests, in each case prior and superior in right to any other Person.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Section 4.17       Accounts With Financial Institutions.  The Borrower does not maintain any accounts of any kind with financial institutions except for the Approved Accounts and each such account is subject to an Account Control Agreement.

Section 4.18       Use of Proceeds.  The Borrower has not used and will not use the proceeds of Advances for any purpose other than a permitted purpose set forth in Section 5.10.

Section 4.19       Solvency.  As of the date of each Advance, immediately following the making of each Advance and after giving effect to the application of the proceeds of each Advance, each Credit Party is and will be Solvent.

Section 4.20       Margin Regulations.  The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of and in violation of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any margin stock (within the meaning of Regulation U) or to refinance any Debt originally incurred for such purpose, or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Federal Reserve Board, including Regulation T, U or X.

Section 4.21       Investment Company Act.  Neither the Borrower nor any Person directly or indirectly controlling the Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 4.22       Names and Locations.  As of the Funding Date, Schedule 4.22 sets forth (a) each Credit Party’s legal name and all other names (including trade names, fictitious names and business names) under which such Credit Party currently conducts business, or has at any time during the past five years conducted business, (b) each Credit Party’s organizational identification number and its state of organization or specifically designates that one does not exist and (c) the location of all offices of each Credit Party.

Section 4.23       Subsidiaries/Existing Business.  The Borrower does not own any Subsidiaries or any Equity Interests in another Person. Other than acquiring the Initial Wireless Assets and executing the Loan Documents, the Borrower has not engaged in any activity prior to the Funding Date.

Section 4.24       Patriot Act.  The Credit Parties are in compliance in all material respects with applicable “know-your-customer” and anti-money laundering rules and regulations including, but not limited to, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, and herein called the “PATRIOT Act”). No part of the proceeds of the extensions of credit hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the federal Foreign Corrupt Practices Act of 1977.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Section 4.25       Initial Wireless Assets.  Schedule 1.1(a) sets forth a true and complete list of the Initial Wireless Assets to be financed by the Lenders and all of the information set forth therein (including the Acquisition Purchase Prices) is true and correct.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as the Advances or any amount under any Loan Document (other than Contingent Obligations) shall remain unpaid or any Lender shall have any Commitment hereunder, unless the Required Lenders shall otherwise consent in writing, the Borrower shall, and shall cause any other Credit Party to, if applicable:

Section 5.1         Preservation of Existence, Etc. (a) preserve, renew and maintain in full force and effect its legal existence and, in each jurisdiction where such concept is relevant, in good standing under the Legal Requirements of the jurisdiction of its formation, (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, take all reasonable action to obtain, preserve, renew, extend, maintain and keep in full force and effect all rights, privileges, permits, licenses, authorizations and franchises necessary in the normal conduct of its business, and (c) qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties to the extent the failure to qualify could reasonably be expected to have a Material Adverse Effect.

Section 5.2        Compliance With Laws, Etc.  Comply with all Legal Requirements (including ERISA, all Environmental Laws, and Section 521 of the Code) and contractual obligations applicable to it or to its business or property, except in such instances in which such Legal Requirement is being contested in good faith by appropriate proceedings diligently conducted, and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.3         Maintenance of Property.  Use commercially reasonable efforts to maintain and preserve all of its tangible Property and collect all Scheduled Lease Payments in accordance with the standards of a prudent owner and/or operator of Cell Towers and Wireless Assets.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Section 5.4         Maintenance of Insurance.

(a)         (i) Maintain customary insurance policies (including title insurance, casualty and general liability insurance) and cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement in the case of all casualty insurance and a customary additional insured endorsement in the case of all liability insurance, in form and substance reasonably satisfactory to Collateral Agent, and if not covered by the same endorsement, any policy additions or amendments, or new policies with respect to any newly acquired Wireless Asset prior to the date of acquisition thereof, which endorsement shall provide that, from and after the Funding Date or on the date of Acquisition with respect to Acquisitions, if the insurance carrier shall have received written notice from the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower under such policies directly to the Collateral Agent; (ii) deliver original or certified copies of, or an evidence of insurance as to coverage under, all such policies to the Collateral Agent on the Funding Date or on the date of Acquisition with respect to Acquisitions after the Funding Date; (iii) cause each such policy to provide that it shall not be canceled, modified or not renewed upon not less than [__________]* prior written notice thereof by the insurer to Collateral Agent; and (iv) deliver to Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of, or an evidence of insurance as to coverage under, a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to Collateral Agent) together with evidence reasonably satisfactory to Collateral Agent of payment of the premium therefor.

(b)         Apply any proceeds received from any policies of insurance relating to any Collateral to the Obligations as set forth in Section 2.6(b).

Section 5.5         Payment of Taxes, Etc. Pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property before the same shall become delinquent or in default, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with and to the extent required by GAAP are being maintained by the Borrower and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a material Lien or (ii) the Borrower’s right to use its Property is not materially adversely affected by such non-payment and there is no risk of forfeiture of such Property.

Section 5.6         Reporting Requirements.  Deliver, or cause to be delivered to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent:

(a)         Annual Financials. As soon as available and in any event not later than ninety (90) days after the end of each Fiscal Year (beginning with the Fiscal Year ending September 30, 2012), copies of (i) annual unaudited financial statements of the Borrower certified by a Responsible Officer to his/her knowledge as fairly presenting the financial condition of the Borrower and setting forth a reconciliation to the previously provided budget delivered pursuant to Section 5.6(g) and (ii) annual unaudited consolidated financial statements of Holdings certified by a senior officer to his/her knowledge as fairly presenting the financial condition of Holdings and its Subsidiaries.

(b)         Quarterly Financials. As soon as available and in any event not later than forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter of each Fiscal Year), (i) quarterly unaudited financial statements of the Borrower certified by a Responsible Officer to his/her knowledge as fairly presenting the financial condition of the Borrower, subject to year-end adjustments and (ii) quarterly unaudited consolidated financial statements of Holdings certified by a senior officer to his/her knowledge as fairly presenting the financial condition of the Credit Parties, subject to year-end adjustments;

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(c)         Monthly Financials. As soon as available and in any event not later than [__________]* after the end of each month, commencing with the month ending October 31, 2012, (i) monthly unaudited consolidated financial statements of the Borrower certified by a Responsible Officer to their knowledge as fairly presenting the financial condition of the Borrower and (ii) monthly unaudited financial statements of Holdings certified by a senior officer to their knowledge as fairly presenting the financial condition of the Credit Parties;

(d)         Compliance Certificates. Concurrently with the delivery of the financial statements referred to in Section 5.6(b), and with the delivery of the Wireless Asset Report for the fourth Fiscal Quarter, quarterly financial covenant Compliance Certificates, certified by a Responsible Officer as fairly demonstrating such financial covenant compliance;

(e)         Monthly Wireless Asset Report. As soon as available and in any event within ten (10) days after the end of each calendar month, a Wireless Asset Report; provided that the delivery of a Wireless Asset Report in connection with any Borrowing during such calendar month shall satisfy the requirement to deliver a Wireless Asset Report pursuant to this clause (e);

(f)          Monthly Report Package. As soon as available and in any event within ten (10) days after the end of each calendar month, (i) a Monthly Report Package and (ii) a certificate setting forth the amounts to be paid pursuant to Section 5.14(b) and reasonable supporting documentation therefor;

(g)         Budget. As soon as available and in any event no later than thirty (30) days prior to the beginning of each Fiscal Year, a budget of the Borrower for such Fiscal Year in a form reasonably satisfactory to the Administrative Agent;

(h)         USA PATRIOT Act. Promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(i)           Insurance Reports. At least once in each Fiscal Year, a report evidencing payment in full of the premiums for such insurance required under Section 5.4. Promptly after any material change to any insurance in place with respect to the Properties, certificates, reports, and/or other information (all in form and substance reasonably satisfactory to the Administrative Agent) outlining all material insurance coverage changed as of the date thereof by the Borrower; and

(j)           Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Parent to its security holders acting in such capacity or by any Subsidiary of Parent to its equity holders, bondholders or holders of any other of its securities acting in such capacity or by any Subsidiary of Parent to its security holders other than Parent or another Subsidiary of Parent, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Parent or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority, (iii) all press releases and other statements made available generally by Parent or any of its Subsidiaries to the public concerning material developments in the business of Parent or any of its Subsidiaries, and (B) any other information respecting the business or Properties, or the financial condition or results of operations of any Credit Party, the Servicer or Parent as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

58

Section 5.7         Other Notices.  Deliver to the Administrative Agent prompt written notice of the following:

(a)         Defaults. The occurrence of (i) any Default or Event of Default, (ii) default under any Easement or Tenant Lease, or (iii) any Debt of the Borrower in excess of [__________]* being declared due and payable before its expressed maturity, or any holder of such Indebtedness in excess of [__________]* having the right to declare such Debt due and payable before its expressed maturity, because of the occurrence of any default (or any event which, with notice and/or the lapse of time, shall constitute any such default) under such Debt;

(b)         Litigation. The filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Credit Party, or any material development in any such action, suit, proceeding, that is in excess of [__________]*;

(c)         Environmental Notices/Liens. Receipt of any notice, summons, or citation received from any Governmental Authority or any other Person, concerning (i) material violations or alleged violations of Environmental Laws, which seeks or threatens to impose an uninsured liability therefor in excess of [__________]*, (ii) any material action or omission on the part of any Credit Party in connection with Hazardous Material that is reasonably likely to result in an uninsured Environmental Liability in excess of [__________]*, (iii) any notice of potential responsibility or liability under any Environmental Law if such responsibility or liability is uninsured and would reasonably be expected to exceed [__________]*, or (iv) the filing of a Lien other than a Permitted Lien in connection with any alleged violation of Environmental Laws by any Credit Party which is uninsured, upon or against any of its leased or owned material Property, wherever located;

(d)         Insurance. Furnish to the Collateral Agent prompt written notice of any material correspondence received by the Borrower from any insurer with respect to any denial of a claim under or cancellation of insurance maintained in accordance with Section 5.4 that could reasonably be expected to have a Material Adverse Effect;

(e)          Casualties and Takings. Any actual or constructive loss by reason of fire, explosion, theft or other casualty of any Property of any Credit Party or any taking of title to, or the use of, any Wireless Assets pursuant to eminent domain or condemnation proceedings or any settlement or compromise thereof, in each case, with a value equal to or greater than [__________]*, and a certificate of a Responsible Officer of the Borrower describing to its knowledge the nature and status of such occurrence; and

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(f)          Material Changes. Any development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.7(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 5.8         Books and Records; Inspection. (a) Keep proper records and books of account in which full, true and correct entries, in all material respects, will be made in accordance with GAAP, reflecting all financial transactions and matters involving the assets and business of the Credit Parties; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Credit Parties; (c) from time-to-time during regular business hours and upon reasonable prior notice, (i) permit representatives and independent contractors of the Collateral Agent to visit and inspect any of its Properties, (ii) to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and (iii) to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants and the Servicer, at the expense of the Borrower at any time during the continuation of any Event of Default, and at any time prior to the occurrence of any Event of Default such visits, examinations, copies and discussions shall occur at the expense of the Borrower not more than once in any 12-month period, and at the expense of the Lenders not more than quarterly, and in all cases at reasonable times during normal business hours and upon reasonable advance notice to the Borrower; (d) during the continuance of an Event of Default, during regular business hours and upon reasonable prior notice, permit the Collateral Agent, at the expense of the Borrower to conduct, or hire a third party to conduct, on behalf of the Secured Parties, a general audit, a field audit or on-site inspection of the properties of the Borrower constituting Wireless Assets, including appraisal reports in form and substance and from appraisers reasonably satisfactory to the Collateral Agent, stating the then current values of all or any portion of the Collateral; and (e) during regular business hours and upon reasonable prior notice, permit the Collateral Agent, at its expense (unless an Event of Default exists, in which case at the expense of the Borrower), not more often than quarterly and at such times as may reasonably be requested by either Agent, to examine such documents and records of the Credit Parties as requested by either Agent that relate to the Property of any Credit Party or the valuation of Property of the Borrower constituting Wireless Assets. The Collateral Agent agrees to conduct the audits described in clause (d) above as specified and to provide copies of each report obtained by the Collateral Agent as a result thereof to the Administrative Agent and the Lenders.

Section 5.9         Lender Meetings.  The Borrower will, upon the request of Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent; provided that such meeting may be held telephonically if agreed to by the Administrative Agent in its sole discretion.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Section 5.10       Use of Proceeds. Use, or cause to be used, the proceeds of the Advances, subject to the other terms of this Agreement, solely as follows:

(a)          in the case of the initial Term Advance hereunder (w) in accordance with the use of proceeds set forth in Schedule 5.10 (a portion of which may be distributed to Intermediate Holdings for further distribution to the Parent in accordance with Schedule 5.10 (the “Parent Distribution”)), (x) to pay Additional Fees and other costs and expenses in connection with the transactions contemplated under this Agreement (including the fees and expenses of counsel to the Administrative Agent), (y) to fund the Interest Reserve Amount and (z) to retain the remaining proceeds of the initial Term Advance after application in accordance with the foregoing clauses (w), (x) and (y) in the Operating Account to be applied in accordance with Section 5.14(b); and

(b)         in the case of all Advances other than the initial Term Advance hereunder to (x) fund the purchase of future Relevant Acquisitions and (y) be deposited in the Operating Account to be applied in accordance with Section 5.14(b).

For the avoidance of doubt, the making of all Advances shall be subject in all respects to the terms of this Agreement, including Section 2.1.

Section 5.11        Collateral Security Arrangements.

(a)         At all times the Borrower shall grant Acceptable Security Interests in all of its personal property.

(b)         Each Mortgage executed pursuant to the terms of this Agreement shall be sufficient to create for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in the Mortgaged Property described therein and intended to be subject to the Liens created thereby and, when appropriate filings or registrations are made with the county clerk of each county where such Mortgaged Property is located or such other Person as may be required by local law, the Collateral Agent shall have a valid perfected Lien on all right, title and interest of the Borrower named as debtor or mortgagor or assignor thereunder in the applicable Mortgaged Property, prior and superior in right to any other Person, other than Permitted Priority Liens.

(c)         The Servicing Agreement must at all times require the Servicer to instruct, and the Servicer must at all times have instructed, all Tenant Lessees for Wireless Assets to make their payments directly and solely to the Operating Account. If the Borrower and/or the Servicer shall receive any monies, checks, notes, drafts or any other payments relating to and/or proceeds of Tenant Leases of Wireless Assets or other Collateral which are not deposited in the Operating Account, then the Borrower shall cause such Person to hold such instrument or funds in trust for the Collateral Agent, and shall promptly remit the same or cause the same to be remitted, in kind, to the Operating Account.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

61

Section 5.12      Further Assurances in General.  Execute any and all further documents, financing statements, mortgages, agreements and instruments, and take all such further actions (including the modifications of Exhibits and Schedules reasonably satisfactory to Administrative Agent and Borrower (and related defined terms in this Agreement), and filing and recording of mortgages, financing or continuation statements or amendments thereto (or similar documents required by any laws of any applicable jurisdiction), fixture filings and other documents), required under any Legal Requirement, or which the Administrative Agent or the Collateral Agent may reasonably request, all at the expense of the Borrower, in order to grant and perfect an Acceptable Security Interest in the Collateral. The Borrower also agrees to provide to the Collateral Agent, from time to time upon reasonable request by the Collateral Agent, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created by the Security Documents. The Borrower agrees not to effect or permit any change referred to in Section 5.7(e) unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have, and the Borrower agrees to take all necessary action to ensure that the Collateral Agent does continue at all times to have, a valid and perfected security interest in all the Collateral.

Section 5.13       Principal Documents.  Maintain and perform, in all material respects, all of its obligations under the Principal Documents.

Section 5.14       Collections.

(a)         Cash Collections. All Tenant Lessees and all other Persons (other than the Lenders and Agents) remitting funds to the Borrower shall be instructed to remit or deposit all Cash Collections and all other amounts due to the Borrower under the Tenant Leases or otherwise to the Operating Account, and if the Tenant Lessees or such other Persons do not follow said instructions, the Borrower and/or the Servicer shall cause all such cash collections and all other amounts to be immediately deposited into the Operating Account.

(b)         Distribution Date Waterfall. On each Distribution Date the Borrower shall withdraw and distribute amounts on deposit in the Operating Account in accordance with clauses (i) through (vi) below, for distribution in the following order of priority:

(i)         to the Agents for the payment of (i) accrued but unpaid Commitment Fees, Additional Fees and other fees and amounts due and owing to the Agents and/or the Lenders in respect of any Loan Document as of such Distribution Date and (ii) other expenses due and owing to the Agents as of such Distribution Date;

(ii)        to the Reserve Account, an amount (if any) needed to ensure that such account holds an amount equal to the Interest Expense required to be paid for the Interest Payment Date immediately following such Distribution Date;

(iii)       to the Administrative Agent to prepay Advances outstanding under this Agreement in an amount equal to the excess (if any) of (x) the outstanding principal amount of the Advances at such time over (y) the Advance Rate as determined by the most recently delivered Wireless Asset Report (or if not timely delivered or inaccurate, as determined by the Administrative Agent) and/or to pay the Advances then due and payable (by acceleration or otherwise);

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(iv)       to the Reserve Account, an amount (if any) needed to ensure that such account holds an amount sufficient to maintain the Interest Reserve Amount calculated in accordance with Section 5.15 as of such Distribution Date (for the avoidance of doubt such amount shall be in addition to any amounts transferred to or retained in the Reserve Account in accordance with clause (b)(ii) above);

(v)        if an Originations Reduction Event has occurred and the Lenders have a commitment at such time then all remaining funds shall be applied to prepay Advances outstanding under this Agreement in accordance with Section 2.6(d); and

(vi)       so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any amounts remaining in the Operating Account after application in accordance with clauses (i) through (v) above shall be applied as follows (with respect to clauses (A) through (D) below, in such order as determined by the Borrower):

(A)         for the payment of any TCF Deductions;

(B)         for the payment of any expenses (without duplication of clause (vi)(A) above) in connection with the operation of Cell Towers including compliance, environmental and legal expenses;

(C)         for Capital Expenditures permitted under Section 6.12 (including the Acquisition of any Wireless Assets);

(D)         to the Servicer for the payment of Servicing Fees then due and owing to the Servicer as of such Distribution Date;

(E)         to Intermediate Holdings solely for the payment of cash taxes up to an amount equal to the lesser of (x) the remaining Cash Collections and (y) the product of the Borrower’s taxable income multiplied by the highest tax rate (combined federal, state and local) that an individual living in New York, New York would pay (the “Tax Distribution”); and

(F)         all remaining funds after application with clauses (A) through (E) above may be applied to pay a dividend to Intermediate Holdings (the “Permitted Dividends”), or at the option of the Borrower, such funds may remain in the Operating Account to be applied for general corporate purposes otherwise permitted under this Agreement.

(c)          If on any Distribution Date the amount in the Operating Account is insufficient to make all of the transfers described in clauses (b)(i) through (b)(v) above, then the Borrower shall remit to the Operating Account on such Distribution Date (for application pursuant to this Section 5.14(b) on such date) the amount of such deficiency. If the Borrower fails to remit such amount to the Operating Account, the same shall constitute an Event of Default. Under no circumstances may the Borrower make any payment to any Person if, as a result thereof, the Borrower would have insufficient Cash to make the payments set forth in Section 5.14(b)(i) through (v) on the next occurring Distribution Date. For the avoidance of doubt, all transfers described in clause (vi) above shall be made net of any amounts required to be paid or retained in the Operating Account pursuant to clauses (i) through (v) above.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

63

Section 5.15        Interest Reserve Amount. [__________]*.

Section 5.16       Separateness.  The Borrower shall at all times (a) maintain its bank accounts, books and records separate from any other Person and otherwise ensure that the records and books of the Borrower reflect the separate existence of the Borrower and its assets, (b) separately identify and segregate its funds and assets from those of any other Person and shall not commingle its funds or assets with those of any other Person (for the avoidance of doubt, the Borrower’s use of third party cash management systems or lockbox arrangements shall not constitute commingling of the Borrower’s funds or assets), (c) hold its assets in its own name, (d) engage in transactions and conduct all business activities in its own name and present itself to the public as a company separate from its Member, Subsidiaries and all other Persons (including by using its own signage, distinct stationery for written communications and distinct logos), (e) maintain its financial statements, accounting records, and other entity documents separate from any other Person and shall issue and approve its own separate financial statements annually and shall ensure that the Borrower’s books and records reflect the Borrower’s transactions, provided, however, the financial position, assets, liabilities, net worth and operating results of the Borrower may be included in the consolidated financial statements of its Affiliates, provided that such consolidated financial statements contain a footnote indicating that the Borrower is a separate legal entity, and that it maintains separate books and records and that it has separate assets and liabilities, (f) pay its own obligations and liabilities out of its funds and assets and shall not permit other Persons (other than the Servicer acting solely as agent of the Borrower in accordance with the Servicing Agreement) to pay the Borrower’s liabilities or obligations, (g) not engage in any transaction with any Affiliate involving any intent to defraud any Person, (h) except as provided in the Servicing Agreement, maintain an arm’s-length relationship with and not be or become operationally dependent on any Affiliate, (i) not assume or guaranty or become obligated for the debts of any other Person and not hold out its credit as being available to satisfy the obligations of any other Person, (j) not acquire the debt or securities of the Member or any of the direct or indirect owners of the Borrower or the Borrower’s Affiliates, (k) allocate fairly and reasonably any shared expenses including, without limitation, shared office space and shall use separate and distinct stationery, invoices and checks, (l) except as otherwise expressly permitted by this Agreement, not pledge its assets for the benefit of any other Person, (m) hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person, (n) not make loans to any Person (except for de minimus cash advances to Managers, officers and/or employees for travel and other ordinary course expenses), (o) not enter into or be a party to, any transaction with the Member or any Affiliate of the Borrower except in the ordinary course of its business and on terms that are fair and no less favorable to the Borrower than those terms that would be obtained in a comparable arm’s-length transaction with an unrelated third party, (p) promptly correct any known misunderstanding regarding the separate existence and identity of the Borrower, (q) compensate its employees, if any, from its own funds for services provided to it, (r) maintain adequate capitalization in light of its contemplated business and operations, (s) take all appropriate action necessary to maintain its existence as a limited liability company in good standing under the laws of the State of Delaware, (t) observe strictly all limited liability company, organizational and procedural matters and formalities required by this Agreement and by applicable law (including the Delaware Limited Liability Company Act), as the case may be, and keep accurate and proper books and records of account, (u) ensure that its funds will be clearly traceable at each step in any financial transaction, (v) ensure that decisions with respect to its business and daily operations have been duly authorized in accordance with the Borrower LLC Agreement, (w) hold any meetings of its Managers and/or its Member separately from those of any other Person, (x) ensure that the Borrower’s officers and Managers do not, in such capacities, act on behalf of other Persons and (y) observe, follow and ensure the accuracy of the factual assumptions set forth in the non-consolidation opinion of Haynes & Boone, LLP dated on or about the Funding Date and referred to in Section 3.2(h).

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Section 5.17       Evidence of Recording. The Borrower shall deliver to the Collateral Agent within [__________]* following the date of any Acquisition, (i) evidence of the filing or submitting to the appropriate land records office for recordation of the relevant Easement(s) or deed(s) (as applicable) with respect to such Wireless Asset(s) and the assignment of the underlying leases in the real estate registry of the applicable Governmental Authority real estate records and (ii) either (a) a “marked-binder” for an Owner’s Title Insurance Policy or (b) a proforma of an Owner’s Title Insurance Policy together with a binding, irrevocable executed commitment from the title company to issue an Owner’s Title Insurance Policy in the form of such proforma, in each case with a lender’s endorsement attached thereto in form and substance acceptable to the Collateral Agent (such policy and/or proforma and commitment described in clauses (a) and/or (b) together with such endorsement, an “Acceptable Policy”). In the event that the Borrower fails to deliver evidence of such recordings together with an Acceptable Policy as set forth above on or before the [__________]* following the date of such Acquisition then such Wireless Asset(s) shall no longer be Eligible Assets and the Borrower shall be required to repay the Advances as provided for in Section 2.6(b)(vi).

Section 5.18       Mortgages.  In order to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in the Borrower’s (i) Initial Wireless Assets, parcels of real property and leasehold interests listed on Schedule 5.18 (each, an “Funding Date Mortgaged Property”) and (ii) each Wireless Asset, parcel of real property and leasehold interest acquired after the Funding Date (each, an “Additional Mortgaged Property” and, together with the Funding Date Mortgaged Properties, the “Mortgaged Properties”) the Collateral Agent shall have received from the Borrower the following documents (X) with respect to Section 5.18(a) below, within [__________]* after the Funding Date with respect to each Funding Date Mortgaged Property and within [__________]* after the acquisition of each Additional Mortgaged Property, and (Y) with respect to Section 5.18(b) through Section 5.18(e) below, within [__________]* after the Funding Date with respect to each Funding Date Mortgaged Property and within [__________]* days after the acquisition of each Additional Mortgaged Property:

(a)         fully executed and notarized Mortgages (including leasehold mortgages), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Mortgaged Property substantially in the form of Exhibit G or otherwise reasonably satisfactory to the Collateral Agent and evidence of the recording of such Mortgages in the appropriate places for such Mortgages;

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(b)         if requested by the Administrative Agent (in its sole and absolute discretion), an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Collateral Agent may reasonably request, which opinions shall (x) be in each case in form and substance reasonably satisfactory to the Collateral Agent and (y) include the opinions set forth in and as described in Schedule 5.18(b);

(c)         (A) a Lender’s Title Insurance Policy with respect to each Mortgaged Property, and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Collateral Agent and (B) evidence satisfactory to the Collateral Agent that the Borrower has paid to the title company or to the appropriate Governmental Authority all expenses and premiums of the title company and all other sums required in connection with the issuance of each Lender’s Title Insurance Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Mortgaged Property in the appropriate real estate records;

(d)         Subject to the concentration limitation (Estoppel Test) set forth on Schedule 1.1(b), an estoppel certificate from the owner of the underlying real property for such Mortgaged Property (the “Grantor”) granting the easement or leasehold interest to the Borrower certifying among other things, (i) that a true and complete copy of the ground lease is attached to such certificate, (ii) the term of the ground lease or easement, (iii) the existence or not of any security interest granted by Grantor in favor of a third party encumbering its interest in such underlying real property, (iv) the amount of rent and other charges due and payable and the frequency of such payments, (v) that no default or event of default exists under such easement or ground lease, (v) that Grantor has no claim or defense of any nature with respect to the Borrower's rights under such easement or leasehold interest, (vi) Grantor's acknowledgment of the existence of the Credit Agreement and the Borrower's granting of a security interest in such easement or leasehold interest, and (vii) Grantor's agreement to notify Collateral Agent at its notice address as set forth on Schedule 9.2 hereof of any default and agreement to give Collateral Agent a reasonable opportunity to cure such default prior to terminating such easement or leasehold interest; and

(e)         ALTA surveys of each Mortgaged Property to the extent requested by the Collateral Agent, certified to the Collateral Agent and dated not more than [__________]* prior to the date of the acquisition of such Mortgaged Property, unless there is a pre-existing survey for such Mortgaged Property dated not more than thirty-six (36) months prior to the date of such acquisition accompanied by a certification from the surveyor that there has been no significant change since the date such survey was last updated in form and substance acceptable to the title insurance company and the Collateral Agent.

In the event that the Borrower fails to deliver the documents set forth above in this Section 5.18 on or before the [__________]*or [__________]* (as applicable) following the Funding Date with respect to each Funding Date Mortgaged Property and the [__________]* or [__________]* (as applicable) following the acquisition of each Additional Mortgaged Property then the related Wireless Asset(s) shall no longer be Eligible Assets and the Borrower shall be required to repay the Advances as provided for in Section 2.6(b)(vi).

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Section 5.19       Right of First Refusal.  Comply, and cause Parent and its Subsidiaries (other than the Borrower) to comply in all material respects with the terms and conditions of the Right of First Refusal Agreement.

Section 5.20       Engineering Reports.

(a)         New Tenants/Equipment. In the event that the Borrower plans to add additional Tenant Lessees, equipment, fixtures or other property to a Cell Tower and such additions would result in such Cell Tower bearing loads that exceed its previously designated “engineered capacity”, then the Borrower shall, before such additions are made, make such improvements to the Cell Tower that are needed (if any) to increase such tower’s capacity and obtain and deliver to the Administrative Agent an updated engineering report from a properly licensed engineer certifying that such Cell Tower (as improved, if necessary) with (i) its existing Tenant Lessees, equipment, fixtures and other property and (ii) such additions shall be operating within its “engineered capacity”.

(b)         Generally. The Borrower shall ensure that each Cell Tower is operated within its designated “engineered capacity”.

ARTICLE VI

NEGATIVE COVENANTS

So long as the Advances or any amount under any Loan Document (other than Contingent Obligations) shall remain unpaid or any Lender shall have any Commitment, unless the Required Lenders otherwise consent in writing, the Borrower shall not:

Section 6.1         Liens, Etc.  Create, assume or incur, or suffer to exist, any Lien on or in respect of any of its Property, whether now owned or hereafter acquired, or assign any right to receive income, other than the following (“Permitted Liens”):

(a)         Obligations. Liens under the Security Documents securing the Obligations;

(b)         Routine Security Deposits. Pledges or utility deposits and other deposits to secure the performance of bids, tenders, trade contacts and leases (other than for borrowed money), purchase contracts, construction contracts, government contracts, statutory obligations, surety bonds, performance bonds (and Liens arising in accordance with applicable laws in connection therewith), bankers’ liens, rights of set off or similar rights, and other obligations of a like nature incurred in the ordinary course of business;

(c)         Taxes, Etc. Liens not in excess of [__________]* in the aggregate, for taxes, assessments, or other governmental charges or levies not yet due and payable or that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(d)         Ordinary Course of Business. Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations not overdue for a period of more than [__________]*or that are being contested in good faith by appropriate proceedings; provided that such reserve as may be required by GAAP shall have been made therefore;

(e)         Easements, Etc. Liens consisting of easements, Tenant Leases, rights-of-way, and other similar encumbrances, necessary for the use and operation of the applicable Easement that are customarily accepted in the cell tower financing industry, none of which interfere with the ordinary conduct of the business of the Borrower or materially detract from the value or use of the applicable Property of the Borrower to which they apply taken as a whole;

(f)          Immaterial Encumbrances. Liens consisting of encumbrances in the nature of zoning restrictions, conservation restrictions and other land use and environmental regulation, covenants, licenses, building codes, encroachments, easements and rights or restrictions of record on the use of real property, that do not materially detract from the value of the Borrower’s applicable Property or materially and adversely impair the intended use as a Cell Tower;

(g)         Tenant Rights. Liens consisting of the rights of tenants under leases or subleases and the rights of parties under licenses or sublicenses, in each case not interfering with the ordinary conduct of business of the Borrower or other tenant under a Tenant Lease taken as a whole;

(h)         Judgment Liens. Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.1(f);

(i)           Precautionary UCC Filings. Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into the ordinary course of business;

(j)           Fee Owner Liens. Liens encumbering the real estate underlying an Easement (excluding the Easement itself); and

(k)         Other Liens. Liens securing Debt permitted under Section 6.2(g).

Section 6.2         Debt.  Create, assume, incur or suffer to exist any Debt other than the following (“Permitted Debt”):

(a)         Obligations. Debt of the Borrower under the Loan Documents;

(b)         Personal Property. Debt of the Borrower in the form of obligations for the deferred purchase price of Property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith as permitted under the Loan Documents by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

(c)         Accounts. Debt in respect of netting services or overdraft protection or in connection with the Approved Accounts or from any arrangement relating to the provision of treasury, depositary or cash management services or automated clearinghouse transfer of funds, in each case with respect to the Approved Accounts and incurred in the ordinary course of business;

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(d)         Contingent Liabilities. Contingent liabilities under surety bonds, customs and appeal bonds, financial assurances, indemnification obligations, obligations to pay insurance premiums, governmental contracts and leases or similar instruments incurred in the ordinary course of business;

(e)         Security Deposits. Debt with respect to security or similar deposits owed to Tenant Lessees by the Borrower pursuant to Tenant Leases to the extent reserved against on a dollar-for-dollar basis;

(f)          Revenue Sharing Obligations. Debt of the Borrower in respect of Revenue Sharing Obligations; and

(g)         Other Debt. Other Debt of the Borrower incurred in the ordinary course of business not to exceed [__________]* at any time outstanding.

Section 6.3         Merger or Consolidation.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except as otherwise permitted by Section 6.4 of this Agreement.

Section 6.4         Asset Dispositions.  Make any Asset Disposition except:

(a)         Asset Dispositions of Financed Assets to the extent that (i) such Asset Disposition is in the ordinary course of business for fair market value, and (ii)(x) such Financed Assets are exchanged for credit against the purchase price of similar replacement property of equal or greater value or (y) the Net Cash Proceeds of such Asset Disposition are applied in accordance with Section 2.6(b)(ii);

(b)         any involuntary Asset Disposition due to loss, destruction, damage, casualty or condemnation; provided that any Impairment Proceeds are applied in accordance with Section 2.6(b)(i);

(c)         sales or other dispositions of personal property assets or real property assets which have become obsolete, worn out, damaged or are no longer useful in the business of the Borrower or necessary for the operations of the Borrower;

(d)         disposition or use of cash and Cash Equivalents in the ordinary course of business under the Servicing Agreement or not otherwise prohibited under this Agreement; and

(e)         Asset Dispositions (other than Asset Dispositions of Financed Assets) to the extent that the Net Cash Proceeds of such Asset Dispositions are deposited into the Operating Account for application in accordance with Section 5.14(b).

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Section 6.5         Investments and Acquisitions.  Make, own or hold any Investments except:

(a)          Investments held by the Borrower in the form of Cash Equivalents;

(b)         Investments by the Borrower in Wireless Assets;

(c)          Investments made by the Borrower to fund Capital Expenditures permitted under Section 6.12;

(d)          prepaid expenses or lease, utility and other similar deposits, in each case in the ordinary course of business;

(e)          endorsements for collection or deposit in the ordinary course of business; and

(f)           Investments resulting from pledges or deposits referred to in Section 6.1.

Section 6.6         Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except that the Borrower may make Restricted Payments to Intermediate Holdings in order to effect (i) the Parent Distribution to the extent permitted under Section 5.10(a), (ii) any Permitted Dividend to the extent permitted under Section 5.14(b) and (iii) any Tax Distribution to the extent permitted under Section 5.14(b).

Section 6.7         Change in Nature of Business.  Engage in any line of business other than acquiring, holding and disposing of Wireless Assets and/or other activities substantially related or incidental thereto.

Section 6.8        Transactions With Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (i) as expressly contemplated by or provided for or permitted under this Agreement, (ii) dividends permitted under Section 6.6, (iii) Investments permitted under Section 6.5 and (iv) payment of the Servicing Fees to the Servicer in accordance with the terms of the Servicing Agreement; provided that without limiting the foregoing, any such transaction shall be on arm’s-length terms.

Section 6.9         Agreements Restricting Liens and Distributions.  Create or otherwise cause or suffer to exist any prohibition, encumbrance or restriction which prohibits or otherwise (a) restricts the ability of the Borrower to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that so long as they do not adversely affect the ability of the Collateral Agent and the Lenders to obtain and enforce a Lien on such Property or asset, or otherwise materially impair the rights of the Collateral Agent or Lenders under this Agreement, this Section 6.9 shall not prohibit (A) prohibitions, encumbrances or restrictions (1) contained in the Loan Documents or (2) imposed by applicable law, rule, regulation or order of any Governmental Authority and permitted under this Agreement and (B) customary restrictions on subletting, assignment or transfer of any property or offset contained in a lease, license, conveyance or contract or similar property or asset, or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

Section 6.10       Limitation on Accounting Changes or Changes in Fiscal Periods.  Permit (a) any change in any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP or (b) the Fiscal Year to end on a day other than September 30 or change the Borrower’s method of determining Fiscal Quarters.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Section 6.11       Modification of Certain Agreements and Documents.  Amend, modify, supplement or restate (a) any Principal Document of any Credit Party without prior notice to the Administrative Agent and without the Administrative Agent’s prior written consent; provided that the Borrower may amend its Organizational Documents solely to the extent necessary to reflect the making of any Relevant Acquisition Equity Investment, or (b) any of the Easements or Tenant Leases if such amendment, modification, supplement or restatement would cause the relevant Wireless Asset(s) to cease to comply with the eligibility criteria set forth on Schedule 1.1(b) and/or would reasonably be expected to result in a decline in the value of such Wireless Asset(s), in each case without prior notice to the Administrative Agent and without the Administrative Agent’s prior written consent.

Section 6.12       Capital Expenditures.  Make any Capital Expenditures, except Capital Expenditures in connection with Acquisitions otherwise permitted under this Agreement.

Section 6.13       Debt Service Coverage Ratio.  As of the last day of any Fiscal Quarter commencing with the Fiscal Quarter ending [__________]*, the Borrower shall not permit the Debt Service Coverage Ratio to have been less than the ratio set forth opposite such Fiscal Quarter below:

Fiscal Quarter	Debt Service Coverage Ratio

[__________]*	[__________]*

Section 6.14      Collateral Restrictions; Lease Payments and Accounts Receivable.  If an Event of Default has occurred and is continuing and to the extent so notified by the Collateral Agent to the Borrower: (i) the Borrower shall not, and shall not instruct or permit the Servicer to, without the prior notice to and the consent of the Collateral Agent, adjust, settle or compromise the amount or payment of any payment under a Tenant Lease or any account receivable, or release wholly or partly any obligor thereon, or allow any credit or discount thereon outside of the existing credit policies of the Borrower; and (ii) the Collateral Agent shall have the right at any time (A) to instruct the Servicer to exercise the rights of the Borrower or the Servicer, as applicable, with respect to the obligation of any such obligor under a Tenant Lease to make payment or otherwise render performance to the Borrower or the Servicer, as applicable, or otherwise under any Tenant Lease, and with respect to any Property that secures or relates to such obligor’s obligations, and (B) to adjust, settle or compromise the amount or payment of any such obligation or release wholly or partly any obligor thereunder or allow any credit or discount thereon.

Section 6.15       Accounts With Financial Institutions. (a) Establish or maintain any demand, deposit, or securities account or any other kind of bank account or account with a financial institution or securities intermediary, or any lockbox account, other than the Approved Accounts or (b) attempt to amend or terminate any Approved Account without the Collateral Agent’s prior written consent.

Section 6.16         Subsidiaries.  Form, cause to be formed or acquire any Subsidiary or any Equity Interests in another Person.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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ARTICLE VII

EVENTS OF DEFAULT

Section 7.1        Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a)         Payment. Any Credit Party shall fail to pay (i) any principal of any Advance (including any mandatory prepayment required by Section 2.6) when the same becomes due and payable, or (ii) within [__________]* after the same becomes due and payable, any interest on the Advances, any fees, reimbursements, indemnifications, or other amounts payable in connection with the Obligations, this Agreement or under any other Loan Document;

(b)         Representation and Warranties. Any representation, certification or statement made or deemed to be made by any Credit Party or any of such Credit Party’s officers in this Agreement, in any other Loan Document, or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed to be made;

(c)         Covenant Breaches. Any Credit Party shall (i) fail to perform or observe any covenant contained in Sections 5.1, 5.10, 5.11, 5.16, 5.19 and Article VI of this Agreement; (ii) fail to deliver any financial statements or Wireless Asset Report within [__________]* of the due date therefor as provided in Sections 5.6(a), 5.6(b), 5.6(c) or 5.6(e); or (iii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clauses (i) or (ii) above or any other provision of this Section 7.1 if such failure shall remain unremedied for [__________]* days after the earlier of (A) written notice of such default shall have been given to such Credit Party by the Administrative Agent and (B) any knowledge of such default by a Responsible Officer;

(d)         Cross-Default. (i) Any Credit Party shall fail to pay any principal of or premium or interest on any of its Debt (but excluding Debt evidenced by the Advances) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) beyond any applicable grace period, (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding (but excluding Debt evidenced by the Advances), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) after the lapse of any applicable grace period, prior to the stated maturity thereof;

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(e)          Insolvency. The Parent or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, commences negotiations with its creditors generally with a view to rescheduling any of its indebtedness which it would not otherwise be able to pay as it falls due or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Parent or any of its Subsidiaries seeking to adjudicate it as a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against such Person, either such proceeding shall remain undismissed for a period of [__________]* or any of the actions sought in such proceeding shall occur; or such Person shall take any action to authorize any of the actions set forth above in this paragraph (e) or any analogous procedure or step is taken in any jurisdiction;

(f)          Judgments. Any judgment, decree or order for the payment of money shall be entered or filed against any Credit Party in an amount in excess of [__________]* (or the equivalent in any other currency) (net of all amounts adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage), the same shall not have been paid, dismissed, bonded, vacated, stayed or discharged as promptly as reasonably practicable following written notice thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of [__________]* during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)         Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect (except solely as the result of any act or omission of the Administrative Agent or any Secured Party); or any Credit Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document for any reason other than satisfaction in full of the Obligations;

(h)         Security Documents. The Collateral Agent and the Lenders shall fail to have an Acceptable Security Interest in any portion of the Collateral (except solely as a result of any act or omission of the Collateral Agent or Secured Party), except to the extent otherwise permitted by the Loan Documents, or any Credit Party shall assert the invalidity of any Lien in favor of the Collateral Agent for the benefit of the Lenders;

(i)           Change of Control. A Change of Control shall occur;

(j)           Revocation of Material Licenses or Rights. (i) Any license or rights to use a material number of Wireless Assets is revoked or lapses, or (ii) any license or rights to use any Wireless Asset is revoked or lapses and, in each case such revocation or lapse could reasonably be expected to have a Material Adverse Effect;

(k)          Servicer Operations. The Servicer shall (i) lose key members of its personnel necessary for its operations and the performance of its obligations under the Servicing Agreement and such personnel shall not be replaced within [__________]*, (ii) fail to substantially maintain its existing servicing capabilities as in effect on the Funding Date or maintain the ability to perform its obligations under the Servicing Agreement or (iii) resign under the Servicing Agreement;

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(l)           Servicing Agreement Default. The occurrence of a Servicing Default; and

(m)         Chief Executive Officer. Paul McGinn shall cease to be the Chief Executive Officer of the Parent and its Subsidiaries; provided that the foregoing shall not constitute an Event of Default if within [__________]* days following such event, there is a new Chief Executive Officer whose business and management experience and skills are substantially comparable to those of Paul McGinn and who is otherwise acceptable to the Administrative Agent in its reasonable discretion.

Section 7.2         Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.1) shall have occurred and be continuing, then, and in any such event:

(a)         the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by written notice to the Borrower, declare the Commitments and the obligation of each Lender to make extensions of credit hereunder, including making Advances, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices (other than as expressly set forth in Sections 7.2(a)(i) and (ii) above), all of which are hereby expressly waived by the Borrower; and

(b)         the Collateral Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

Section 7.3         Automatic Acceleration of Maturity.  If any Event of Default pursuant to paragraph (e) of Section 7.1 shall occur:

(a)         (i) the Commitments and the obligation of each Lender to make extensions of credit hereunder, including making Advances, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower; and

(b)         the Collateral Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Section 7.4         Non-exclusivity of Remedies. To the fullest extent permitted by applicable law, no remedy conferred upon the Collateral Agent, the Administrative Agent and/or the Lenders under the Loan Documents is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.5        Right of Set-off. If an Event of Default shall have occurred and be continuing and either the Administrative Agent shall have made the declarations specified in Section 7.2 or otherwise given consent to any Lender or Affiliate thereof, then in such event each Agent, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency but not trust accounts) at any time held and other obligations (in whatever currency) at any time owing by such Agent, such Lender or any such Affiliate to or for the credit or the account of the Credit Parties against any and all of the obligations of the Credit Parties now or hereafter existing under this Agreement or any other Loan Document to such Agent or such Lender, irrespective of whether or not such Agent or such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Credit Parties may be contingent or unmatured or are owed to a branch or office of such Agent, such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Agent, each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Agent, such Lender, or their respective Affiliates may have. Each Agent and each Lender, as applicable, agrees to notify the Credit Parties and the Administrative Agent in writing promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.6         Application of Proceeds. From and during the continuance of any Event of Default, any monies or property actually received by the Agents pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Document or any other agreement with any Credit Party which secures any of the Obligations, shall be applied in the following order:

(a)         First, to payment of the reasonable out-of-pocket expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever (together with interest payable thereon) as may have been paid or incurred in, about or incidental to any sale or other realization of Collateral, including any costs or expenses incurred by the Collateral Agent necessary for the preservation or protection of Collateral and reasonable compensation to each Agent and its agents and counsel, and to the ratable payment of any other unreimbursed reasonable expenses and indemnities for which any Secured Party is to be reimbursed pursuant to this Agreement or any other Loan Document, in each case that are then due and payable;

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(b)         Second, to the ratable payment of accrued but unpaid fees of the Agents, Commitment Fees, and other fees owing to the Agents and the Lenders in respect of the Advances under this Agreement;

(c)         Third, to the ratable payment of accrued but unpaid interest on the Advances then due and payable under this Agreement;

(d)         Fourth, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the ratable payment of all other Obligations then due and payable which relate to Advances and which are owing to the Agents and the Lenders;

(e)         Fifth, to the ratable payment of any other outstanding Obligations then due and payable; and

(f)          Sixth, any excess after payment in full of all Obligations shall be paid to the Borrower or to such other Person who may be lawfully entitled to receive such excess.

Section 7.7         Actions with respect to Servicing Agreement. From and during the continuance of any Event of Default, the Collateral Agent shall be entitled to exercise any and all rights of the Credit Parties under the Servicing Agreement, and shall have the right to replace the Servicer or terminate the Servicing Agreement or take any other action under the Servicing Agreement that would otherwise be able to be taken by the Credit Parties.

ARTICLE VIII

THE AGENTS

Section 8.1         Appointment and Authority. Each of the Lenders hereby irrevocably appoints Macquarie to act on its behalf as the Administrative Agent and as the Collateral Agent hereunder and under the other Loan Documents, and each of the Lenders authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent, respectively, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. Each of the Lenders and the Administrative Agent, and each of the other Secured Parties from time to time, by their acceptance of the Collateral provided to secure the Obligations, hereby acknowledges and confirms their agreement that the Collateral Agent is appointed pursuant to certain Security Documents as agent or trustee for and on behalf of the Lenders, the Agents and such other Secured Parties as described in the Security Documents, and the terms of the such agency or declaration of trust and other terms and conditions are set forth in the applicable Security Documents.

Section 8.2         Rights as a Lender. The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Section 8.3         Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither Agent:

(a)         shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)         shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents or that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent, as applicable, to liability or that is contrary to any Loan Document or applicable law; and

(c)         shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

Neither Agent shall be liable for any action taken or not taken by it (i) with the written consent or at the written request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.1) or (ii) in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrower or a Lender.

Neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Section 8.4         Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed in good faith by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any notice permitted to be made by telephone hereunder made to it by telephone and believed in good faith by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is reasonably satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. Each Agent may consult with legal counsel (including legal counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5         Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Section 8.6         Resignation of Agents. Either Agent may at any time give written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a Lender or an Affiliate of any such Lender (having a combined capital and surplus of at least [__________]*), and which in the case of the Administrative Agent shall have an office in New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within [__________]* after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.4 shall continue in effect for the benefit of such retiring Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Section 8.7         Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.8         Indemnification. The Lenders severally agree to indemnify upon demand the Administrative Agent, the Collateral Agent, and each Related Party of any of the foregoing (to the extent not reimbursed by the Borrower in accordance with its obligations under section 9.5), according to their respective Ratable Shares, and hold harmless each such Indemnitee from and against any and all Indemnified Liabilities in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of any Related Party; provided, however that no Lender shall be liable for the payment to any Related Party for any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from any such Related Party’s own gross negligence or willful misconduct; and provided further, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this section. Without limitation of the foregoing, each Lender agrees to reimburse the Agents promptly upon demand for its ratable share of any out-of-pocket expenses (including all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel) incurred by any Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document, to the extent that such Agent is not reimbursed for such by the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of any Agent.

Section 8.9         Collateral Matters.

(a)         The Lenders irrevocably authorize Administrative Agent or the Collateral Agent, as applicable, at their option and in their discretion, without the necessity of any notice to or further consent from the Secured Parties:

(i)         to release any Lien on any property granted to or held by the Collateral Agent under any Security Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnifications obligations), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, as contemplated by Section 9.17 or (C) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders;

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(ii)        to take any actions with respect to any Collateral or Security Documents which may be necessary or desirable to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents or for the preservation or protection of Collateral; and

(iii)       to take any action in exigent circumstances as may be reasonably necessary or desirable to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Legal Requirements.

(b)         Upon the request of the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.9.

(c)         The Borrower hereby irrevocably appoints each Agent as the Borrower’s attorney-in-fact, with full authority to, after the occurrence and continuance of an Event of Default, act for the Borrower and in the name of the Borrower to, in such Agent’s discretion upon the occurrence and during the continuance of an Event of Default, (i) file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower where permitted by law, (ii) to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper which are part of the Collateral, (iii) to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (iv) to file any claims or take any action or institute any proceedings which such Agent may reasonably deem necessary for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral and (v) if the Borrower fails to perform any covenant contained in this Agreement or the other Security Documents after the expiration of any applicable grace periods, either Agent may itself perform, or cause performance of, such covenant, and the Borrower shall pay for the expenses of the Agents incurred in connection therewith in accordance with Section 9.4. The power of attorney granted hereby is coupled with an interest and is irrevocable.

(d)         The powers conferred on the Agents under this Agreement and the other Security Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Beyond the safe custody thereof, each Agent and each Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Each Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by the Borrower or selected by any Agent in good faith.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Section 8.10       Posting of Approved Electronic Communications.

(a)          So long as Macquarie is the Administrative Agent, the Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is a Notice of Borrowing or Notice of Continuation, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefore, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the e-mail address specified on Schedule 9.2 or such other e-mail address as shall be designated by the Administrative Agent to the Borrower from time to time. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(b)         The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on [__________]* (the “Platform”).

(c)          THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(d)         The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(e)          Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE IX

MISCELLANEOUS

Section 9.1         Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower, and the Borrower and the Administrative Agent shall have received notice and a fully executed written copy thereof; provided, however, that the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical error, defect or inconsistency is such amendment, modification or supplement does not adversely affect the rights of any Agent or Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no amendment, waiver or consent shall:

(a)         extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.2) without the written consent of such Lender or increase the aggregate Commitments without the written consent of each Lender (other than as a result of the effectiveness of Incremental Term Commitments as contemplated pursuant to Section 2.14);

(b)         without the written consent of each Lender directly affected thereby, postpone the Maturity Date or any date fixed by this Agreement or any other Loan Document for any scheduled payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(c)          reduce the principal of, or the rate of interest specified herein on, any Advance without the consent of each Lender directly and adversely affected by such reduction, or reduce (other than any waiver of default interest payable pursuant to Section 2.5(d)) any fees or other amounts payable hereunder or under any other Loan Document;

(d)         change Section 2.11 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(e)         change any provision of this Section, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f)          release all or substantially all of the Collateral without the written consent of each Lender;

(g)         release Intermediate Holdings from its obligations under the Guaranty without the written consent of each Lender;

(h)         change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding one Class of Advances differently from the rights in respect of payments due to Lenders holding another Class of Advances without the prior written consent of the Lenders holding more than [__________]*of the then aggregate Commitments of each Class (or if the Commitments have terminated, Lenders holding more than [__________]*of the aggregate unpaid principal amount of the Advances of each Class at such time); provided that the Collateral Agent may, without the consent of any Lender, release any Collateral that is sold or transferred by the Borrower in compliance with Section 6.4;

and, provided further, (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent or the Collateral Agent under this Agreement or any other Loan Document and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, in addition to the Lenders required above, affect the rights or duties of the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document.

If, in connection with any proposed amendment, waiver, or consent, the consent of all of the Lenders, or all of the Lenders directly affected thereby, is required pursuant to this Section 9.1, and any such Lender refuses to consent to such amendment, waiver or consent as to which the Required Lenders have consented (and such Lender whose consent is not obtained as described in this Section 9.1 being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender at the Borrower’s request in accordance with Section 2.15(b), and at the sole cost and expense of the Borrower, the Administrative Agent or an Eligible Assignee shall be entitled (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender (by its acceptance of the benefits of the applicable Loan Documents) agrees it shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Eligible Assignee, all of the Advances and Commitments of such Non-Consenting Lender or Non-Consenting Lenders for an amount equal to the principal balance of all Advances held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale; provided that such Eligible Assignee consents to the proposed amendment, waiver or consent. Each Lender (by acceptance of the benefits of the Loan Documents) agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Advances are evidenced by Notes) subject to such Assignment and Acceptance and compliance with the other provisions set forth in Section 2.15(b) and this Section; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) ineffective.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Section 9.2         Notices, Etc.

(a)         General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand, or overnight courier service, mailed by certified or registered mail, sent by telecopier or (subject to subsection (c) below) electronic mail address as follows:

(i)         if to any Credit Party, the Administrative Agent, or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)        if to any other Lender, to the address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given on the next business day for the recipient) and confirmed received. Notices delivered through electronic communications to the extent provided in Section 8.10 or in paragraph (c) below, shall be effective as provided in Section 8.10 or said paragraph (c). In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)         Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile, PDF or other electronic means. The effectiveness of any such documents and signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(c)          Limited Use of Electronic Mail. Notices and other communications to the Agents and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.

(d)         Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of a Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof, so long as the Administrative Agent and each applicable Lender was not grossly negligent in its belief that such notice was originated or authenticated by or on behalf of a Credit Party. THE BORROWER SHALL INDEMNIFY THE AGENTS, EACH LENDER AND THEIR RELATED PARTIES FROM ALL ACTUAL LOSSES, COSTS, OUT-OF-POCKET EXPENSES AND LIABILITIES RESULTING FROM THE RELIANCE BY SUCH PERSON ON EACH NOTICE PURPORTEDLY GIVEN BY OR ON BEHALF OF THE BORROWER; PROVIDED THAT SUCH INDEMNITY SHALL NOT BE AVAILABLE TO THE AGENTS, EACH LENDER OR THEIR RELATED PARTIES TO THE EXTENT SUCH LOSSES, COSTS, OUT-OF-POCKET EXPENSES AND LIABILITIES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSON. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 9.3         No Waiver; Cumulative Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Section 9.4        Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents and their Affiliates (including the fees, charges and disbursements of counsel) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that if the Funding Date occurs, any such amounts incurred as of the Funding Date shall be deducted from the initial Advance hereunder (if any); provided further that the Borrower shall pay all fees and expenses under this clause (i) no later than the earlier of (x) the date of the initial Advance hereunder (if any) and (y) September 30, 2012, (ii) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates (including the fees, charges and disbursements of counsel) in connection with the ongoing review of the materials delivered pursuant to Sections 3.2(cc), 3.2(dd), 3.3(h) and 3.3(i), (iii) during the continuance of any Default, all reasonable and documented out-of-pocket expenses incurred by any Agent and any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, and those of any Agent in connection with the Advances made hereunder and (iv) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with the enforcement or protection of its rights under Section 5.12. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes reasonably related thereto, [______]*, and other reasonable out-of-pocket expenses incurred by any Agent and in connection with the enforcement or protection of its rights. The Agents each agree to use commercially reasonable efforts, whenever practicable if expected expenses in respect of any matter will likely be significant, to consult with the Borrower and advise the Borrower of projected amounts of such expenses prior to incurring the same. All amounts due under this Section 9.4 shall be payable within [__________]* after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

Section 9.5         Indemnification. The Borrower shall indemnify, to the extent not provided for in Section 9.4, each of the Administrative Agent, the Collateral Agent, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each such Indemnitee harmless from, any and all actual liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, or disbursements (including all reasonable fees, expenses and disbursements of counsel) of any kind or nature whatsoever (except that, for the avoidance of doubt, it is intended that fees and expenses related to enforcement of the rights of the Lenders under this Agreement and the other Loan Documents incurred by the Lenders shall only be indemnified by the Borrower to the extent provided in section 9.4 above) which may be imposed on, incurred by, or asserted against any Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance, or administration of this Agreement, any Loan Document, or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Advance or the use or proposed use of the proceeds therefrom, or (c) any action taken or omitted by any Agent under this Agreement or any other Loan Document, (d) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower, or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Indemnified Liabilities resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s Affiliates or their respective partners, directors, officers, employees or agents.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY ADVANCE OR THE USE OF THE PROCEEDS THEREOF. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY; PROVIDED THAT THE LIMITATION OF LIABILITY SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH DAMAGES RESULTED FROM THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR SUCH INDEMNITEE’S AFFILIATES OR THEIR RESPECTIVE PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS.

ALL AMOUNTS DUE UNDER THIS SECTION 9.5 SHALL BE PAYABLE WITHIN [__________]* AFTER DEMAND THEREFOR. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE RESIGNATION OF THE ADMINISTRATIVE AGENT, THE REPLACEMENT OF ANY LENDER, THE TERMINATION OF THE COMMITMENTS AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS.

Section 9.6         Successors and Assigns.

(a)         Generally. The terms and provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(b)         Assignments by Lenders. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the Advances owing to it); provided that:

(i)         except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances of the Class being assigned at the time owing to it, or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, (A) the aggregate amount of the Commitments and Advances being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall not without the prior written consent of the Administrative Agent be less than [__________]* (or if less, the entire remaining Commitments of the assigning Lender);

(ii)        any Lender making such an assignment may assign any percentage of a Class of Advances and its Commitments related thereto without respect to the percentage assigned, if any, of any other Class of Advances and related Commitments;

(iii)       the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance; and

(iv)       each Eligible Assignee (other than an Eligible Assignee that is a Lender or an Affiliate of a Lender) shall pay to the Administrative Agent a [__________]* processing and recording fee.

Upon such execution, delivery, acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the Eligible Assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.8, 2.10, 9.4 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(c)         Register. The Administrative Agent shall, acting solely for U.S. federal income tax purposes as an agent of the Borrower, maintain at its Applicable Lending Office a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall deliver to the Borrower an electronic copy of the Register promptly upon request by the Borrower.

(d)         Participations Generally.

(i)         Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Collateral Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso to Section 9.1 (other than clause (e) thereof) that directly affects such Participant. Subject to subsection (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.8, 2.10, 9.4 and 9.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that no Participant shall be entitled to increased costs payable under Section 2.8 to the extent that such costs would be greater than those payable to the Lender or Lenders selling such participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.5 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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(ii)        Each Lender that sells a participation pursuant to this Section 9.6(d) shall, acting solely for U.S. federal income tax purposes as an agent of the Borrower, maintain a register on which it records the name and address of each Participant and the principal amounts of each Participant’s participation interest with respect to the Advance and/or Commitment (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a Participant’s interest in any Commitments, Advances or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Advance for all purposes under this Agreement, notwithstanding any notice to the contrary.

(e)          Participants’ Increased Costs and Taxes. A Participant shall not be entitled to receive any greater payment under Section 2.8 or 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.10(e) as though it were a Lender.

(f)          Federal Reserve Bank Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)         Fund Security Interests. Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.6, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Section 9.7         Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case each of the Agents or such Lender, as applicable shall use commercially reasonable efforts, unless prohibited by such authority, to notify the Borrower prior to such disclosure), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower’s obligations hereunder, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than the Borrower; provided that such Agent or Lender does not know of any contractual, legal and fiduciary obligation of such source to the Borrower or its Affiliates to keep such information confidential. For purposes of this Section, “Information” means all written information received from the Borrower relating to the Credit Parties or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower (other than through disclosure by the Administrative Agent, any Lender or any of their respective employees, agents, representatives or affiliates). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.8         Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.9         Survival of Representations, Etc. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agents and each Lender, regardless of any investigation made by the Agents or any Lender or on their behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default at the time of any Advance, and shall continue in full force and effect as long as any Advance or any other Obligation (other than Contingent Obligations) hereunder shall remain unpaid or unsatisfied.

Section 9.10       Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Section 9.11       Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate. If the Administrative Agent, the Collateral Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Advances or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent, the Collateral Agent, or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.12       Governing Law. This Agreement and each of the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York (without reference to conflict of laws principles thereof) and the applicable laws of the United States of America.

Section 9.13       Submission to Jurisdiction.

(a)         Any legal action or proceeding with respect to this Agreement or any other Loan Document shall be brought only in the courts of the state of New York sitting in New York City or of the United States for the Southern District of such state, and by execution and delivery of this Agreement, the Borrower, the Administrative Agent, the Collateral Agent, and each Lender consents, for itself and in respect of its Property, to the exclusive jurisdiction of those courts. The Borrower, the Administrative Agent, the collateral agent, and each Lender irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Loan Document or other document related thereto. The Borrower, the Administrative Agent, the collateral agent and each Lender waives personal service of any summons, complaint or other process, which may be made by any other means permitted by the law of such state.

(b)         Nothing in this Section 9.13 shall affect the right of any Agent or any other Lender to serve legal process in any other manner permitted by law.

Section 9.14       Waiver of Jury Trial. Each party to this Agreement hereby expressly and irrevocably waives any right to trial by jury of any claim, demand, action or cause of action arising under any Loan Document or in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to any Loan Document, or the transactions related thereto, in each case whether now existing or hereafter arising, and whether founded in contract or tort or otherwise; and each party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of the signatories hereto to the waiver of their right to trial by jury.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Section 9.15       PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

Section 9.16       Entire Agreement. This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

Section 9.17       Release of Collateral. Upon (a) any Asset Disposition of any item of Collateral of the Borrower permitted in accordance with the terms of the Loan Documents, and (b) the making of any prepayment required under Section 2.6 (c) in connection therewith, the security interests granted in such Collateral under the Loan Documents shall automatically terminate, and the Collateral Agent shall, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents in accordance with the terms of the Loan Documents and without notice to, or the prior consent of, any other Secured Party. Each Secured Party by its execution of this Agreement or by its acceptance of the benefits of the Security Documents is deemed to have acknowledged and agreed to the terms of this provision regarding the release of security interests in the Collateral under such circumstances without notice to or consent of such Secured Party.

Section 9.18       Marketing Disclosures. The Borrower acknowledges and agrees that Macquarie and its Affiliates may publicize their respective participations in the Advances and Commitments hereunder and the transactions contemplated hereby (and other information that would appear in customary “tombstone” advertisements) for marketing and business development purposes or otherwise. Macquarie acknowledges and agrees that the Parent and its Subsidiaries may issue press releases regarding the Credit Agreement and the transactions contemplated hereby, subject to the prior written approval of Macquarie (such approval not to be unreasonably withheld or delayed).

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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EXECUTED as of the date first above written.

CIG COMP TOWER, LLC

By:	/s/ Paul McGinn
	Name:	Paul McGinn
	Title:	Chief Executive Officer

[Signature Page to Credit Agreement]

MACQUARIE BANK LIMITED,
as Administrative Agent, Collateral Agent and Lender

By:	/s/ Benjamin Wu
Name: Benjamin Wu
Title: Managing Director

By:	/s/ David Prince
Name: David Prince
Title: Managing Director

[Signature Page to Credit Agreement]

EXHIBIT A

ASSIGNMENT AND ACCEPTANCE

Dated_________, _____

Reference is made to the Credit Agreement, dated as of August 17, 2012 (as the same may be amended or modified from time to time, the “Credit Agreement”), among CIG COMP TOWER, LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and Macquarie Bank Limited, as administrative agent (the “Administrative Agent”) for the Lenders, and as Collateral Agent. Capitalized terms not otherwise defined in this Assignment and Acceptance shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the terms of the Credit Agreement,______________________ wishes to assign and delegate $_______1 of its rights and obligations as [a Term Lender] [an Incremental Term Lender] under the Credit Agreement. Therefore, ________________(“Assignor”), ______________ (“Assignee”), and the Administrative Agent agree as follows:

Section 1. The Assignor hereby sells and assigns and delegates to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor and without representation or warranty except for the representations and warranties specifically set forth in clauses (i) and (ii) of Section 2 hereof, a _____% interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as [a Term Lender] [and] [an Incremental Term Lender] as of the Assignment Date (as defined below), including, without limitation, such percentage interest in the Assignor’s [Term Commitment][Incremental Term Commitment] and the Advances owing to the Assignor.

Section 2. The Assignor (i) represents and warrants that, prior to executing this Assignment and Acceptance, its [Term Commitment] [Incremental Term Commitment] is $_____________, [the aggregate outstanding principal amount of the Term Advances owed to it by the Borrower is $_________], [and] [the aggregate outstanding principle amount of the Incremental Term Advances owed to it by the Borrower is $ __________]; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in, or in connection with, the Credit Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto[; and (v) attaches the Note held by the Assignor and requests that the Administrative Agent exchange such Note for a new Note dated _________, ____ in the principal amount of $_________payable to the order of the Assignee.]

1 Except for assignments of 100% of a Lender’s Commitment and 100% of Advances of the Class being assigned, and except for assignments to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, an assignment of any Commitment and Advances must specify a dollar amount of not less than $500,000.

Exhibit A-1

Section 3.          The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 5.6 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document; (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and any other Loan Document as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Loan Document are required to be performed by it as a Lender; (v) specifies as its Applicable Lending Office (and address for notices) the office set forth beneath its name on the signature pages hereof; (vi) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement [and the Note] or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty2, and (vii) represents that it is an Eligible Assignee.

Section 4.          The date of effectiveness of the assignment contemplated by this Assignment and Acceptance shall be___________ (the “Assignment Date”) and following the execution of this Assignment and Acceptance, the Administrative Agent will record it.

Section 5.          Upon such recording, and as of the Assignment Date, (i) the Assignee shall be a party to the Credit Agreement for all purposes, and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

Section 6.          Upon such recording, from and after the Assignment Date, the Administrative Agent shall make all payments under the Credit Agreement [and the Note] in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Note for periods prior to the Assignment Date directly between themselves.

Section 7.          This Assignment and Acceptance shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

2 To be provided if the Assignee is organized under the laws of a jurisdiction outside the United States.

Exhibit A-2

The parties hereto have caused this Assignment and Acceptance to be duly executed as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

Address:

Attention:
Telecopy No.:

[ASSIGNEE]

By:
Name:
Title:

Address:

Attention:
Telecopy No.:

Exhibit A-3

Acknowledged [and approved]3 this _______day

Of__________, 201_:

MACQUARIE BANK LIMITED,

as Administrative Agent

By:

Name:
Title:

[Consented to:]4

CIG COMP TOWER, LLC

By:

Title:

3 Approval of Administrative Agent required if Assignee is not a Lender, an Affiliate of a Lender or an Approved Fund.

4Approval of Borrower required if Assignee is not a Lender, an Affiliate of a Lender or an Approved Fund; provided that (i) no approval of the Borrower is required if an Event of Default is continuing and (ii) the Borrower shall be deemed to have consented to any assignment (to which its consent is required) unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.

Exhibit A-4

EXHIBIT B-l

WIRELESS ASSET REPORT

BTA	BTA Rank	Geo. Desc	Market Name	Market Name Abb. (30 Char.)	MTA MTA Market Name	MTA Market Name Abb. (30 Chat.)	7/1/99 est	7/1/98 eat	1990 revised	1990 census	2000 census

											Tower	Ground
											Height	Elevation	AMSL
Site #	Site Name	State	city	County	Zip Code	Street Address	Latitude	Longitude	Asset Category	Structure Type	(ft.)	(ft.)	(ft.)	FCC ID

FAA ID	Acquired/ Built	Acquisition Date	Date added to SPV	Stack Date	Tower Age	Design Capacity	Broadband Tenants	Utility Tenants	Government Tenants	Other Tenants	Total Tenants	Remaining Capacity	BTA	BTA Rank	STA Name	Cost	Annual TCF at Close

Acquisition Multiple	Appraised Value	Last Appraisal	Acquired Through	Security	Land Rights	Ground Lease Type	Ground Lease Counterparty	Start Date	Initial Term (years)	Renewal Terms	Total Term (years)	Initial Term Expiration	Total Term Expiration	Ground Lease Remaining	Area (sq.ft,)	Payment Frequency	Initial Monthly Rent

Escalator	Escalator Frequency	Annualized Escalator	Revenue Sharing	Current Monthly Ground Rent	Current Monthly Revenue Sharing	Tenant Rent	Ground Rent	Property Taxes	Insurance	Monitoring	Maintenance	Utilities	Revenue Sharing	Monthly TCF

Site #	Site Name	Tenant	Tenant Type	Technology Type	Start Date	Initial Term (years)	Renewal Terms	Total Term (years)	Initial Term Expiration	Total Term Expiration	Lease Remaining (years)	Payment Frequency	Initial Monthly Rent	Current Monthly Rent	Escalator	Escalator Frequency	Annualized Escalator

Category	Eligibility Criteria	Required	Current	Meets Test
Minimum Exposures

Maximum Exposures

Annual Rent by Tenant
Tenant	Revenue	% Total	Units	Meets Test

Backup Portfolio Calculations

Annual Rent by Tenant Type
Tenant Type	Revenue	% Total

Annual Rent by Technology Type
Technology Type	Revenue	% Total

Annual TCF by Number of Tenants
# of Tenant	TCF	% Total

Annual TCF by Remaining Ground Lease
Years Remaining on Ground Lease	TCF	% Total

Annual TCF by Security
Type of Security	TCF	% Total

Borrowing Base Calculation	Advance Rate

Date:	Period	Advance
	Ending	Rate
Annual TCF
Advance Rate
Borrowing Base (A)

Aggregate Cost
LTC
Borrowing Base (B)

lesser of (A) and (B)

Current Advance
Outstanding balance prior to current advance
Plus: new advances
Less: repayments
Ending balance
Ending Cushion

Advances to Date

	Beginning			Ending
Date	Balance	Advances	Repayments	Balance

Diligence Checklist for New Assets

Business Diligence	Legal Diligence

EXHIBIT B-2

MONTHLY REPORT PACKAGE

2

Distribution Waterfall Report

Distribution Date:

Period Start:

Period End:

Summary of Receipts and Payments:

Cash Collections:

less:

(i)	payments to Agent for fees and expenses
(ii)	deposits into Reserve Account for current interest payment
(iii)	required prepayments of outstanding principal
(iv)	deposits into Reserve Account for 3 months Debt Service
(v)	required prepayments for Origination Reductions Event
(vi)	allowed payments and distributions to affiliates

Cash Remaining from Waterfall

plus:
Contributions from affiliates

Net Change in Cash from Distribution Waterfall

Summary of Allowed Payments and Distribution to Affiliates

Available Cash from Waterfall:

less:

(A)	payments for TCF Deductions
(B)	payments for other tower operating costs
(C)	payments for permitted Capital Expenditures
(D)	payments to Servicer for Servicing Fees
(E)	payments to Intermediate Holdings for taxes
(F)	dividend to Intermediate Holdings

Cash Remaining from Waterfall

Reserve Account Summary:

Date:

Period Start:

Period End:

Reserve Account Summary:

Reserve Account beginning balance:	-
less: Debt Service payments	-
less: withdrawals from Reserve Account	-
plus: additions to Reserve Account for current interest payment	-
plus: additions to Reserve Account for 3 months Debt Service	-
Reserve Account ending balance:	-

Calculation of Required Additions for 3 Months Debt Service:

Facility drawn balance
Facility undrawn balance
Facility total commitment

Interest Margin
Base Rate (incl. Libor Floor)
All-in interest rate

Undrawn Fee

Estimated monthly Interest Expense
Estimated monthly Commitment Fees

Estimated 3 months Debt Service
less: Reserve Account balance before additions:
Required Additions for 3 Months Debt Service:

Monthly Cash Flow Summary

Month Ending
Year
Quarter

Cash Flow Summary

Cash Collections

less:

Agent fees/expenses

Reserve Account deposits

Required principal repayments

Payments/distributions to affiliates

plus:

Contributions from affiliates

Net change in cash

Beginning Cash Balance

Ending Cash Balance

Payments/distributions to affiliates

TCF Deductions

other tower operating costs

Capital Expenditures

Servicing fees

Taxes

Dividends

Payments/distributions to affiliates

Deal Name	Status	Estimated Closing Date	Origination Source	Number of Towers	Number of Tenants	Tenants per Tower	Annual TCF	Purchase Price	All-in Cost of Acquisition	Acquisition Multiple

TBO
TBO
TBO
TBO
TBO
TBO

Total				6	12	2.0x	90,000	2,500,000	1,650,000	18.3x

Defaulted Leases

For period ended 07/31/2012

Account Aging Schedule
Site #	Site Name	Tenent	Acquisition Date	Initial Monthly Rent	Current Monthly Rent	Payments Received During Collection Period	Last Payment Received (Due Date)	Next Payment Due Date	Next Payment Amount Due	0-30 Days	30-60 Days	61-90 Days	Over 90 Days	Total Delinquencies

EXHIBIT C

COMPLIANCE CERTIFICATE

[For Fiscal Quarter Ended_______________]

This certificate, dated as of______________________, ______ [last day of Fiscal Quarter] (this “Determination Date”), is prepared pursuant to the Credit Agreement, dated as of August 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CIG COMP TOWER, LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and Macquarie Bank Limited, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and as Collateral Agent. Unless otherwise defined in this certificate, capitalized terms used herein that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

The undersigned, a Responsible Officer of the Borrower, hereby certifies on behalf of the Borrower to [his] [her] knowledge that (a) no Default or Event of Default has occurred or is continuing; (b) all of the representations and warranties made by the Borrower in the Credit Agreement and the other Loan Documents are true and correct in all material respects as if made on this date, except (i) to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date and (ii) to the extent such representations and warranties are qualified by materiality, in which case such representations and warranties are true and correct in all respects; (c) the financial statements attached hereto fairly present, in all material respects, the financial condition of the Borrower as at the dates indicated and the results of its operations for the periods indicated, subject to changes resulting from normal year-end adjustments; and (d) as of the Determination Date, the following amounts and calculations fairly demonstrate compliance with the financial covenant contained in Section 6.13 of the Credit Agreement:

Section 6.13 — Debt Service Coverage Ratio

(a)	Aggregate TCF Monthly Equivalents for the Fiscal Quarter then ending:	$

(b)	Debt Service for such Fiscal Quarter, consisting of the sum of:

(i)	Commitment Fees:	$

(ii)	Interest Expense:	$

(iii)	Debt Service (sum of Items (i) and (ii)):	$

Debt Service Coverage Ratio=ratio of (a) divided by (b):			________________________

Exhibit C-1

Minimum Debt Service Coverage Ratio permitted under

Section 6.13 of Credit Agreement:                                                   [ ___ ] to 1.00

Compliance                                                                                                     Yes    No

IN WITNESS WHEREOF, I have hereto signed my name to this Compliance Certificate as of________, _____.

CIG COMP TOWER, LLC

By:
Name:
Title:

Exhibit C-2

EXHIBIT D

NOTICE OF BORROWING

[Date]

Macquarie Bank Limited

ABN (if applicable): 46 008 583 542

No. 1 Martin Place

Sydney, NSW, 2000 Australia

c/o Macquarie Bank Limited – Representative Office

125 West 55th Street

New York, NY 10019

Attn: Emma Quigly

Telephone: +1 212 231 0476

Fax No.:     +61 2 8232 6353

Email: mcafdebtops@macquarie.com / Emma.Quigly@macquarie.com

Ladies and Gentlemen:

The undersigned, CIG COMP TOWER, LLC, a Delaware limited liability company (“Borrower”), the lenders from time to time party thereto (the “Lenders”), and Macquarie Bank Limited, as Administrative Agent for the Lenders, and as Collateral Agent, are parties to that certain Credit Agreement, dated as of August 17, 2012 (as the same may be amended or modified from time-to-time, the “Credit Agreement”, the defined terms of which are used in this Notice of Borrowing unless otherwise defined in this Notice of Borrowing). The undersigned gives you irrevocable notice pursuant to Section 2.2(a) of the Credit Agreement that the undersigned hereby requests a [Incremental] Term Borrowing and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(a) of the Credit Agreement:

(a)	The Business Day of the Proposed Borrowing is _________________,_____ (the “Proposed Borrowing Date”).

(b)	The aggregate amount of the Proposed Borrowing is $[______].

(c)	The [Incremental] Term Advances comprising the Proposed Borrowing are requested to be [Adjusted Base Rate Advances] [Eurodollar Advances].

(d)	[The Interest Period for each Eurodollar Advance made as part of the Proposed [Incremental] Term Borrowing is______ month[s].]

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the Proposed Borrowing Date:

Exhibit D-1

(i)	the representations and warranties contained in Article IV of the Credit Agreement and in each of the other Loan Documents are correct in all material respects, on and as of the Proposed Borrowing Date, before and after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom, as though made on the Proposed Borrowing Date, except (x) to the extent that such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date and (y) to the extent such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects;

(ii)	no Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom;

(iii)	after giving effect to such Proposed Borrowing, there will be no more than three (3) Interest Periods applicable to outstanding Eurodollar Advances;

(iv)	[use for Term Borrowing only:] [after giving effect to such Proposed Borrowing the aggregate funded amounts of all Term Advances made on or prior to the Proposed Borrowing Date will not exceed the aggregate Term Commitments];

[use for Incremental Term Borrowing only:] [the Proposed Borrowing does not exceed the Incremental Term Commitments of the applicable Series in effect on the Proposed Borrowing Date];

(v)	after giving effect to the Proposed Borrowing, the aggregate amount of the Term Borrowings will not exceed the Advance Rate;

(vi)	each of the conditions precedent set forth in Sections 3.1 and 3.2 of the Credit Agreement were satisfied as of the Funding Date and will continue to be satisfied as of the Proposed Borrowing Date; and

(vii)	[use for any Borrowing other than with respect to the Initial Wireless Assets:] [each of the conditions precedent to a Borrowing set forth in Section 3.3 of the Credit Agreement are satisfied as of the date hereof and will continue to be satisfied as of the Proposed Borrowing Date].

IN WITNESS WHEREOF, the undersigned hereby delivers this Notice of Borrowing to you as of the date first mentioned above.

Very truly yours,

CIG COMP TOWER, LLC

By:
Name:
Title:

Exhibit D-2

EXHIBIT E

NOTICE OF CONVERSION OR CONTINUATION

[Date]

Macquarie Bank Limited

ABN (if applicable): 46 008 583 542

No. 1 Martin Place

Sydney, NSW, 2000 Australia

c/o Macquarie Bank Limited – Representative Office

125 West 55th Street

New York, NY 10019

Attn: Emma Quigly

Telephone:+1 212 231 0476

Fax No.: +61 2 8232 6353

Email: mcafdebtops@macquarie.com / Emma.Quigly@macquarie.com

Ladies and Gentlemen:

The undersigned, CIG COMP TOWER, LLC (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Macquarie Bank Limited, as Administrative Agent for the Lenders and as Collateral Agent, are parties to that certain Credit Agreement, dated as of August 17, 2012 (as the same may be amended, modified, or supplemented from time-to-time, the “Credit Agreement”, the defined terms of which are used in this Notice of Conversion or Continuation unless otherwise defined in this Notice of Conversion or Continuation). The undersigned hereby gives you irrevocable notice pursuant to Section 2.2(b) of the Credit Agreement that the undersigned hereby requests a [Conversion] [Continuation] of outstanding [Incremental] Term Advances, and in connection with that request sets forth below the information relating to the requested [Incremental] Term Borrowing (the “Proposed Borrowing”) as required by Section 2.2(b) of the Credit Agreement:

(a)	The Business Day of the Proposed Borrowing is____________,____.

(b)	The aggregate amount of the existing [Incremental] Term Advances to be Converted or Continued is $___________ and such Advances are [Adjusted Base Rate Advances] [Eurodollar Advances] (“Existing Advances”).

(c)	The Proposed Borrowing consists of [a Conversion of the Existing Advances to [Adjusted Base Rate Advances] [Eurodollar Advances]] [a Continuation of the Existing Advances].

(d)	[The Interest Period for the Proposed Borrowing is [ ____ month[s].]

Exhibit E-1

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i)	no Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom; and

(ii)	after giving effect to such Proposed Borrowing, there will be no more than three (3) Interest Periods applicable to outstanding Eurodollar Advances;

Very truly yours,

CIG COMP TOWER, LLC

By:
Name:
Title:

Exhibit E-2

EXHIBIT F

SECURITY AGREEMENT

See attached

[See Exhibit 10.2 to the Company’s Current Report on Form 8-K, Filed with the Securities and Exchange Commission on September 14, 2012]

EXHIBIT G-l

Prepared by and upon
Recordation Return To:

CIG COMP TOWER, LLC, as mortgagor

(Mortgagor)

to

MACQUARIE BANK LIMITED, as mortgagee

(Mortgagee)

LEASEHOLD MORTGAGE AND ASSIGNMENT OF LEASES AND RENTS

Dated:	As of_______, 201__

Location:

County:

Property Identification Number:

THIS LEASEHOLD MORTGAGE AND ASSIGNMENT OF LEASES AND RENTS (this “Security Instrument”) is made as of this______day of__________, 201______, by CIG COMP TOWER, LLC, a Delaware limited liability company (“Mortgagor”), having its principal place of business at Five Concourse Parkway, Suite 3150, Atlanta, Georgia 30328, for the benefit of MACQUARIE BANK LIMITED, as collateral agent for Lenders referred to below and for the other Secured Parties (as defined in the Credit Agreement), in such capacity, together with its successors in such capacity (the “Mortgagee”), having an address at c/o Macquarie Bank Limited - Representative Office, 125 West 55th Street, New York, NY 10019.

RECITALS:

Mortgagor, Mortgagee and the lenders named therein (“Lenders”) and the other parties thereto have entered into a Credit Agreement, dated as of August 17, 2012 (as amended, restated or supplemented from time to time in accordance with its terms, the “Credit Agreement”), pursuant to which Mortgagor will obtain from Lenders a delayed draw term credit facility in a maximum original principal amount of up to One Hundred Fifty Million Dollars ($150,000,000.00) (the “Loan”); and

This Security Instrument is given pursuant to the Credit Agreement, and payment, fulfillment, and performance by Mortgagor of its obligations thereunder and under the other Loan Documents are secured hereby. All capitalized terms not defined herein shall have the respective meanings set forth in the Credit Agreement.

Article 1 - Grants Of Security

Section 1.1      Property Mortgaged. Mortgagor does hereby irrevocably mortgage, grant, bargain, sell, pledge, assign, warrant, transfer, convey and grant a security interest to Mortgagee and its successors and assigns all of its right, title and interest in and to, with a power of sale, the following property, rights, interests and estates now owned, or hereafter acquired by Mortgagor (collectively, the “Property”):

(a)        Ground Lease. That certain [Communications Site Lease Agreement] dated ______ by and between______, as lessor (together with any future owner(s) of the lessor’s interest in the Ground Lease, “Fee Owner”), and Mortgagor, as lessee, [a memorandum of which was recorded on_________ ___, 20_______, in Book #______, Page #______, in the office of the______County Recorder] (the “Ground Lease”), and the leasehold estate created thereby (the “Leasehold Estate”) in the real property described in Exhibit A attached hereto (the “Land”), including all assignments, modifications, extensions and renewals of the Ground Lease and all credits, deposits, options, proceeds, privileges and rights of Mortgagor as tenant under the Ground Lease, including, but not limited to, the right, if any, to renew or extend the Ground Lease for a succeeding term or terms, and also including all the right, title, claim or demand whatsoever of Mortgagor either in law or in equity, in possession or expectancy, of, in and to Mortgagor’s right, as tenant under the Ground Lease, to elect under Section 365(h)(1) of Title 11 U.S.C.A. § 101 et seq. and the regulations adopted and promulgated thereto (as the same may be amended from time to time, the “Bankruptcy Code”) to terminate or treat the Ground Lease as terminated or to consent to the transfer of the Fee Owner’s interest in the Land and the Improvements (defined below) free and clear of the Ground Lease under Section 363 of the Bankruptcy Code in the event (i) of the bankruptcy, reorganization or insolvency of the Fee Owner, and (ii) (A) the rejection of the Ground Lease by such Fee Owner, as debtor in possession, or by a trustee for such Fee Owner, pursuant to Section 365 of the Bankruptcy Code or (B) any attempt by such Fee Owner, as debtor in possession, or by a trustee for such Fee Owner, to transfer such Fee Owner’s interest in the Land and the Improvements under Section 363 of the Bankruptcy Code;

(b)        Sublease. Mortgagor’s interests in all existing and future leases, subleases, subtenancies, licenses, occupancy agreements and concessions (collectively, the “Subleases”) affecting the Land, including all assignments, modifications, extensions and renewals of such Subleases and all credits, deposits, options, privileges and rights of Mortgagor as landlord or tenant, as applicable, under the Subleases, including, but not limited to, the right, if any, to renew or extend each Sublease for a succeeding term or terms, and also including all the right, title, claim or demand whatsoever of Mortgagor either in law or in equity, in possession or expectancy, of, in and to Mortgagor’s right, as landlord or tenant, as applicable, under the Subleases pursuant to the Bankruptcy Code;

(c)        Improvements. The buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on the Land in which Mortgagor may have an interest in connection with the Ground Lease (collectively, the “Improvements”);

(d)        Easements. All easements granted to Mortgagor pursuant to the Ground Lease and any other easements, rights-of-way or use, air rights and development rights, and all estates, rights, titles and interests of any nature whatsoever, in which Mortgagor may in any way now have or hereafter obtain in connection with the Ground Lease;

(e)        Fixtures and Personal Property. All machinery, equipment, fixtures and other property of every kind and nature whatsoever in which Mortgagor may now or hereafter have an interest in connection with the Ground Lease, and all proceeds and products of the above;

(f)        Rents. All rents, additional rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, deposits (including, without limitation, security, utility and other deposits), profits, revenues and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Mortgagor or its agents or employees from any and all sources arising from or attributable to the Property now existing or hereafter arising (collectively, the “Rents”) and all proceeds from the sale or other disposition of the Subleases and the right to receive and apply the Rents to the payment of the Debt (defined below);

(g)        Insurance Proceeds. All insurance proceeds in which Mortgagor may have an interest in connection with the Ground Lease (collectively, the “Insurance Proceeds”);

(h)        Condemnation Awards. All of Mortgagor’s interests in any awards, including interest thereon, which may heretofore and hereafter be made with respect to the Property by reason of condemnation, whether from the exercise of the right of eminent domain (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of the right), or for any other injury to or decrease in the value of the Property (collectively, the “Awards”);

2

(i)        Agreements. All agreements, contracts, certificates, instruments, permits, licenses, and, to the extent lawfully assignable, all licenses, permits, approvals and consents which are required for the ownership and operation of the Property heretofore or hereafter obtained from applicable federal, state and local authorities, plans, specifications and other documents, now or hereafter entered into, and all rights therein and thereto, respecting or pertaining to the use, occupation, construction, management or operation of the Improvements and/or the Leasehold Estate and any part thereof, including, without limitation, the right, upon the happening of any default hereunder, to receive and collect any sums payable to Mortgagor thereunder.

(j)        Rights. The right, in the name and on behalf of Mortgagor, to appear in and defend any action or proceeding brought with respect to the Property and to commence any action or proceeding to protect the interest of Mortgagee in the Property;

(k)        Conversion. All proceeds of the conversion, voluntary or involuntary, of any of the foregoing items set forth in subsections (a) through (i) including, without limitation, Insurance Proceeds and Awards, into cash or liquidation claims; and

(1)        Other Rights. Any and all other rights of Mortgagor in and to the and/or proceeds from items set forth in subsections (a) through (j) above.

Section 1.2     Assignment of Rents. Mortgagor hereby absolutely and unconditionally assigns to Mortgagee all of Mortgagor’s right, title and interest in and to all current and future Subleases and Rents; it being intended by Mortgagor that this assignment constitutes a present, absolute assignment and not an assignment for additional security only. Nevertheless, subject to the terms of the Credit Agreement, this Section 1.2 and Section 7.1 of this Security Instrument, Mortgagee grants to Mortgagor a revocable license to collect, receive, use and enjoy the Rents. Mortgagor shall hold the Rents, or a portion thereof sufficient to discharge all current sums due on the Debt, for use in the payment of such sums.

Section 1.3     Collection and Application of Rents. Subject to the license granted to Mortgagor under Section 1.2 above, Mortgagee has the right, power and authority to collect any and all Rents. Mortgagor hereby appoints Mortgagee its attorney-in-fact to perform any and all of the following acts, if and at the times when Mortgagee in its sole discretion may so choose after the occurrence of an Event of Default:

(a)        Demand, receive and enforce payment of any and all Rents; or

(b)        Give receipts, releases and satisfactions for any and all Rents; or

(c)        Sue either in the name of Mortgagor or in the name of Mortgagee for any and all Rents.

Mortgagor agrees that the mere recordation of the assignment granted herein entitles Mortgagee immediately to collect and receive rents upon the occurrence of an Event of Default without first taking any acts of enforcement under applicable law, such as, but not limited to, providing notice to Mortgagor, filing foreclosure proceedings, or seeking and/or obtaining the appointment of a receiver. Further, Mortgagee’s right to the Rents does not depend on whether or not Mortgagee takes possession of the Property as permitted under Section 7.1. In Mortgagee’s sole discretion, Mortgagee may choose to collect Rents either with or without taking possession of the Property after the occurrence of an Event of Default. If an Event of Default occurs while Mortgagee is in possession of all or part of the Property and is collecting and applying Rents as permitted under this Security Instrument, Mortgagee and any receiver shall nevertheless be entitled to exercise and invoke every right and remedy afforded any of them under this Security Instrument and at law or in equity.

3

Section 1.4      Mortgagee Not Responsible. Under no circumstances shall Mortgagee have any duty to collect Rents from the Property. Regardless of whether or not Mortgagee, in person or by agent, takes actual possession of the Land and Improvements, unless Mortgagee agrees in writing to the contrary, Mortgagee is not and shall not be deemed to be:

(a)        A “mortgagee in possession” for any purpose; or

(b)        Responsible for performing any of the obligations of the lessor under any lease; or

(c)        Responsible for the control, care, management, or repair of the property or any personal property or for any waste committed by lessees or any other parties, any dangerous or defective condition of the Property, or any negligence in the management, upkeep, repair or control of the Property;

(d)        Liable in any manner for the Property or the use, occupancy, enjoyment or operation of all or any part of it; or

(e)        Liable in any way for any injury or damage to any person or property sustained by any person or persons, firm, or corporation in or about the Property.

Section 1.5      Fixture Filing. Certain of the Property is or will become “fixtures” (as that term is defined in the Uniform Commercial Code) on the Land, and this Security Instrument, upon being filed for record in the real estate records of the city or county wherein such fixtures are situated, shall operate also as a financing statement (naming Mortgagor as the debtor and Mortgagee (for the benefit of the Secured Parties) as the secured party) filed as a fixture filing in accordance with the applicable provisions of the Uniform Commercial Code upon such of the Property that is or may become fixtures.

CONDITIONS TO GRANT

TO HAVE AND TO HOLD the above granted and described Property unto and to the use and benefit of Mortgagee, and the successors and assigns of Mortgagee, forever; and

PROVIDED FURTHER, HOWEVER, these presents are upon the express condition that, if Mortgagor shall well and truly pay to Mortgagee the Debt (as hereinafter defined in Section 2.1) at the time and in the manner provided in the Credit Agreement, shall well and truly perform the Other Obligations (as hereinafter defined in Section 2.2) as set forth in this Security Instrument and shall well and truly abide by and comply with each and every covenant and condition set forth in the Credit Agreement and the other Loan Documents, these presents and the estate hereby granted shall cease, terminate and be void.

Article 2 - Debt And Obligations Secured

Section 2.1      Debt. This Security Instrument and the grants, assignments and transfers made in Article 1 are given for the purpose of securing the indebtedness owed by Mortgagor to Mortgagee pursuant to the terms of the Credit Agreement (the “Debt”).

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Section 2.2     Other Obligations, This Security Instrument and the grants, assignments and transfers made in Article 1 are also given for the purpose of securing the performance of the following (the “Other Obligations”): (a) all other obligations of Mortgagor contained herein; (b) each obligation of Mortgagor contained in the Credit Agreement and any other Loan Document; and (c) each obligation of Mortgagor contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of the Credit Agreement or any other Loan Document.

Section 2.3     Debt and Other Obligations. Mortgagor’s obligations for the payment of the Debt and the performance of the Other Obligations shall be referred to collectively herein as the “Obligations.”

Section 2.4     Payment of Debt. Mortgagor covenants and agrees to pay the Debt at the time and in the manner provided in the Credit Agreement.

Section 2.5     Incorporation by Reference. All of the rights, remedies, obligations, covenants, conditions, agreements, indemnities, representations and warranties contained in (a) the Credit Agreement, (b) the Intermediate Holdings Pledge Agreement and (c) all and any of the other Loan Documents, are hereby made a part of this Security Instrument to the same extent and with the same force as if fully set forth herein.

Article 3 - Property Covenants

Mortgagor covenants and agrees that:

Section 3.1     Leases. Mortgagor shall not enter in any Sublease for all or any portion of the Property unless in accordance with the provisions of the Credit Agreement.

Section 3.2     Warranty of Title. Mortgagor has good, marketable and insurable title to the Property, free and clear of all Liens whatsoever except as may be expressly permitted under the Loan Documents (the “Permitted Encumbrances”) and the Liens created by the Loan Documents. This Security Instrument, when properly recorded in the appropriate records will create a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents. Mortgagor shall forever warrant, defend and preserve the title and the validity and priority of the Lien of this Security Instrument and shall forever warrant and defend the same to Mortgagee against the claims of all Persons whomsoever (other than holders of the Permitted Encumbrances).

Section 3.3      Ground Lease.

(a)        Mortgagor shall (i) pay, or cause to be paid, all rents, additional rents and other sums required to be paid by Mortgagor to Fee Owner under the Ground Lease, as tenant under and pursuant to the provisions of the Ground Lease, (ii) diligently perform and observe, or cause to be performed and observed, in all material respects, the terms, covenants and conditions of the Ground Lease on the part of Mortgagor, as tenant thereunder, (iii) promptly notify Mortgagee of the giving of any notice by Fee Owner under the Ground Lease to Mortgagor of any default by Mortgagor, as tenant thereunder, and deliver to Mortgagee a true copy of each such notice within five (5) Business Days of receipt and (iv) promptly notify Mortgagee of any bankruptcy, reorganization or insolvency of Fee Owner or of any notice thereof, and deliver to Mortgagee a true copy of such notice within five (5) Business Days of Mortgagor’s receipt.

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(b)        Mortgagor shall not, without the prior consent of Mortgagee, surrender the Leasehold Estate created by the Ground Lease or terminate or cancel the Ground Lease or, except as may be expressly permitted pursuant to Section 6.11 of the Credit Agreement, modify, change, supplement, alter or amend the Ground Lease, either orally or in writing and if Mortgagor shall default in the performance or observance of any term, covenant or condition of the Ground Lease on the part of Mortgagor, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Mortgagee shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Ground Lease on the part of Mortgagor to be performed or observed on behalf of Mortgagor, to the end that the rights of Mortgagor in, to and under the Ground Lease shall be kept unimpaired and free from default.

(c)        If Fee Owner shall deliver to Mortgagee a copy of any notice of default under the Ground Lease, such notice shall constitute full protection to Mortgagee for any action taken or omitted to be taken by Mortgagee, in good faith, in reliance thereon.

Section 3.4     Insurance. Mortgagor shall obtain and maintain, or cause to be maintained, in full force and effect at all times insurance with respect to Mortgagor and the Property as required pursuant to the Credit Agreement.

Section 3.5     Maintenance of Property. Mortgagor shall cause the Property to be maintained as required pursuant to the Credit Agreement.

Article 4 - Due On Sale/Encumbrance

Section 4.1     Lenders’ Reliance. Mortgagor acknowledges that Lenders have examined and relied on the experience of Mortgagor and its general partners, members and principals in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Mortgagor’s ownership of the Property as a means of maintaining the value of the Property as security for the payment of the Debt and the performance of the Other Obligations. Mortgagor acknowledges that Lenders have a valid interest in maintaining the value of the Property so as to ensure that, should Mortgagor default in the payment of the Debt or the performance of the Other Obligations, Mortgagee can recover the Debt by a sale of the Property.

Section 4.2     No Sale/Encumbrance. Mortgagor shall not cause or permit a sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, lease, sublease, grant of any options with respect to, or any other transfer or disposition (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of its legal or beneficial interest in the Property or any part thereof, other than in accordance with the provisions of the Credit Agreement, without the prior written consent of Mortgagee.

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Article 5 Release Of Property

Section 5.1      Release of Property. Mortgagor shall not be entitled to a release of any portion of the Property from the lien of this Security Instrument except in accordance with terms and conditions of the Credit Agreement.

Article 6 – Default

Section 6.1     Event of Default. The term “Event of Default” as used in this Security Instrument shall have the meaning assigned to such term in the Credit Agreement.

Article 7 - Rights And Remedies Upon Default

Section 7.1     Remedies. Upon the occurrence and during the continuance of any Event of Default, Mortgagor agrees that Mortgagee may take such action or actions as may be provided in the Credit Agreement and the other Loan Documents, and, in addition thereto, shall have the right to take one or more of the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(a)        institute proceedings, judicial or otherwise, including, without limitation, through power of sale, for the complete foreclosure of this Security Instrument under any applicable provision of law, in which case the Property or any interest therein may be sold for cash or upon credit in one or more parcels or in several interests or portions and in any order or manner;

(b)        with or without entry, to the extent permitted and pursuant to the procedures provided by applicable law, institute proceedings for the partial foreclosure of this Security Instrument for the portion of the Debt then due and payable, subject to the continuing lien and security interest of this Security Instrument for the balance of the Debt not then due, unimpaired and without loss of priority;

(c)        sell, or otherwise dispose of, for cash or upon credit the Property or any part thereof and all estate, claim, demand, right, title and interest of Mortgagor therein and rights of redemption thereof, pursuant to power of sale or otherwise, at one or more sales, as an entirety or in parcels, in any combination and in any manner permitted by applicable law;

(d)        declare any or all of the Obligations to be due and payable immediately;

(e)        cure any breach or default of Mortgagor, and if it chooses to do so in connection with any such cure or with respect to preventing a loss to Mortgagee’s interest in the Property;

(f)        be entitled, as a matter of right, without notice and without giving bond to Mortgagor or anyone claiming by, under or through Mortgagor, and without regard for the solvency or insolvency of Mortgagor or the then value of the Property, to the extent permitted by applicable law, to have a receiver, trustee, liquidator or conservator appointed for all or any part of the Property and the Rents, and the proceeds, issues and profits thereof, with the rights and powers referenced below and such other rights and powers as the court making such appointment shall confer, and Mortgagor hereby consents to the appointment of such receiver, trustee, liquidator or conservator and shall not oppose any such appointment. Such receiver, trustee, liquidator or conservator shall have all powers and duties prescribed by applicable law, all other powers which are necessary or usual in such cases for the protection, possession, control, management and operation of the Property, and such rights and powers as Mortgagee would have, upon entering and taking possession of the Property under this Section 7.1;

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(g)        the license granted to Mortgagor under Section 1.2 hereof shall automatically be revoked;

(h)        enter into or upon the Property, either personally, by its agents, court-appointed receiver, nominees or attorneys and dispossess Mortgagor and its agents and servants therefrom, without liability for trespass, damages or otherwise and exclude Mortgagor and its agents or servants wholly therefrom, and Mortgagor agrees to surrender possession of the Property to Mortgagee upon demand, and thereupon Mortgagee may (i) use, operate, manage, control, insure, maintain, repair, restore and otherwise deal with all and every part of the Property and conduct the business thereat; (ii) complete any construction on the Property in such manner and form as Mortgagee deems reasonably advisable; (iii) make alterations, additions, renewals, replacements and improvements to or on the Property as may be reasonably necessary to operate the Wireless Assets; (iv) exercise all rights and powers of Mortgagor with respect to the Property, whether in the name of Mortgagor or otherwise, including, without limitation, the right to make, cancel, enforce or modify Subleases; and (v) require Mortgagor to vacate and surrender possession of the Property to Mortgagee and, in default thereof, Mortgagor may be evicted by summary proceedings or otherwise. Mortgagor hereby irrevocably constitutes and appoints Mortgagee as Mortgagor’s attorney-in-fact to perform such acts and execute such documents as Mortgagee in its reasonable discretion may consider to be appropriate in connection with taking these measures, including endorsement of Mortgagor’s name on any instruments;

(i)        recover judgment on the Note either before, during or after any proceedings for the enforcement of this Security Instrument or the other Loan Documents;

(j)        exercise any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including, without limiting the generality of the foregoing: (i) the right to take possession of the personal property or any part thereof, and to take such other measures as Mortgagee may deem reasonably necessary for the care, protection and preservation of the personal property, and (ii) request Mortgagor at its expense to assemble the personal property and make it available to Mortgagee at a convenient place acceptable to Mortgagee. Any notice of sale, disposition or other intended action by Mortgagee with respect to the personal property sent to Mortgagor in accordance with the provisions hereof at least five (5) Business Days prior to such action, shall constitute commercially reasonable notice to Mortgagor; and

(k)        pursue such other remedies as Mortgagee may have under applicable law.

In the event of a sale, by foreclosure, power of sale or otherwise, of less than all of Property, this Security Instrument shall continue as a lien and security interest on the remaining portion of the Property unimpaired and without loss of priority. In the event of a sale, by foreclosure, power of sale, or otherwise, Secured Parties may bid for and acquire the Property and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the Obligations the amount of the bid made therefor, after deducting therefrom the reasonable and actual expenses of the sale, the cost of any enforcement proceeding hereunder and any other sums which Secured Parties are authorized to deduct under the terms hereof, to the extent necessary to satisfy such bid.

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Article 8 - Further Assurances

Section 8.1      Recording of Security Instrument, etc. Mortgagor forthwith upon the execution and delivery of this Security Instrument and thereafter, from time to time, will cause this Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Mortgagee in, the Property. Mortgagor will pay all taxes, filing, registration or recording fees and all expenses incident to the preparation, execution, acknowledgment and/or recording of this Security Instrument, the other Loan Documents, and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Security Instrument, the other Loan Documents, or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do.

Section 8.2     Further Acts, etc. Mortgagor will, at the sole cost and expense of Mortgagor, and without expense to Mortgagee or any other Secured Party, do, execute, acknowledge and deliver all further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Mortgagee shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Mortgagee the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee and/or any other Secured Party, or for carrying out the intention or facilitating the performance of the terms of this Security Instrument or for filing, registering or recording this Security Instrument, or for complying with all Legal Requirements. Mortgagor hereby authorizes Mortgagee to execute in the name of Mortgagor or without the signature of Mortgagor to the extent Mortgagee may lawfully do so, one or more financing statements (including, without limitation, initial financing statements and amendments thereto and continuation statements) to evidence more effectively the security interest of Mortgagee and Lenders in the Property.

Section 8.3     Legal Fees for Enforcement. After the occurrence and during the continuance of an Event of Default, Mortgagor shall pay to Mortgagee on demand any and all reasonable and documented out-of-pocket expenses, including legal expenses and attorneys’ fees, incurred or paid by Mortgagee in protecting its interest in the Property or in collecting any amount payable hereunder or in enforcing its rights hereunder and/or any other Loan Document with respect to the Property (including commencing any foreclosure action), whether or not any legal proceeding is commenced hereunder or thereunder, together with interest thereon at the “Default Interest” rate (as specified in Section 2.5(d) of the Credit Agreement) from the date paid or incurred by Mortgagee until such expenses are paid by Mortgagor. The phrases “legal expenses” and “attorneys’ fees” shall include any and all reasonable and actual attorneys’, paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Mortgagee in protecting its interest in the Property, the Subleases and the Rents and enforcing its rights hereunder after the occurrence and during the continuance of an Event of Default.

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Section 8.4    Replacement Documents. Upon receipt of an affidavit of an officer of Mortgagee as to the loss, theft, destruction or mutilation of any Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Loan Document, Mortgagor will issue, in lieu thereof, a replacement Loan Document, dated the date of such lost, stolen, destroyed or mutilated Loan Document in the same principal amount thereof, as applicable, and otherwise of like tenor.

Article 9 - Environmental hazards

Section 9.1      Environmental Covenants. Mortgagor covenants and agrees from the date hereof until the date that and any and all obligations and liabilities, together with interest and other costs and expenses, in each case owing to Mortgagee, have been paid in full that Mortgagor shall:

(a)        Immediately report to Mortgagee upon becoming aware of (i) the introduction of any Hazardous Material onto any facility owned or operated by Mortgagor or its Subsidiaries if the introduction thereof reasonably could be expected to have a Material Adverse Effect and (ii) the initiation of any action, suit, proceeding, investigation or regulatory action against Mortgagor or any of its Subsidiaries or in connection with any such facility relating to any Release of Hazardous Materials in accordance with Section 5.7(c) of the Credit Agreement.

(b)        Immediately deliver to Mortgagee copies of (i) all reports (other than routine reports regularly submitted in the ordinary course of business) submitted to any Governmental Authority by Mortgagor or any of its Subsidiaries in connection with either the presence of Hazardous Materials at any facility owned or operated by Mortgagor or any of its Subsidiaries or any other environmental matter relating to such facility, and (ii) all reports, notices, and correspondence transmitted to Mortgagor or its Subsidiaries by any Governmental Authority in connection with either the presence of any Hazardous Materials at or near any such facility or any other environmental matter relating to such facility in accordance with Section 5.7(c) of the Credit Agreement.

(c)        Except for Hazardous Materials that Mortgagor or its Subsidiaries uses or stores or that an Obligor (defined below) of Mortgagor or its Subsidiaries, or any other Person entitled to the use of the applicable properties or assets, uses, stores or transports in the ordinary course of its business and in compliance with Legal Requirements, keep all of its properties and assets free of Hazardous Materials. Mortgagor and each of its Subsidiaries shall comply with and use its best efforts to ensure compliance by all tenants and subtenants with all Environmental Laws (defined below) and all Legal Requirements relating to occupational safety or health and shall obtain and comply with, and use its best efforts to ensure that all tenants and subtenants obtain and comply with, any and all approvals, registrations or permits required thereunder. Mortgagor and its Subsidiaries shall conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other action necessary to clean up and remove all Hazardous Materials, on, from or affecting any of its properties or assets as required by Legal Requirements, except as such laws, ordinances, rules, regulations, orders or directives may be contested by Mortgagor and its Subsidiaries in good faith by appropriate proceedings and for which adequate reserves have been established in conformity with generally accepted accounting principles. It is expressly understood and agreed by Mortgagor and Mortgagee that Mortgagor’s tenants and subtenants may install and use generators on the Property which are or may use and contain oil, petroleum or petroleum derived substances, provided, that, such installation and use comply with this Section 9.1(c) at all times.

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Section 9.2     Indemnification. Mortgagor covenants and agrees to defend, indemnify, and hold harmless Mortgagee and each Secured Party and each of their respective directors, officers, employees, affiliates, representatives and agents (each an “Indemnified Party”) from and against any and all penalties, fines, liabilities, damages, costs, or expenses of whatever kind or nature asserted against such Indemnified Party (unless resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Party or such Indemnified Party’s Affiliates), arising out of, or in any way related to: (i) the Release or threatened Release of any Hazardous Materials on, at or from any property at any time owned, leased, operated or occupied by Mortgagor or its Subsidiaries; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (iii) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (iv) any violation of Legal Requirements which is based upon or in any way related to such Hazardous Materials or to any environmental matter, including reasonable attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses actually incurred.

For purposes of this Article IX, the following term shall have the following meaning:

“Obligor” means a person that is contractually obligated to make payment under a contract, including any guarantor of such obligations.

Article 10 – Waivers

Section 10.1     Waiver of Foreclosure Defense. Mortgagor hereby waives any defense Mortgagor might assert or have by reason of Mortgagee’s failure to make any tenant or lessee of the Property a party defendant in any foreclosure proceeding or action instituted by Mortgagee.

Section 10.2     Waiver of Counterclaim. To the extent permitted by applicable law, Mortgagor hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Mortgagee and/or Lenders arising out of or in any way connected with this Security Instrument, the Credit Agreement, any of the other Loan Documents, or the Obligations.

Section 10.3     Waiver of Notice. To the extent permitted by applicable law, Mortgagor shall not be entitled to any notices of any nature whatsoever from Mortgagee and/or Lenders except with respect to matters for which this Security Instrument or the other Loan Documents specifically and expressly provide for the giving of notice by Mortgagee and/or Lenders to Mortgagor and except with respect to matters for which Mortgagee and/or Lenders is required by applicable law to give notice, and Mortgagor hereby expressly waives the right to receive any notice from Mortgagee and/or Lenders with respect to any matter for which this Security Instrument or the other Loan Documents do not specifically and expressly provide for the giving of notice by Mortgagee and/or Lenders to Mortgagor.

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Article 11 – Notices

Section 11.1     Notices. All notices or other written communications hereunder shall be delivered in accordance with Section 9.2 of the Credit Agreement.

Article 12 - Applicable Law

Section 12.1     Governing Law. This Security Instrument shall be governed, construed, applied and enforced in accordance with the laws of the state in which the Property is located and applicable laws of the United States of America.

Section 12.2     Provisions Subject to Applicable Law. All rights, powers and remedies provided in this Security Instrument may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of law and are intended to be limited to the extent necessary so that they will not render this Security Instrument invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law. If any term of this Security Instrument or any application thereof shall be invalid or unenforceable, the remainder of this Security Instrument and any other application of the term shall not be affected thereby.

Article 13 - Miscellaneous Provisions

Section 13.1     No Oral Change. This Security Instrument, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Mortgagor or Mortgagee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

Section 13.2     Successors and Assigns. This Security Instrument shall be binding upon and inure to the benefit of Mortgagor and Mortgagee and their respective successors and assigns forever.

Section 13.3     Inapplicable Provisions. If any term, covenant or condition of the Credit Agreement, the Intermediate Holdings Pledge Agreement or this Security Instrument is held to be invalid, illegal or unenforceable in any respect, the Credit Agreement, the Intermediate Holdings Pledge Agreement and this Security Instrument shall be construed without such provision.

Section 13.4     Headings, etc. The headings and captions of various Sections of this Security Instrument are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

Section 13.5     Subrogation. If any or all of the proceeds of the Loan have been used to extinguish, extend or renew any indebtedness heretofore existing against the Property, then, to the extent of the funds so used, Mortgagee shall be subrogated to all of the rights, claims, liens, titles, and interests existing against the Property heretofore held by, or in favor of, the holder of such indebtedness and such former rights, claims, liens, titles, and interests, if any, are not waived but rather are continued in full force and effect in favor of Mortgagee and are merged with the lien and security interest created herein as cumulative security for the payment of the Debt, the performance and discharge of Mortgagor’s obligations hereunder, the performance and discharge of Mortgagor’s obligations under the Credit Agreement and the other Loan Documents and the performance and discharge of the Other Obligations.

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Section 13.6     Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

Section 13.7     Entire Agreement. This Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Mortgagor and Mortgagee related hereto are superseded by the terms of this Security Instrument and the other Loan Documents.

Section 13.8     Limitation on Mortgagee’s Responsibility. No provision of this Security Instrument shall operate to place any obligation or liability for the control, care, management or repair of the Property upon Mortgagee, nor shall it operate to make Mortgagee responsible or liable for any waste committed on the Property by the tenants or any other Person, or for any dangerous or defective condition of the Property, or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any tenant, licensee, employee or stranger. Nothing herein contained shall be construed as constituting Mortgagee a “mortgagee in possession.”

Section 13.9     Relationship of the Parties. The relationship between Mortgagor and Lenders and the other Secured Parties is solely that of debtor and creditors, and Lenders have no fiduciary or other special relationship with Mortgagor, and no term or condition of any of the Credit Agreement, this Security Instrument and the other Loan Documents shall be construed so as to deem the relationship between Mortgagor and Lenders to be other than that of debtor and creditors.

Article 14 - Cross-Collateralization

Section 14.1      Mortgagor acknowledges that the Debt is secured by this Security Instrument together with those additional mortgages, deeds of trust or deeds to secure debt (the “Additional Security Instruments”) given by Mortgagor to Mortgagee and other Loan Documents securing or evidencing the Debt, and encumbering other properties, all as more specifically set forth in the Credit Agreement. Upon the occurrence and during the continuance of an Event of Default, Mortgagee shall have the right to institute a proceeding or proceedings for the total or partial foreclosure of this Security Instrument and any or all of the Additional Security Instruments whether by court action, power of sale or otherwise, under any applicable provision of law, for all of the Debt or the portion of the Debt allocated to the Property in this Security Instrument, and the lien and the security interest created by the Additional Security Instruments shall continue in full force and effect without loss of priority as a lien and security interest securing the payment of that portion of the Debt then due and payable but still outstanding. Mortgagor acknowledges and agrees that the Property and the other properties are located in one or more States, Commonwealths and counties, and therefore Mortgagee shall be permitted upon the occurrence and during the continuance of an Event of Default to enforce payment of the Debt and the performance of any term, covenant or condition of this Security Instrument or the Additional Security Instruments and exercise any and all rights and remedies under this Security Instrument, the other Loan Documents, or the Additional Security Instruments or as provided by law or at equity, by one or more proceedings, whether contemporaneous, consecutive or both, to be determined by Mortgagee, in its sole discretion, in any one or more of the States, Commonwealths or counties in which the Property or any of the other properties is located. Neither the acceptance of this Security Instrument, the other Loan Documents nor the enforcement thereof in any one State, Commonwealth or county, whether by court action, foreclosure, power of sale or otherwise, shall prejudice or in any way limit or preclude enforcement by court action, foreclosure, power of sale or otherwise, of this Security Instrument, the other Loan Documents, or any Additional Security Instruments through one or more additional proceedings in that State, Commonwealth or county or in any other State, Commonwealth or county. To the extent permitted by applicable law, Mortgagor hereby waives the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale of: (i) the Property hereunder, (ii) other property secured by the Additional Security Instruments, or (iii) any part of or any interest in the property set forth in clauses (i) and (ii). Further, Mortgagor hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of this Security Instrument on behalf of Mortgagor, and on behalf of each and every Person acquiring any interest in or title to the Property subsequent to the date of this Security Instrument and on behalf of all persons to the extent permitted by applicable law.

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Article 15 - Ground Lease Provisions

Section 15.1     No Merger of Fee and Leasehold Estates; Releases. So long as any portion of the Debt shall remain unpaid, unless Mortgagee shall otherwise consent in writing, which consent may be given or withheld in Mortgagee’s sole and absolute discretion, the fee title to the Land and the Leasehold Estate shall not merge but shall always be kept separate and distinct, notwithstanding the union of such estates in Mortgagor, Fee Owner, or in any other person or entity by purchase, operation of law or otherwise. Mortgagee reserves the right, at any time, to release portions of the Property, including, but not limited to, the Leasehold Estate, with or without consideration, at Mortgagee’s election, without waiving or affecting any of its rights hereunder or under the other Loan Documents and any such release shall not affect Mortgagee’s rights in connection with the portion of the Property not so released.

Section 15.2     Mortgagor’s Acquisition of Fee Estate. In the event that Mortgagor, so long as any portion of the Debt remains unpaid, shall be the owner and holder of the fee title to the Land, the lien of this Security Instrument shall be spread to cover Mortgagor’s fee title to the Land and said fee title shall be deemed to be included in the Property. Mortgagor agrees, at its sole cost and expense, including without limitation, Mortgagee’s reasonable attorney’s fees, to (i) execute any and all documents or instruments necessary to subject its fee title to the Land to the lien of this Security Instrument; and (ii) provide a title insurance policy which shall insure that the lien of this Security Instrument is a first lien on Mortgagor’s fee title to the Land.

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Section 15.3    Bankruptcy.

(a)           Subject to the terms of the Credit Agreement, Mortgagor shall not, in any event, including the bankruptcy, reorganization or insolvency of Mortgagor or Fee Owner, (i) surrender its leasehold estate, or any portion thereof, nor terminate, cancel or acquiesce in the rejection of the Ground Lease; (ii) consent or fail to object to any attempt by Fee Owner to sell or transfer its interest in the Land and the Improvements free and clear of the Ground Lease; or (iii) modify, change, supplement, alter or amend the Ground Lease in any respect, either orally or in writing. Subject to the terms of the Credit Agreement, Mortgagor does hereby expressly release, assign, relinquish and surrender unto Mortgagee all its right, power and authority to terminate, cancel, acquiesce in the rejection of, consent or object to any attempted transfer of Fee Owner’s interest in the Land and the Improvements free and clear of the Ground Lease, or modify, change, supplement, alter or amend the Ground Lease in any respect, either orally or in writing, at any time, including in the event of the bankruptcy, reorganization or insolvency of Mortgagor or Fee Owner, and any attempt on the part of Mortgagor to exercise any such right without the consent of Mortgagee shall be null and void. Notwithstanding the foregoing, in the event of a threatened termination of the Ground Lease due to the bankruptcy, reorganization or insolvency of Mortgagor, Mortgagor shall, at Mortgagee’s election, absolutely assign to Mortgagee, in lieu of such termination, all of Mortgagor’s right, title and interest in and to the Ground Lease.

(b)          In the event the Ground Lease is rejected by Fee Owner, as debtor in possession, or by a trustee for Fee Owner, pursuant to Section 365 of the Bankruptcy Code, Mortgagor shall not exercise its right to elect under Section 365(h)(1) of the Bankruptcy Code to terminate or treat the Ground Lease as terminated. Any such election made shall be null and void. In any event, Mortgagor hereby waives, for the benefit of Mortgagee, its successors and assigns only, and not enforceable by anyone else, the provisions of Section 365 of the Bankruptcy Code, or of any statute or rule of law now or hereafter in effect which gives or purports to give Mortgagor any right of election to terminate the Ground Lease, to acquiesce in the termination of the Ground Lease or to surrender possession of the Property in the event of the bankruptcy, reorganization or insolvency of Mortgagor or any other party including, without limitation, Fee Owner.

(c)          In the event Fee Owner, as debtor in possession, or by a trustee for Fee Owner, attempts to transfer its interest in the land and the Improvements free and clear of the Ground Lease pursuant to Section 363 of the Bankruptcy Code, Mortgagor shall not consent, acquiesce or fail to object to such attempted transfer. Any such consent, acquiescence or failure to object made shall be null and void. In any event, Mortgagor hereby waives, for the benefit of Mortgagee, its successors and assigns only, and not enforceable by anyone else, the provisions of Section 363 of the Bankruptcy Code, or of any statute or rule of law now or hereafter in effect which gives or purports to give Mortgagor any right to consent to or acquiesce in the transfer of the Fee Owner’s interest in the Land and the Improvements free and clear of the Ground Lease, to acquiesce in the termination of the Ground Lease or to surrender possession of the Property in the event of the bankruptcy, reorganization or insolvency of Fee Owner or any other party.

Article 16 - State Specific Provisions

Section 16.1    Principles of Construction. In the event of any inconsistencies between the terms and conditions of this Article 16 and the terms and conditions of this Security Instrument, the terms and conditions of this Article 16 shall control and be binding.

Section 16.2    Maximum Principal Amount. The maximum indebtedness secured by this Security Instrument shall not exceed ___________________________ Dollars ($ ____________________).

Section 16.3    [TBD]

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IN WITNESS WHEREOF, this Security Instrument has been executed by Mortgagor as of the day and year first above written.

CIG COMP TOWER, LLC, a Delaware limited liability company

By:	Specialty Towers Management, LLC, a Delaware limited liability company Its Manager

By:
Name: Paul McGinn
Title: Chief Executive Officer

EXHIBIT A

(Legal Description of the Land)

EXHIBIT G-2

Prepared by and upon
Recordation Return To:

CIG COMP TOWER, LLC, as trustor

(Trustor)

to

__________________________, as trustee

(Trustee)

for the benefit of

MACQUARIE BANK LIMITED, as beneficiary

(Beneficiary)

LEASEHOLD DEED OF TRUST AND ASSIGNMENT OF LEASES AND RENTS

Dated:	As of_____________, 201_____

Location:

County:

Property Identification
Number:

THIS LEASEHOLD DEED OF TRUST AND ASSIGNMENT OF LEASES AND RENTS (this “Security Instrument”) is made as of this______day of______________, 201___, by CIG COMP TOWER, LLC, a Delaware limited liability company (“Trustor”), having its principal place of business at Five Concourse Parkway, Suite 3150, Atlanta, Georgia 30328, to____________ (“Trustee”) having its principal place of business at_____________for the benefit of MACQUARIE BANK LIMITED, as collateral agent for Lenders referred to below and for the other Secured Parties (as defined in the Credit Agreement), in such capacity, together with its successors in such capacity (the “Beneficiary”), having an address at c/o Macquarie Bank Limited - Representative Office, 125 West 55th Street, New York, NY 10019.

RECITALS:

Trustor, Beneficiary and the lenders named therein (“Lenders”) and the other parties thereto have entered into a Credit Agreement, dated as of August 17, 2012 (as amended, restated or supplemented from time to time in accordance with its terms, the “Credit Agreement”), pursuant to which Trustor will obtain from Lenders a delayed draw term credit facility in a maximum original principal amount of up to One Hundred Fifty Million Dollars ($150,000,000.00) (the “Loan”); and

This Security Instrument is given pursuant to the Credit Agreement, and payment, fulfillment, and performance by Trustor of its obligations thereunder and under the other Loan Documents are secured hereby. All capitalized terms not defined herein shall have the respective meanings set forth in the Credit Agreement.

Article 1 - Grants Of Security

Section 1.1   The Property. Trustor does hereby irrevocably grant, bargain, sell, pledge, assign, warrant, transfer, convey and grant a security interest to Trustee, and Trustee’s successors and assigns in trust for the benefit and security of Beneficiary, and Beneficiary’s successors and assigns, all of Trustor’s right, title and interest in and to, in trust with a power of sale, the following property, rights, interests and estates now owned, or hereafter acquired by Trustor (collectively, the “Property”):

(a)           Ground Lease. That certain [Communications Site Lease Agreement] dated _________ by and between _________, as lessor (together with any future owner(s) of the lessor’s interest in the Ground Lease, “Fee Owner”), and Trustor, as lessee, [a memorandum of which was recorded on_________ ____, 20 ___, in Book #_______, Page #_______, in the office of the _______ County Recorder] (the “Ground Lease”), and the leasehold estate created thereby (the “Leasehold Estate”) in the real property described in Exhibit A attached hereto (the “Land”), including all assignments, modifications, extensions and renewals of the Ground Lease and all credits, deposits, options, proceeds, privileges and rights of Trustor as tenant under the Ground Lease, including, but not limited to, the right, if any, to renew or extend the Ground Lease for a succeeding term or terms, and also including all the right, title, claim or demand whatsoever of Trustor either in law or in equity, in possession or expectancy, of, in and to Trustor’s right, as tenant under the Ground Lease, to elect under Section 365(h)(1) of Title 11 U.S.C.A. § 101 et seq. and the regulations adopted and promulgated thereto (as the same may be amended from time to time, the “Bankruptcy Code”) to terminate or treat the Ground Lease as terminated or to consent to the transfer of the Fee Owner’s interest in the Land and the Improvements (defined below) free and clear of the Ground Lease under Section 363 of the Bankruptcy Code in the event (i) of the bankruptcy, reorganization or insolvency of the Fee Owner, and (ii) (A) the rejection of the Ground Lease by such Fee Owner, as debtor in possession, or by a trustee for such Fee Owner, pursuant to Section 365 of the Bankruptcy Code or (B) any attempt by such Fee Owner, as debtor in possession, or by a trustee for such Fee Owner, to transfer such Fee Owner’s interest in the Land and the Improvements under Section 363 of the Bankruptcy Code;

(b)          Sublease. Trustor’s interests in all existing and future leases, subleases, subtenancies, licenses, occupancy agreements and concessions (collectively, the “Subleases”) affecting the Land, including all assignments, modifications, extensions and renewals of such Subleases and all credits, deposits, options, privileges and rights of Trustor as landlord or tenant, as applicable, under the Subleases, including, but not limited to, the right, if any, to renew or extend each Sublease for a succeeding term or terms, and also including all the right, title, claim or demand whatsoever of Trustor either in law or in equity, in possession or expectancy, of, in and to Trustor’s right, as landlord or tenant, as applicable, under the Subleases pursuant to the Bankruptcy Code;

(c)          Improvements. The buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on the Land in which Trustor may have an interest in connection with the Ground Lease (collectively, the “Improvements”);

(d)          Easements. All easements granted to Trustor pursuant to the Ground Lease and any other easements, rights-of-way or use, air rights and development rights, and all estates, rights, titles and interests of any nature whatsoever, in which Trustor may in any way now have or hereafter obtain in connection with the Ground Lease;

(e)          Fixtures and Personal Property. All machinery, equipment, fixtures and other property of every kind and nature whatsoever in which Trustor may now or hereafter have an interest in connection with the Ground Lease, and all proceeds and products of the above;

(f)          Rents. All rents, additional rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, deposits (including, without limitation, security, utility and other deposits), profits, revenues and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Trustor or its agents or employees from any and all sources arising from or attributable to the Property now existing or hereafter arising (collectively, the “Rents”) and all proceeds from the sale or other disposition of the Subleases and the right to receive and apply the Rents to the payment of the Debt (defined below);

(g)          Insurance Proceeds. All insurance proceeds in which Trustor may have an interest in connection with the Ground Lease (collectively, the “Insurance Proceeds”);

(h)          Condemnation Awards. All of Trustor’s interests in any awards, including interest thereon, which may heretofore and hereafter be made with respect to the Property by reason of condemnation, whether from the exercise of the right of eminent domain (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of the right), or for any other injury to or decrease in the value of the Property (collectively, the “Awards”);

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(i)           Agreements. All agreements, contracts, certificates, instruments, permits, licenses, and, to the extent lawfully assignable, all licenses, permits, approvals and consents which are required for the ownership and operation of the Property heretofore or hereafter obtained from applicable federal, state and local authorities, plans, specifications and other documents, now or hereafter entered into, and all rights therein and thereto, respecting or pertaining to the use, occupation, construction, management or operation of the Improvements and/or the Leasehold Estate and any part thereof, including, without limitation, the right, upon the happening of any default hereunder, to receive and collect any sums payable to Trustor thereunder.

(j)           Rights. The right, in the name and on behalf of Trustor, to appear in and defend any action or proceeding brought with respect to the Property and to commence any action or proceeding to protect the interest of Beneficiary in the Property;

(k)           Conversion. All proceeds of the conversion, voluntary or involuntary, of any of the foregoing items set forth in subsections (a) through (i) including, without limitation, Insurance Proceeds and Awards, into cash or liquidation claims; and

(1)          Other Rights. Any and all other rights of Trustor in and to the and/or proceeds from items set forth in subsections (a) through (j) above.

Section 1.2     assignment of Rents. Trustor hereby absolutely and unconditionally assigns to Beneficiary all of Trustor’s right, title and interest in and to all current and future Subleases and Rents; it being intended by Trustor that this assignment constitutes a present, absolute assignment and not an assignment for additional security only. Nevertheless, subject to the terms of the Credit Agreement, this Section 1.2 and Section 7.1 of this Security Instrument, Beneficiary grants to Trustor a revocable license to collect, receive, use and enjoy the Rents. Trustor shall hold the Rents, or a portion thereof sufficient to discharge all current sums due on the Debt, for use in the payment of such sums.

Section 1.3     Collection and Application of Rents. Subject to the license granted to Trustor under Section 1.2 above, Beneficiary has the right, power and authority to collect any and all Rents. Trustor hereby appoints Beneficiary its attorney-in-fact to perform any and all of the following acts, if and at the times when Beneficiary in its sole discretion may so choose after the occurrence of an Event of Default:

(a)          Demand, receive and enforce payment of any and all Rents; or

(b)          Give receipts, releases and satisfactions for any and all Rents; or

(c)          Sue either in the name of Trustor or in the name of Beneficiary for any and all Rents.

Trustor agrees that the mere recordation of the assignment granted herein entitles Beneficiary immediately to collect and receive rents upon the occurrence of an Event of Default without first taking any acts of enforcement under applicable law, such as, but not limited to, providing notice to Trustor, filing foreclosure proceedings, or seeking and/or obtaining the appointment of a receiver. Further, Beneficiary’s right to the Rents does not depend on whether or not Beneficiary takes possession of the Property as permitted under Section 7.1. In Beneficiary’s sole discretion, Beneficiary may choose to collect Rents either with or without taking possession of the Property after the occurrence of an Event of Default. If an Event of Default occurs while Beneficiary is in possession of all or part of the Property and is collecting and applying Rents as permitted under this Security Instrument, Beneficiary and any receiver shall nevertheless be entitled to exercise and invoke every right and remedy afforded any of them under this Security Instrument and at law or in equity.

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Section 1.4   Beneficiary Not Responsible. Under no circumstances shall Beneficiary have any duty to collect Rents from the Property. Regardless of whether or not Beneficiary, in person or by agent, takes actual possession of the Land and Improvements, unless Beneficiary agrees in writing to the contrary, Beneficiary is not and shall not be deemed to be:

(a)          A “mortgagee in possession” for any purpose; or

(b)          Responsible for performing any of the obligations of the lessor under any lease; or

(c)          Responsible for the control, care, management, or repair of the property or any personal property or for any waste committed by lessees or any other parties, any dangerous or defective condition of the Property, or any negligence in the management, upkeep, repair or control of the Property;

(d)          Liable in any manner for the Property or the use, occupancy, enjoyment or operation of all or any part of it; or

(e)          Liable in any way for any injury or damage to any person or property sustained by any person or persons, firm, or corporation in or about the Property.

Section 1.5     Fixture Filing. Certain of the Property is or will become “fixtures” (as that term is defined in the Uniform Commercial Code) on the Land, and this Security Instrument, upon being filed for record in the real estate records of the city or county wherein such fixtures are situated, shall operate also as a financing statement (naming Trustor as the debtor and Beneficiary (for the benefit of the Secured Parties) as the secured party) filed as a fixture filing in accordance with the applicable provisions of the Uniform Commercial Code upon such of the Property that is or may become fixtures.

CONDITIONS TO GRANT

TO HAVE AND TO HOLD the above granted and described Property unto and to Trustee for the use and benefit of Beneficiary, and the successors and assigns of Beneficiary, forever; and

PROVIDED FURTHER, HOWEVER, these presents are upon the express condition that, if Trustor shall well and truly pay to Beneficiary the Debt (as hereinafter defined in Section 2.1) at the time and in the manner provided in the Credit Agreement, shall well and truly perform the Other Obligations (as hereinafter defined in Section 2.2) as set forth in this Security Instrument and shall well and truly abide by and comply with each and every covenant and condition set forth in the Credit Agreement and the other Loan Documents, these presents and the estate hereby granted shall cease, terminate and be void.

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Article 2 - Debt And Obligations Secured

Section 2.1      Debt. This Security Instrument and the grants, assignments and transfers made in Article 1 are given for the purpose of securing the indebtedness owed by Trustor to Beneficiary pursuant to the terms of the Credit Agreement (the “Debt”).

Section 2.2     Other Obligations. This Security Instrument and the grants, assignments and transfers made in Article 1 are also given for the purpose of securing the performance of the following (the “Other Obligations”): (a) all other obligations of Trustor contained herein; (b) each obligation of Trustor contained in the Credit Agreement and any other Loan Document; and (c) each obligation of Trustor contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of the Credit Agreement or any other Loan Document.

Section 2.3     Debt and Other Obligations. Trustor’s obligations for the payment of the Debt and the performance of the Other Obligations shall be referred to collectively herein as the “Obligations.”

Section 2.4     Payment of Debt. Trustor covenants and agrees to pay the Debt at the time and in the manner provided in the Credit Agreement.

Section 2.5     Incorporation by Reference. All of the rights, remedies, obligations, covenants, conditions, agreements, indemnities, representations and warranties contained in (a) the Credit Agreement, (b) the Intermediate Holdings Pledge Agreement and (c) all and any of the other Loan Documents, are hereby made a part of this Security Instrument to the same extent and with the same force as if fully set forth herein.

Article 3 - Property Covenants

Trustor covenants and agrees that:

Section 3.1     Leases. Trustor shall not enter in any Sublease for all or any portion of the Property unless in accordance with the provisions of the Credit Agreement.

Section 3.2     Warranty of Title. Trustor has good, marketable and insurable title to the Property, free and clear of all Liens whatsoever except as may be expressly permitted under the Loan Documents (the “Permitted Encumbrances”) and the Liens created by the Loan Documents. This Security Instrument, when properly recorded in the appropriate records will create a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents. Trustor shall forever warrant, defend and preserve the title and the validity and priority of the Lien of this Security Instrument and shall forever warrant and defend the same to Trustee and Beneficiary against the claims of all Persons whomsoever (other than holders of the Permitted Encumbrances).

Section 3.3     Ground Lease.

(a)          Trustor shall (i) pay, or cause to be paid, all rents, additional rents and other sums required to be paid by Trustor to Fee Owner under the Ground Lease, as tenant under and pursuant to the provisions of the Ground Lease, (ii) diligently perform and observe, or cause to be performed and observed, in all material respects, the terms, covenants and conditions of the Ground Lease on the part of Trustor, as tenant thereunder, (iii) promptly notify Beneficiary of the giving of any notice by Fee Owner under the Ground Lease to Trustor of any default by Trustor, as tenant thereunder, and deliver to Beneficiary a true copy of each such notice within five (5) Business Days of receipt and (iv) promptly notify Beneficiary of any bankruptcy, reorganization or insolvency of Fee Owner or of any notice thereof, and deliver to Beneficiary a true copy of such notice within five (5) Business Days of Trustor’s receipt.

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(b)          Trustor shall not, without the prior consent of Beneficiary, surrender the Leasehold Estate created by the Ground Lease or terminate or cancel the Ground Lease or, except as may be expressly permitted pursuant to Section 6.11 of the Credit Agreement, modify, change, supplement, alter or amend the Ground Lease, either orally or in writing and if Trustor shall default in the performance or observance of any term, covenant or condition of the Ground Lease on the part of Trustor, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Beneficiary shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Ground Lease on the part of Trustor to be performed or observed on behalf of Trustor, to the end that the rights of Trustor in, to and under the Ground Lease shall be kept unimpaired and free from default.

(c)          If Fee Owner shall deliver to Beneficiary a copy of any notice of default under the Ground Lease, such notice shall constitute full protection to Beneficiary for any action taken or omitted to be taken by Beneficiary, in good faith, in reliance thereon.

Section 3.4      Insurance. Trustor shall obtain and maintain, or cause to be maintained, in full force and effect at all times insurance with respect to Trustor and the Property as required pursuant to the Credit Agreement.

Section 3.5     Maintenance of Property. Trustor shall cause the Property to be maintained as required pursuant to the Credit Agreement.

Article 4 - Due On Sale/Encumbrance

Section 4.1     Lenders’ Reliance. Trustor acknowledges that Lenders have examined and relied on the experience of Trustor and its general partners, members and principals in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Trustor’s ownership of the Property as a means of maintaining the value of the Property as security for the payment of the Debt and the performance of the Other Obligations. Trustor acknowledges that Lenders have a valid interest in maintaining the value of the Property so as to ensure that, should Trustor default in the payment of the Debt or the performance of the Other Obligations, Beneficiary can recover the Debt by a sale of the Property.

Section 4.2     No Sale/Encumbrance. Trustor shall not cause or permit a sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, lease, sublease, grant of any options with respect to, or any other transfer or disposition (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of its legal or beneficial interest in the Property or any part thereof, other than in accordance with the provisions of the Credit Agreement, without the prior written consent of Beneficiary.

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Article 5 Release Of Property

Section 5.1     Release of Property. Trustor shall not be entitled to a release of any portion of the Property from the lien of this Security Instrument except in accordance with terms and conditions of the Credit Agreement.

Article 6 - Default

Section 6.1     Event of Default. The term “Event of Default” as used in this Security Instrument shall have the meaning assigned to such term in the Credit Agreement.

Article 7 - Rights And Remedies Upon Default

Section 7.1     Remedies. Upon the occurrence and during the continuance of any Event of Default, Trustor agrees that Beneficiary may, or acting through Trustee may, take such action or actions as may be provided in the Credit Agreement and the other Loan Documents, and, in addition thereto, shall have the right to take one or more of the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Beneficiary may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Beneficiary or Trustee:

(a)          cause the Trustee to institute proceedings, judicial or otherwise, including, without limitation, through power of sale, for the complete foreclosure of this Security Instrument under any applicable provision of law, in which case the Property or any interest therein may be sold for cash or upon credit in one or more parcels or in several interests or portions and in any order or manner;

(b)          with or without entry, to the extent permitted and pursuant to the procedures provided by applicable law, cause the Trustee to institute proceedings for the partial foreclosure of this Security Instrument for the portion of the Debt then due and payable, subject to the continuing lien and security interest of this Security Instrument for the balance of the Debt not then due, unimpaired and without loss of priority;

(c)          cause the Trustee to sell, or otherwise dispose of, for cash or upon credit the Property or any part thereof and all estate, claim, demand, right, title and interest of Trustor therein and rights of redemption thereof, pursuant to power of sale or otherwise, at one or more sales, as an entirety or in parcels, in any combination and in any manner permitted by applicable law;

(d)          declare any or all of the Obligations to be due and payable immediately;

(e)          cure or cause the Trustee to cure any breach or default of Trustor, and if it chooses to do so in connection with any such cure or with respect to preventing a loss to Beneficiary’s interest in the Property;

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(f)          be entitled, as a matter of right, without notice and without giving bond to Trustor or anyone claiming by, under or through Trustor, and without regard for the solvency or insolvency of Trustor or the then value of the Property, to the extent permitted by applicable law, to cause the Trustee to have a receiver, trustee, liquidator or conservator appointed for all or any part of the Property and the Rents, and the proceeds, issues and profits thereof, with the rights and powers referenced below and such other rights and powers as the court making such appointment shall confer, and Trustor hereby consents to the appointment of such receiver, trustee, liquidator or conservator and shall not oppose any such appointment. Such receiver, trustee, liquidator or conservator shall have all powers and duties prescribed by applicable law, all other powers which are necessary or usual in such cases for the protection, possession, control, management and operation of the Property, and such rights and powers as Beneficiary would have, upon entering and taking possession of the Property under this Section 7.1;

(g)          the license granted to Trustor under Section 1.2 hereof shall automatically be revoked;

(h)          enter into or upon the Property, either personally, by its agents, court-appointed receiver, nominees or attorneys and dispossess Trustor and its agents and servants therefrom, without liability for trespass, damages or otherwise and exclude Trustor and its agents or servants wholly therefrom, and Trustor agrees to surrender possession of the Property to Beneficiary upon demand, and thereupon Beneficiary may (i) use, operate, manage, control, insure, maintain, repair, restore and otherwise deal with all and every part of the Property and conduct the business thereat; (ii) complete any construction on the Property in such manner and form as Beneficiary deems reasonably advisable; (iii) make alterations, additions, renewals, replacements and improvements to or on the Property as may be reasonably necessary to operate the Wireless Assets; (iv) exercise all rights and powers of Trustor with respect to the Property, whether in the name of Trustor or otherwise, including, without limitation, the right to make, cancel, enforce or modify Subleases; and (v) require Trustor to vacate and surrender possession of the Property to Beneficiary and, in default thereof, Trustor may be evicted by summary proceedings or otherwise. Trustor hereby irrevocably constitutes and appoints Beneficiary as Trustor’s attorney-in-fact to perform such acts and execute such documents as Beneficiary in its reasonable discretion may consider to be appropriate in connection with taking these measures, including endorsement of Trustor’s name on any instruments;

(i)          recover judgment on the Note either before, during or after any proceedings for the enforcement of this Security Instrument or the other Loan Documents;

(j) exercise or cause the Trustee to exercise, as applicable, any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including, without limiting the generality of the foregoing: (i) the right to take possession of the personal property or any part thereof, and to take such other measures as Beneficiary or Trustee may deem reasonably necessary for the care, protection and preservation of the personal property, and (ii) request Trustor at its expense to assemble the personal property and make it available to Beneficiary at a convenient place acceptable to Beneficiary. Any notice of sale, disposition or other intended action by Beneficiary or Trustee with respect to the personal property sent to Trustor in accordance with the provisions hereof at least five (5) Business Days prior to such action, shall constitute commercially reasonable notice to Trustor; and

(k)          pursue such other remedies as Beneficiary may have under applicable law.

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In the event of a sale, by foreclosure, power of sale or otherwise, of less than all of Property, this Security Instrument shall continue as a lien and security interest on the remaining portion of the Property unimpaired and without loss of priority. In the event of a sale, by foreclosure, power of sale, or otherwise, Secured Parties may bid for and acquire the Property and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the Obligations the amount of the bid made therefor, after deducting therefrom the reasonable and actual expenses of the sale, the cost of any enforcement proceeding hereunder and any other sums which Secured Parties are authorized to deduct under the terms hereof, to the extent necessary to satisfy such bid.

Article 8 – further assurances

Section 8.1     Recording of Security Instrument, etc. Trustor forthwith upon the execution and delivery of this Security Instrument and thereafter, from time to time, will cause this Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Beneficiary in, the Property. Trustor will pay all taxes, filing, registration or recording fees and all expenses incident to the preparation, execution, acknowledgment and/or recording of this Security Instrument, the other Loan Documents, and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Security Instrument, the other Loan Documents, or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do.

Section 8.2     Further Acts, etc. Trustor will, at the sole cost and expense of Trustor, and without expense to Beneficiary or any other Secured Party, do, execute, acknowledge and deliver all further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Beneficiary shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Beneficiary and Trustee, for the use and benefit of Beneficiary, the property and rights hereby deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Trustor may be or may hereafter become bound to convey or assign to Beneficiary and/or any other Secured Party, or for carrying out the intention or facilitating the performance of the terms of this Security Instrument or for filing, registering or recording this Security Instrument, or for complying with all Legal Requirements. Trustor hereby authorizes Beneficiary to execute in the name of Trustor or without the signature of Trustor to the extent Beneficiary may lawfully do so, one or more financing statements (including, without limitation, initial financing statements and amendments thereto and continuation statements) to evidence more effectively the security interest of Beneficiary and Lenders in the Property.

Section 8.3     Legal Fees for Enforcement. After the occurrence and during the continuance of an Event of Default, Trustor shall pay to Beneficiary on demand any and all reasonable and documented out-of-pocket expenses, including legal expenses and attorneys’ fees, incurred or paid by Beneficiary in protecting its interest in the Property or in collecting any amount payable hereunder or in enforcing its rights hereunder and/or any other Loan Document with respect to the Property (including commencing any foreclosure action), whether or not any legal proceeding is commenced hereunder or thereunder, together with interest thereon at the “Default Interest” rate (as specified in Section 2.5(d) of the Credit Agreement) from the date paid or incurred by Beneficiary until such expenses are paid by Trustor. The phrases “legal expenses” and “attorneys’ fees” shall include any and all reasonable and actual attorneys’, paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pretrial, trial and appellate levels incurred or paid by Beneficiary in protecting its interest in the Property, the Subleases and the Rents and enforcing its rights hereunder after the occurrence and during the continuance of an Event of Default.

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Section 8.4     Replacement Documents. Upon receipt of an affidavit of an officer of Beneficiary as to the loss, theft, destruction or mutilation of any Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Loan Document, Trustor will issue, in lieu thereof, a replacement Loan Document, dated the date of such lost, stolen, destroyed or mutilated Loan Document in the same principal amount thereof, as applicable, and otherwise of like tenor.

Article 9 – Environmental hazards

Section 9.1     Environmental Covenants. Trustor covenants and agrees from the date hereof until the date that and any and all obligations and liabilities, together with interest and other costs and expenses, in each case owing to Beneficiary, have been paid in full that Trustor shall:

(a)          Immediately report to Beneficiary upon becoming aware of (i) the introduction of any Hazardous Material onto any facility owned or operated by Trustor or its Subsidiaries if the introduction thereof reasonably could be expected to have a Material Adverse Effect and (ii) the initiation of any action, suit, proceeding, investigation or regulatory action against Trustor or any of its Subsidiaries or in connection with any such facility relating to any Release of Hazardous Materials in accordance with Section 5.7(c) of the Credit Agreement.

(b)          Immediately deliver to Beneficiary copies of (i) all reports (other than routine reports regularly submitted in the ordinary course of business) submitted to any Governmental Authority by Trustor or any of its Subsidiaries in connection with either the presence of Hazardous Materials at any facility owned or operated by Trustor or any of its Subsidiaries or any other environmental matter relating to such facility, and (ii) all reports, notices, and correspondence transmitted to Trustor or its Subsidiaries by any Governmental Authority in connection with either the presence of any Hazardous Materials at or near any such facility or any other environmental matter relating to such facility in accordance with Section 5.7(c) of the Credit Agreement.

(c)          Except for Hazardous Materials that Trustor or its Subsidiaries uses or stores or that an Obligor (defined below) of Trustor or its Subsidiaries, or any other Person entitled to the use of the applicable properties or assets, uses, stores or transports in the ordinary course of its business and in compliance with Legal Requirements, keep all of its properties and assets free of Hazardous Materials. Trustor and each of its Subsidiaries shall comply with and use its best efforts to ensure compliance by all tenants and subtenants with all Environmental Laws (defined below) and all Legal Requirements relating to occupational safety or health and shall obtain and comply with, and use its best efforts to ensure that all tenants and subtenants obtain and comply with, any and all approvals, registrations or permits required thereunder. Trustor and its Subsidiaries shall conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other action necessary to clean up and remove all Hazardous Materials, on, from or affecting any of its properties or assets as required by Legal Requirements, except as such laws, ordinances, rules, regulations, orders or directives may be contested by Trustor and its Subsidiaries in good faith by appropriate proceedings and for which adequate reserves have been established in conformity with generally accepted accounting principles. It is expressly understood and agreed by Trustor and Beneficiary that Trustor’s tenants and subtenants may install and use generators on the Property which are or may use and contain oil, petroleum or petroleum derived substances, provided, that, such installation and use comply with this Section 9.1(c) at all times.

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Section 9.2     Indemnification. Trustor covenants and agrees to defend, indemnify, and hold harmless Beneficiary and each Secured Party and each of their respective directors, officers, employees, affiliates, representatives and agents (each an “Indemnified Party”) from and against any and all penalties, fines, liabilities, damages, costs, or expenses of whatever kind or nature asserted against such Indemnified Party (unless resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Party or such Indemnified Party’s Affiliates), arising out of, or in any way related to: (i) the Release or threatened Release of any Hazardous Materials on, at or from any property at any time owned, leased, operated or occupied by Trustor or its Subsidiaries; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (iii) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (iv) any violation of Legal Requirements which is based upon or in any way related to such Hazardous Materials or to any environmental matter, including reasonable attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses actually incurred.

For purposes of this Article IX, the following term shall have the following meaning:

“Obligor” means a person that is contractually obligated to make payment under a contract, including any guarantor of such obligations.

Article 10 - Waivers

Section 10.1     Waiver of Foreclosure Defense. Trustor hereby waives any defense Trustor might assert or have by reason of Beneficiary’s failure to make any tenant or lessee of the Property a party defendant in any foreclosure proceeding or action instituted by Beneficiary.

Section 10.2     Waiver of Counterclaim. To the extent permitted by applicable law, Trustor hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Beneficiary and/or Lenders arising out of or in any way connected with this Security Instrument, the Credit Agreement, any of the other Loan Documents, or the Obligations.

Section 10.3     waiver of notice. To the extent permitted by applicable law, Trustor shall not be entitled to any notices of any nature whatsoever from Trustee, Beneficiary and/or Lenders except with respect to matters for which this Security Instrument or the other Loan Documents specifically and expressly provide for the giving of notice by Trustee, Beneficiary and/or Lenders to Trustor and except with respect to matters for which Trustee, Beneficiary and/or Lenders is required by applicable law to give notice, and Trustor hereby expressly waives the right to receive any notice from Trustee, Beneficiary and/or Lenders with respect to any matter for which this Security Instrument or the other Loan Documents do not specifically and expressly provide for the giving of notice by Trustee, Beneficiary and/or Lenders to Trustor.

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Article 11 - Notices

Section 11.1     Notices. All notices or other written communications hereunder shall be delivered to Trustor and Beneficiary in accordance with Section 9.2 of the Credit Agreement and to Trustee to the address set forth in the preamble to this Security Instrument or to such other address as Trustee may designate in writing from time to time.

Article 12 - Applicable Law

Section 12.1      Governing Law. This Security Instrument shall be governed, construed, applied and enforced in accordance with the laws of the state in which the Property is located and applicable laws of the United States of America.

Section 12.2      Provisions Subject to Applicable Law. All rights, powers and remedies provided in this Security Instrument may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of law and are intended to be limited to the extent necessary so that they will not render this Security Instrument invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law. If any term of this Security Instrument or any application thereof shall be invalid or unenforceable, the remainder of this Security Instrument and any other application of the term shall not be affected thereby.

Article 13 - Miscellaneous Provisions

Section 13.1      No Oral Change. This Security Instrument, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Trustor, Trustee or Beneficiary, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

Section 13.2     Successors and Assigns. This Security Instrument shall be binding upon and inure to the benefit of Trustor and Beneficiary and their respective successors and assigns forever.

Section 13.3     Inapplicable Provisions. If any term, covenant or condition of the Credit Agreement, the Intermediate Holdings Pledge Agreement or this Security Instrument is held to be invalid, illegal or unenforceable in any respect, the Credit Agreement, the Intermediate Holdings Pledge Agreement and this Security Instrument shall be construed without such provision.

Section 13.4     Headings, etc. The headings and captions of various Sections of this Security Instrument are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

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Section 13.5     Subrogation. If any or all of the proceeds of the Loan have been used to extinguish, extend or renew any indebtedness heretofore existing against the Property, then, to the extent of the funds so used, Beneficiary shall be subrogated to all of the rights, claims, liens, titles, and interests existing against the Property heretofore held by, or in favor of, the holder of such indebtedness and such former rights, claims, liens, titles, and interests, if any, are not waived but rather are continued in full force and effect in favor of Beneficiary and are merged with the lien and security interest created herein as cumulative security for the payment of the Debt, the performance and discharge of Trustor’s obligations hereunder, the performance and discharge of Trustor’s obligations under the Credit Agreement and the other Loan Documents and the performance and discharge of the Other Obligations.

Section 13.6     Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

Section 13.7     entire agreement. This Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Trustor and Beneficiary related hereto are superseded by the terms of this Security Instrument and the other Loan Documents.

Section 13.8     Limitation on Beneficiary’s Responsibility. No provision of this Security Instrument shall operate to place any obligation or liability for the control, care, management or repair of the Property upon Beneficiary, nor shall it operate to make Beneficiary responsible or liable for any waste committed on the Property by the tenants or any other Person, or for any dangerous or defective condition of the Property, or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any tenant, licensee, employee or stranger. Nothing herein contained shall be construed as constituting Beneficiary a “mortgagee in possession.”

Section 13.9     Relationship of the Parties. The relationship between Trustor and Lenders and the other Secured Parties is solely that of debtor and creditors, and Lenders have no fiduciary or other special relationship with Trustor, and no term or condition of any of the Credit Agreement, this Security Instrument and the other Loan Documents shall be construed so as to deem the relationship between Trustor and Lenders to be other than that of debtor and creditors.

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Article 14 - Cross-Collateralization

Section 14.1      Trustor acknowledges that the Debt is secured by this Security Instrument together with those additional mortgages, deeds of trust or deeds to secure debt (the “Additional Security Instruments”) given by Trustor to Beneficiary and other Loan Documents securing or evidencing the Debt, and encumbering other properties, all as more specifically set forth in the Credit Agreement. Upon the occurrence and during the continuance of an Event of Default, Beneficiary shall have the right to institute a proceeding or proceedings for the total or partial foreclosure of this Security Instrument and any or all of the Additional Security Instruments whether by court action, power of sale or otherwise, under any applicable provision of law, for all of the Debt or the portion of the Debt allocated to the Property in this Security Instrument, and the lien and the security interest created by the Additional Security Instruments shall continue in full force and effect without loss of priority as a lien and security interest securing the payment of that portion of the Debt then due and payable but still outstanding. Trustor acknowledges and agrees that the Property and the other properties are located in one or more States, Commonwealths and counties, and therefore Beneficiary shall be permitted upon the occurrence and during the continuance of an Event of Default to enforce payment of the Debt and the performance of any term, covenant or condition of this Security Instrument or the Additional Security Instruments and exercise any and all rights and remedies under this Security Instrument, the other Loan Documents, or the Additional Security Instruments or as provided by law or at equity, by one or more proceedings, whether contemporaneous, consecutive or both, to be determined by Beneficiary, in its sole discretion, in any one or more of the States, Commonwealths or counties in which the Property or any of the other properties is located. Neither the acceptance of this Security Instrument, the other Loan Documents nor the enforcement thereof in any one State, Commonwealth or county, whether by court action, foreclosure, power of sale or otherwise, shall prejudice or in any way limit or preclude enforcement by court action, foreclosure, power of sale or otherwise, of this Security Instrument, the other Loan Documents, or any Additional Security Instruments through one or more additional proceedings in that State, Commonwealth or county or in any other State, Commonwealth or county. To the extent permitted by applicable law, Trustor hereby waives the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale of: (i) the Property hereunder, (ii) other property secured by the Additional Security Instruments, or (iii) any part of or any interest in the property set forth in clauses (i) and (ii). Further, Trustor hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of this Security Instrument on behalf of Trustor, and on behalf of each and every Person acquiring any interest in or title to the Property subsequent to the date of this Security Instrument and on behalf of all persons to the extent permitted by applicable law.

Article - 15 Ground Lease Provisions

Section 15.1     No Merger of Fee and Leasehold Estates; Releases. So long as any portion of the Debt shall remain unpaid, unless Beneficiary shall otherwise consent in writing, which consent may be given or withheld in Beneficiary’s sole and absolute discretion, the fee title to the Land and the Leasehold Estate shall not merge but shall always be kept separate and distinct, notwithstanding the union of such estates in Trustor, Fee Owner, or in any other person or entity by purchase, operation of law or otherwise. Beneficiary reserves the right, at any time, to release portions of the Property, including, but not limited to, the Leasehold Estate, with or without consideration, at Beneficiary’s election, without waiving or affecting any of its rights hereunder or under the other Loan Documents and any such release shall not affect Beneficiary’s rights in connection with the portion of the Property not so released.

Section 15.2      Trustor’s Acquisition of Fee Estate. In the event that Trustor, so long as any portion of the Debt remains unpaid, shall be the owner and holder of the fee title to the Land, the lien of this Security Instrument shall be spread to cover Trustor’s fee title to the Land and said fee title shall be deemed to be included in the Property. Trustor agrees, at its sole cost and expense, including without limitation, Beneficiary’s reasonable attorney’s fees, to (i) execute any and all documents or instruments necessary to subject its fee title to the Land to the lien of this Security Instrument; and (ii) provide a title insurance policy which shall insure that the lien of this Security Instrument is a first lien on Trustor’s fee title to the Land.

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Section 15.3     Bankruptcy.

(a)          Subject to the terms of the Credit Agreement, Trustor shall not, in any event, including the bankruptcy, reorganization or insolvency of Trustor or Fee Owner, (i) surrender its leasehold estate, or any portion thereof, nor terminate, cancel or acquiesce in the rejection of the Ground Lease; (ii) consent or fail to object to any attempt by Fee Owner to sell or transfer its interest in the Land and the Improvements free and clear of the Ground Lease; or (iii) modify, change, supplement, alter or amend the Ground Lease in any respect, either orally or in writing. Subject to the terms of the Credit Agreement, Trustor does hereby expressly release, assign, relinquish and surrender unto Trustee for the use and benefit of Beneficiary all its right, power and authority to terminate, cancel, acquiesce in the rejection of, consent or object to any attempted transfer of Fee Owner’s interest in the Land and the Improvements free and clear of the Ground Lease, or modify, change, supplement, alter or amend the Ground Lease in any respect, either orally or in writing, at any time, including in the event of the bankruptcy, reorganization or insolvency of Trustor or Fee Owner, and any attempt on the part of Trustor to exercise any such right without the consent of Beneficiary shall be null and void. Notwithstanding the foregoing, in the event of a threatened termination of the Ground Lease due to the bankruptcy, reorganization or insolvency of Trustor, Trustor shall, at Beneficiary’s election, absolutely assign to Beneficiary, in lieu of such termination, all of Trustor’s right, title and interest in and to the Ground Lease.

(b)          In the event the Ground Lease is rejected by Fee Owner, as debtor in possession, or by a trustee for Fee Owner, pursuant to Section 365 of the Bankruptcy Code, Trustor shall not exercise its right to elect under Section 365(h)(1) of the Bankruptcy Code to terminate or treat the Ground Lease as terminated. Any such election made shall be null and void. In any event, Trustor hereby waives, for the benefit of Beneficiary, its successors and assigns only, and not enforceable by anyone else, the provisions of Section 365 of the Bankruptcy Code, or of any statute or rule of law now or hereafter in effect which gives or purports to give Trustor any right of election to terminate the Ground Lease, to acquiesce in the termination of the Ground Lease or to surrender possession of the Property in the event of the bankruptcy, reorganization or insolvency of Trustor or any other party including, without limitation, Fee Owner.

(c)          In the event Fee Owner, as debtor in possession, or by a trustee for Fee Owner, attempts to transfer its interest in the land and the Improvements free and clear of the Ground Lease pursuant to Section 363 of the Bankruptcy Code, Trustor shall not consent, acquiesce or fail to object to such attempted transfer. Any such consent, acquiescence or failure to object made shall be null and void. In any event, Trustor hereby waives, for the benefit of Beneficiary, its successors and assigns only, and not enforceable by anyone else, the provisions of Section 363 of the Bankruptcy Code, or of any statute or rule of law now or hereafter in effect which gives or purports to give Trustor any right to consent to or acquiesce in the transfer of the Fee Owner’s interest in the Land and the Improvements free and clear of the Ground Lease, to acquiesce in the termination of the Ground Lease or to surrender possession of the Property in the event of the bankruptcy, reorganization or insolvency of Fee Owner or any other party.

Section 15.4     Powers of Trustee.   The following provisions apply to Trustee:

(a)          Trustee accepts this trust when this Security Instrument, duly executed and acknowledged, is made a public record as provided by law, and by its acceptance hereof, Trustee covenants faithfully to perform and fulfill the trusts herein created, being liable, however, only for bad faith, willful negligence or misconduct, and Trustee hereby waives any statutory fee and agrees to accept reasonable compensation, in lieu thereof, for any services rendered by it in accordance with the terms hereof.

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(b)          Trustee may resign at any time upon giving thirty (30) days’ notice in writing to Trustor and to Beneficiary.

(c)          Beneficiary may, from time to time, by written instrument executed and acknowledged by Beneficiary, mailed to Trustor and recorded in the county in which the Land is located, and by otherwise complying with the provisions of applicable law of the state in which the Land is located, substitute a successor or successors to the person or persons then named herein or acting hereunder as Trustee.

(d)          Beneficiary, with or without cause, is authorized either in its own name or through an attorney or attorney-in-fact appointed for the purpose by written instrument duly recorded and without any formality other than a designation in writing of a successor substitute trustee, to appoint a successor or substitute trustee who shall thereupon become vested with and succeed to all the rights, title and powers given to Trustee herein named, the same as if the successor or substitute trustee had been named original Trustee herein. Such right to appoint a successor or substitute trustee shall exist as often and whenever Beneficiary desires.

(e)          Trustee, or anyone acting in its stead, shall have, in its reasonable discretion, authority to employ all proper agents and attorneys in the execution of this trust and in the conducting of any sale made pursuant to the terms hereof, and to pay for such reasonable and documented out-of-pocket costs for said services rendered out of the proceeds of the sale of the Property, should any be realized. If no sale be made or if the proceeds of sale be insufficient to pay the same, then Trustor hereby undertakes and agrees to pay the reasonable and documented out-of-pocket costs of such services rendered to Trustee.

(f)          If Trustee shall be made a party to or shall intervene in any action or proceeding affecting the Property or the title thereto, or the interest of Trustee or Beneficiary under this Security Instrument, except for any action or proceeding arising out of the bad faith, willful misconduct or, to the extent prohibited by law, the gross negligence of Trustee or Beneficiary, Trustee and Beneficiary shall be reimbursed by Trustor, immediately and without demand, for all reasonable and documented out-of-pocket expenses costs, charges and attorneys’ fees incurred by them or any of them in any case, and the same shall become so much additional indebtedness secured hereby.

(g)          At any time and from time to time, without liability therefor and without notice, upon written request of Beneficiary, and without affecting the personal liability of any person with respect to any of the Obligations or the effect of this Security Instrument upon the remainder of the Property and subject to the terms of the Credit Agreement, Trustee may (i) reconvey any part of the Property, (ii) consent in writing to the making of any map or plat thereof, (iii) join in granting any easement thereon, or (iv) join in any extension agreement, agreement subordinating the lien or charge hereof, or other agreement or document relating hereto or to the Property.

(h)          Trustor shall pay all reasonable and documented out-of-pocket costs, fees and expenses actually incurred by Trustee and Trustee’s agents and counsel in connection with the performance by Trustee of Trustee’s duties hereunder and all such costs, fees and expenses shall be secured by this Security Instrument.

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Article 16 - State Specific Provisions

Section 16.1     Principles of Construction. In the event of any inconsistencies between the terms and conditions of this Article 16 and the terms and conditions of this Security Instrument, the terms and conditions of this Article 16 shall control and be binding.

Section 16.2     Maximum Principal Amount. The maximum indebtedness secured by this Security Instrument shall not exceed _____________________ Dollars ($ __________________).

Section 16.3     [TBD]

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IN WITNESS WHEREOF, this Security Instrument has been executed by Trustor as of the day and year first above written.

CIG COMP TOWER, LLC, a Delaware limited liability company

By:	Specialty Towers Management, LLC, a Delaware limited liability company Its Manager

By:
Name: Paul McGinn
Title: Chief Executive Officer

EXHIBIT A

(Legal Description of the Land)

EXHIBIT H

ADVANCE RATE CERTIFICATE

[_______], 201[_]

This Certificate, dated as of_________, 201 [_], is prepared pursuant to the Credit Agreement, dated as of August 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CIG COMP TOWER, LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and Macquarie Bank Limited, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and as Collateral Agent. Unless otherwise defined in this certificate, capitalized terms used herein that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

The undersigned, a Responsible Officer of the Borrower, hereby certifies on behalf of the Borrower that (i) the Borrowing requested pursuant to the Notice of Borrowing delivered to the Administrative Agent on [___], 201 [_] together with all other outstanding Advances will not exceed the Advance Rate as of the requested Borrowing Date after giving effect to such Borrowing and any Acquisition(s) to be consummated using the proceeds of such Borrowing and (ii) the calculations demonstrating the Advance Rate as of such Borrowing Date are set forth on the Wireless Asset Report delivered in connection with such Borrowing.

IN WITNESS WHEREOF, I have hereto signed my name to this Advance Rate Certificate as of_______,__________.

CIG COMP TOWER, LLC

By:
Name:
Title:

Exhibit18 H

EXHIBIT I

[Reserved]

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EXHIBIT J

INTERMEDIATE HOLDINGS PLEDGE AGREEMENT

See attached

[See Exhibit 10.4 to the Company’s Current Report on Form 8-K/A, Filed with the Securities and Exchange Commission on December 19, 2012]

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EXHIBIT K

GUARANTY

See attached

[See Exhibit 10.3 to the Company’s Current Report on Form 8-K, Filed with the Securities and Exchange Commission on September 14, 2012]

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Schedule 1.1(a) to the

Credit Agreement

Initial Wireless Assets

CIG Common Name	Property Location	County	Book Value
[_____________]*	[_____________]*	[___________]*	[__________]*

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment. 3 pages have been redacted from this Schedule 1.1(a)

Schedule 1.1(b)

Eligibility Criteria

Part I.

(a)          Documentation.

(i)          With respect to each Wireless Asset, the Borrower shall have provided and made available the following to the Administrative Agent at least ten (10) Business Days before the applicable Borrowing (unless otherwise noted in an Exception Notice):

(1)         a fully executed copy of an assignment of Easement or such other agreement or instrument granting grantee an interest with respect to such Wireless Asset naming the Borrower as the grantee, and such agreement shall contain the terms and conditions set forth in Part II below (and no other terms or conditions materially more adverse to the grantee than those generally contained in such agreements entered into with respect to the Initial Wireless Assets);

(2)         a fully executed copy of the leasehold interest, telecommunications easement or such other document granting a leasehold, fee or easement interest in the underlying real property on which the Cell Tower is located, including, all amendments and assignments thereof for recording (or evidence of their prior recordation) that memorializes grantee’s interest with respect to such Wireless Asset naming the Borrower as the grantee, and such document shall contain the terms and conditions set forth in Part II below (and no other terms or conditions materially more adverse to the grantee than those generally contained in such documents entered into with respect to the Initial Wireless Assets);

(3)         evidence that the telecommunications easement on similar document referred to in the foregoing clause 2 has been submitted for recording in the applicable real property records (e.g., a copy of the transmittal letter from the title insurer to the appropriate recording office) together with an owner's title insurance policy and/or an irrevocable commitment to issue an owner's title insurance policy based on a pro forma title insurance policy in favor of Borrower together with a mezzanine lender's endorsement in favor of Collateral Agent in form and substance approved by Collateral Agent in writing;

(4)         a fully executed copy of a bill of sale relating to the personal property required to own and operate such Wireless Asset and an assignment and assumption with respect to the lease(s) and/or sublease(s) (as applicable) relating to such Wireless Asset, in each case, naming the Borrower as the grantor or assignee (as applicable), and such document shall contain the terms and conditions set forth in Part II below (and no other terms or conditions materially more adverse to the grantee than those generally contained in such documents entered into with respect to the Initial Wireless Assets);

(5)         evidence that the assignment of Easement or similar document referred to in the foregoing paragraph (a)(i)(1) has been submitted for recording in the applicable real property records (e.g., a copy of the transmittal letter from the title insurer to the appropriate recording office);

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

(6)         a fully executed copy of each applicable tenant lease or sublease, together with all amendments or supplements thereof (if any) which tenant lease or sublease shall contain terms substantially similar to those generally found in the tenant leases or subleases relating to the Initial Wireless Assets (and no other terms or conditions materially more adverse to the lessor than those generally contained in the tenant leases relating to the Initial Wireless Assets);

(7)         a copy of a UCC Financing Statement with respect to such Wireless Asset, naming the Collateral Agent as the secured party in form and substance satisfactory to Collateral Agent and to be recorded in the Office of the Secretary of State in Delaware and as a fixture filing in the land records of the county in which the Wireless Asset is located; and, at Lender's election, the delivery of an enforceability opinion for each location.

(8)         evidence that the UCC Financing Statement specified in clause (7) above has been submitted for recording in the applicable real property records (e.g., a copy of the transmittal letter from the title insurer to the appropriate recording office);

(9)         a fully executed copy of a payment redirection letter and notice of assignment of lease with respect to such Wireless Asset, directing the applicable tenant lessee(s) to make all future payments under the applicable tenant lease(s) to the Borrower, and such document shall be in substantially the form attached hereto as Exhibit 1.1(b) – A, together with a certification from the Borrower that such letter has been delivered to the applicable tenant lessee(s);

(10)        if the real estate (whether a fee interest, leasehold interest or otherwise) underlying such Wireless Asset is subject to a mortgage or deed of trust then (x) a fully executed copy of an acceptable subordination and non-disturbance agreement(s) relating to such Wireless Asset and (y) evidence that such subordination and non-disturbance agreement(s) referred to in the foregoing clause (10)(x) have been submitted for recording in the applicable real property records (e.g., a copy of the transmittal letter from the title insurer to the appropriate recording office), except that such subordination and non-disturbance agreement shall not be required if after giving effect to the acquisition of such Wireless Asset, the Borrower remains in compliance with the section titled “Non-SNDA Properties Maximum” under “Concentration Criteria” below.

(11)        evidence that all consents, approvals, authorizations and notifications required in connection with the acquisition, ownership, use and operation of such Wireless Asset by the Borrower have been obtained or made, including consents, approvals or authorizations from and notifications to any tenant lessee, easement holder, leaseholder, landlord, Governmental Authority or any other Person;

(12)        documentation evidencing that the purported tenant lessee is actually the tenant under the related tenant lease, and that such tenant is paying rent to the current landlord under such tenant lease in accordance with the terms of such tenant lease, such evidence of rent payments to consist of evidence of all rent payments for the three-month period preceding the date that such Wireless Asset first became a Financed Asset (e.g. cancelled checks, bank statements, rental reports, etc.).

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

(13)        all other documentation that was provided to the Borrower’s or any Servicer’s credit committee (or equivalent decision making body) in connection with its review and approval of such Wireless Asset.

(ii)         In the case of an Initial Wireless Asset only, in addition to the items described in Part I(a)(i) of this schedule, the Borrower shall have provided or made available the following to the Administrative Agent:

(1)         a fully executed copy of an assignment of Easement and assignment of leases and subleases and bill of sale with respect to such Initial Wireless Asset naming the Borrower as the assignee;

(2)         evidence that the assignment of Easement has been recorded in the real property records where such Initial Wireless Asset is located;

(3)         a copy of the UCC Financing Statement referred to in Section I(a)(i)(7) above and evidence that such financing statement has been recorded in the real property records where such Initial Wireless Asset is located; and

(4)         a fully executed copy of a payment redirection letter and notice of assignment of lease with respect to such Initial Wireless Asset, directing the applicable tenant lessee(s) to make all future payments under the applicable tenant lease(s) to the Borrower.

For the avoidance of doubt, the requirements set forth under Section I(a)(i) above regarding documents naming the Borrower as the grantee, assignee or secured party (as applicable) shall be deemed to be satisfied with respect to an Initial Wireless Asset if appropriate documentation has been provided to the Collateral Agent (satisfactory to it in its sole and absolute discretion) evidencing the transfer of such documents to the Borrower.

(iii)        As to each Wireless Asset, the Borrower has been issued (and has provided the Administrative Agent a copy of) an Owner’s Title Insurance Policy or an irrevocable commitment to issue an owner's title insurance policy based on a pro forma title insurance policy in favor of Borrower, in each case (x) together with a mezzanine lender's endorsement in favor of Collateral Agent and (y) in form and substance approved by Collateral Agent in writing.

(iv)        As to each Wireless Asset, the Borrower shall have obtained with respect to the real property on which such Wireless Asset is located (1) a Phase 1 Environmental Report and an environmental desk audit by an environmental engineer (which is/was prepared in a manner consistent with the approach taken by Borrower with respect to the Initial Wireless Assets) that does not identify any material contamination or environmental issues or recommend any further action and, (2) with respect to Wireless Assets (other than Initial Wireless Assets), a favorable site inspection report.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

(b)          Other Requirements.

(i)          The Borrower has good record and marketable title in fee simple to, or leasehold or easement interests in, all real property constituting such Wireless Asset and in all the tenant leases relating thereto, free and clear of all Liens except for Permitted Liens.

(ii)         All easements and tenant leases included in such Wireless Asset are in full force and effect, and the Borrower’s interest in such Wireless Asset complies in all respects with all material obligations under all related tenant leases. In the case of an Initial Wireless Asset, since the earlier of the date of the Borrower’s acquisition of such Initial Wireless Asset and the date of the acquisition of such Wireless Asset by an Affiliate of the Borrower, Borrower’s and such Affiliate’s interest in such Initial Wireless Asset complied in all respects with all material obligations under all related tenant leases.

(iii)        The Borrower’s interest in such Wireless Asset complies in all material respects with applicable Legal Requirements. In the case of an Initial Wireless Asset, since the date of Holdings’ acquisition of such Initial Wireless Asset, Holdings’ interest in such Initial Wireless Asset complied in all material respects with applicable Legal Requirements.

(iv)        No consents, approvals, authorizations, or notifications are required in connection with the acquisition, use and operation and contemplated use and operation of such Wireless Asset by the Borrower, including consents, approvals or authorizations from or notifications to any tenant lessee, easement holder, leaseholder, landlord, Governmental Authority or any other Person, other than those that have been obtained or made (and evidence of which has been provided or made available to the Administrative Agent in accordance with item I(a)(i)(11) above).

(v)         Evidence in form and substance satisfactory to Administrative Agent (in its sole and absolute discretion) that the construction of the improvements located on the Easement was in compliance with all applicable zoning and building code regulations and other applicable Legal Requirements at the time of construction, except for any non-compliance that does not have a material adverse effect on the operation of the applicable Wireless Asset.

(vi)        No taking, condemnation or other eminent domain proceeding has been commenced or, to the Borrower’s best knowledge, is contemplated with respect to all or any portion of the real property on which such Wireless Asset is located that would reasonably be expected to have a material adverse effect on the tenant lessees’ rights under the applicable tenant leases.

(vii)       Such Wireless Asset has adequate rights of access to public ways and is served by all utilities required for the current use thereof.

(viii)      Such Wireless Asset is free of structural defects and all building systems contained therein are in good working order in all respects subject to ordinary wear and tear, in each case, except as would not reasonably be expected to have a material adverse effect on the landlord’s or the tenant lessee’s rights under the applicable tenant lease.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

(ix)         On the date of the Acquisition of such Wireless Asset, the applicable tenant lessee with respect to such Wireless Asset (x) has not declared bankruptcy or filed for liquidation or reorganization under any bankruptcy law and (y) is not subject to a bankruptcy, liquidation, receivership, reorganization or similar proceeding.

(x)          All Mortgages are in full force and effect and create a valid, enforceable and perfected first priority lien on all of the real and personal property relating to the Wireless Assets, subject to no other Liens other than Permitted Liens.

Part II.

Mandatory Terms for Wireless Assets

The applicable easement and/or leasehold interest granted to and/or the tenant lease assigned to Borrower for each Wireless Asset must, as applicable, satisfy all of the following criteria (unless otherwise noted in an Exception Notice):

1.     No right by the owner of the underlying real property for such Wireless Asset (the “Grantor”) to terminate such easement or leasehold interest prior to the scheduled expiration date (which must extend together with any automatic renewal options for at least ten (10) years beyond the Maturity Date) or an event of default after reasonable notice and cure afforded to Lender (it being understood that such notice and cure rights to the extent not contained in the underlying lease or easement itself may be contained in the estoppel or SNDA, as applicable), except for the following Wireless Asset: CIG042-CA-Desert Inn.

2.     No consent, first refusal or first offer or similar right by Grantor over the assignment of the easement or leasehold interest, including, the granting of a security interest therein, exists. Grantor shall not have any lien right with respect to Borrower's personal property and removable fixtures and shall provide Borrower with the right to remove such property at the end of the term of its easement or lease.

3.     The maximum amount of damages the Borrower can be required to pay for breach of the representations and warranties and/or covenants under the applicable easement or leasehold interest purchase and assignment of lease agreement are limited to the purchase price thereof plus any insurance settlement.

4.     The easement or leasehold interest is granted directly by Grantor (as the fee owner) to Borrower and provides Borrower with an exclusive easement or leasehold interest for telecommunications purposes over the entire easement area which the Grantor has so granted or leased to Borrower pursuant to the applicable easement or leasehold interest (provided that such easement may be non-exclusive where the Grantor is a municipality), and non-exclusive utility and access easements over the related property of the Grantor.

5.     The Easement and/or leasehold interest purchase and assignment of lease agreement does not prohibit the Borrower from either renewing the assigned Tenant Lease(s) and/or entering into replacement and/or additional Tenant Lease(s).

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

6.     Grantor provides representations regarding (i) the absence of hazardous materials on the underlying property, (ii) compliance by Grantor with applicable laws, and (iii) no notice to Grantor of any intention by the underlying wireless tenant or cell tower company intermediary to terminate the assigned lease.

7.     The Borrower shall deliver to the Administrative Agent on estoppel certificate from the Grantor substantially in the form of Exhibit 1.1(b) – B with respect to each applicable Wireless Asset, except that such estoppel certificate shall not be required if after giving effect to the acquisition of such Wireless Asset, the Borrower remains in compliance with the section titled “Estoppel Test” under “Concentration Criteria” below.

8.     Any leases assigned to Borrower in connection with the purchase of the easement or leasehold interest shall be made to a wireless tenant or a cell tower company intermediary for general telecommunications purposes or in connection with non-telephony assets (to the extent that making such leases to non-telephony entities will not cause the CC-Monthly Equivalent or TCF-Monthly Equivalent, as applicable, of Borrower from all non-telephony entities included in the calculation of Advance Rate at any time to exceed the limitations provided for in this Schedule).

9.     Grantor agrees to cooperate in obtaining licenses, permits and authorizations.

10.   The easement or leasehold interest purchase and assignment of lease agreement contains an indemnification of Borrower by Grantor for losses relating to any Release by such Grantor of any Hazardous Materials affecting the underlying property (provided that this requirement shall not apply to such agreement where the Grantor is a municipality).

11.   The underlying wireless tenant or cell tower company intermediary is required, and Borrower uses commercially reasonable efforts to have Grantor agree to be required, to maintain a commercially reasonable amount of insurance including without limitation general liability insurance (with customary deductibles) covering the underlying property.

12.   If Holdings has any insurance covering the underlying property, the Borrower shall be named as an additional insured under such insurance policies.

Concentration Criteria

In addition to the foregoing criteria, to the extent that any of the Eligible Assets fail to comply with the following Concentration Criteria, the Administration Agent shall have the right in its sole and absolute discretion to exclude from the calculation of the Advance Rate any Wireless Assets that fall outside of the below noted limitations. For the avoidance of doubt, if any of the limitations specified in the below Concentration Criteria are exceeded (such a condition an “Excess Concentration”), then the Administrative Agent shall have the sole and absolute discretion to identify and exclude any Wireless Assets from the calculation of Advance Rate to the extent needed to remove any such assets constituting part of such Excess Concentration from the calculation of Advance Rate. 1

 1 [____________]*

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

Concentration Category	Concentration Criteria

Minimum Exposures

Broadband Tenants	[____________]*

Big 4 Carriers	[____________]*

Multiple Broadband Tenants	[____________]*

Tenant Exposures

Individual Tenant Lessees	[____________]*

MetroPCS Exposure	[____________]*

Utilities & Government Tenants Maximum	[____________]*

iDEN Maximum	[____________]*

Shorter Term Easements Maximum	[____________]*

Non-SNDA Properties Maximum	[____________]*

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

Concentration Category	Concentration Criteria

Estoppel Test	[____________]*

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

Exhibit 1.1(b) – A

[Form of Tenant Redirection Letter]

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

Exhibit 1.1(b) – B

[Form of Ground Lessor Estoppel Letter]

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

[Exhibit 1.1(b)-A]

CIG Comp Tower, LLC

Re: [___________] (the “Lease”)

Dear Tenant:

This letter is to serve as the official notification required in the Lease of the transfer of the Lease from [Name of Seller] to us, CIG Comp Tower, LLC, a Delaware limited liability company. Unless otherwise provided for in your Lease, your rental payment is due and payable on the first of each month. Under the Lease we may change the address for rental payments, which such address is subject to change as may be directed by CIG Comp Tower, LLC or such lender as may have a security interest in the above-identified site. Please forward your rental payments to:

CIG Towers LLC

PO Box 935515

Atlanta, GA 31193-5515

If you wish to provide your remitters with the payment address for overnight deliveries via courier use the address below. Please inform your remitters that use of this address for payments mailed via the U.S. Postal Service will result in delays. This address is to be used for overnight deliveries only.

Wells Fargo Lockbox Services

CIG Towers LLC [_________]*

3585 Atlanta Avenue

Hapeville, GA 30354

The address for notice purposes
under the Lease is as follows:	With mandatory copy to:

CIG Comp Tower, LLC	CIG Comp Tower, LLC
5 Concourse Parkway	5 Concourse Parkway
Suite 3150	Suite 3150
Atlanta, GA 30328	Atlanta, GA 30328
Phone: (678) 332-5000	Phone: (678) 332-5000
Attn: CEO	Attn: Legal Department

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

[Exhibit 1.1(b)-A]

CIG Comp Tower, LLC

In connection with this transfer, please provide us with a new Certificate of Insurance in accordance with the insurance requirements set forth in the Lease naming CIG Comp Tower, LLC, as an additional insured.

Enclosed please find a W-9 for CIG Comp Tower, LLC, along with a copy of the Assignment and Assumption of Tenant Leases, which transferred your Lease to CIG Comp Tower, LLC.

Please do not hesitate to contact us at [678.332.5000] if you have any questions.

Sincerely,

Beth Jones

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

Exhibit 1.1(b)-B

______________________, 2012

[Insert Address]

Re:	Option and Lease Agreement (as amended and assigned from time to time, collectively, the “Ground Lease”) dated [_________] by and between [_________] (“Landlord”) and CIG Comp Tower, LLC (“Tenant”), successor in interest to Communications Infrastructure Group, LLC, successor in interest to [_________] with respect to that certain real property located at [_________]

Dear [_________] :

The Ground Lease and Tenant's interest in the Property and all rights and proceeds relating thereto are collectively referred to as the “Leasehold Estate”. Landlord understands that Macquarie Bank Limited, as administrative agent, on behalf of itself and one or more other lenders (collectively, including their successors and assigns, “Lender”) proposes to make a loan (the “Loan”) to Tenant secured by a lien on and security interest in all of a Tenant's assets and personal property located on the Property, including, but not limited to, all accounts receivable, inventory, goods, machinery, and equipment owned by Tenant (collectively, the “Personal Property”) and a leasehold mortgage on and assignment of the Leasehold Estate of Tenant under the Ground Lease as collateral security for the repayment of the Loan. The Lender is requiring as a condition precedent to making the Loan that the Landlord provide this letter for the benefit of Tenant and Lender, each of whom will be relying on this letter in connection with the Loan. In connection with the foregoing, Landlord does hereby certify to Tenant, [_________] and the Lender effective as of the date written above as follows:

1.          Attached as Exhibit “A” is a list of the amendments, modifications and assigments of the Ground Lease. The Ground Lease constitutes the entire agreement between you and Tenant with respect to the subject matter thereof and a true and complete copy of the Ground Lease and any amendment thereto is attached hereto as Exhibit “B”. Landlord is the present lessor under the Ground Lease and is the owner of the Property (as the same is described in the Ground Lease). Tenant is the present lessee under the Ground Lease and to Landlord's knowledge is the owner of the cell tower and related equipment and Personal Property located on the Property other than equipment and personal property owned by Tenant’s subtenants.

2.          The Ground Lease commenced on [_________], and the expiration date of the current term of the Ground Lease is [_________] . Tenant has option(s) to extend the term of the Ground Lease for [_________] years. The Ground Lease is valid and in full force and effect and constitutes the complete agreement between Landlord and Tenant, enforceable in accordance with its terms. The Ground Lease is fully assignable by Tenant and Tenant may enter into subleases, in each case with Landlord's prior written consent.

3.          The current monthly rent under the Lease is $[_________] plus monthly revenue sharing in the amount of $[_________]. As of the date of the execution of this certificate by Landlord, all rent and other charges due and payable under the Ground Lease are current.

4.          Neither Landlord nor Tenant is in default under the Ground Lease and there is no event which, solely with the giving of notice and/or the passage of time, would constitute such a default.

5.          Landlord has no claim or defense of any nature whatsoever against Tenant with respect to the Tenant’s rights under the Ground Lease, and there is no event which, with the giving of notice and/or the passage of time, would constitute the basis of such a claim or defense.

6.          By executing this letter, Landlord has been made aware that Tenant will be entering into a financing arrangement with Lender, and Lender will be, together with its successors and assigns, intended third party beneficiaries hereof.

7.          Landlord hereby covenants and agrees that Landlord shall deliver to Lender at the address set forth below (or such other address as may be designated by Lender) written notice of any default by Tenant under the Ground Lease simultaneously with sending such notice to Tenant.

When sending notices to Lender, send to:

[_________]

8.          Landlord hereby covenants and agrees that before Landlord may terminate Tenant’s interest in the Ground Lease, Lender shall have the right, but not the obligation, to cure any default by Tenant under the Ground Lease and Lender shall be afforded a reasonable period as may be required to cure such default.

9.          Landlord has not assigned, mortgaged or granted to any party any interest in Landlord’s interest in the Ground Lease or the Property, except as follows: [_________].

10.          Landlord has the full power and authority to execute this estoppel letter agreement.

We would appreciate you reviewing and signing this estoppel letter agreement at your earliest possible convenience. If you have any questions or comments, please do not hesitate to contact [_________].

Sincerely,

CIG COMP TOWER, LLC,

a Delaware limited liability company

By:	Specialty Towers Management
Manager

By:		(Seal)
Paul McGinn, Chief Executive Officer

ACKNOWLEDGED AND CONFIRMED:

[_________]

By:

Its:

By:
Name:
Title:

Exhibit “A”

Ground Lease Amendments/Assignments

[_________]

Exhibit “B”

Ground Lease

Schedule 2.1 to the

Credit Agreement

TERM COMMITMENTS

Lender	Term Commitments
Macquarie Bank Limited	$15,000,000
Total	$15,000,000

Schedule 4.13 to the

Credit Agreement

INSURANCE

•	Atlantic Risk Management Corporation - Policy Number [__________________]* provides coverage for the following:

•	Casualty Insurance
•	Property General Liability Insurance
•	Business Umbrella Coverage
•	Business Interruption
•	Business Auto (Hired & Non-Owned) Coverage
•	Directors and Officers Liability

•	Borrower’s Professional Employer Organization, Insperity, provides coverage for the following:

•	Workers Compensation
•	Disability Benefits
•	Employee Benefits

•	Title Insurance for each site is provided by Chicago Title Insurance Company or First American Title Insurance Company with the exception of the following sites, which will not have title insurance:

•	[________________]*
•	[________________]*
•	[________________]*
•	[________________]*

•	Tower Removal Bonds provided by International Fidelity Insurance Company for sites requiring a Tower Removal Bond, except for the site [_____________]*, provided by SureTec Insurance Company until its expiration date on January 25, 2013.

•	See insurance certificates attached hereto.*

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment. 7 pages have been redacted from this Schedule 4.13, consisting of insurance certificates.

Schedule 4.22 to the

Credit Agreement

NAMES AND LOCATIONS

	Trade or
	Fictitious Name
Credit Party Legal	(for the past 5	Organizational	State of
Name	years)	ID#	Organization	Location of offices
CIG Comp Tower, LLC	None	5130103	Delaware	5 Concourse Parkway Suite 3150 Atlanta, Georgia 30328
CIG Properties, LLC	None	5048945	Delaware	5 Concourse Parkway Suite 3150 Atlanta, Georgia 30328

Schedule 5.10

Lender	Macquarie Bank Limited

Borrower	CIG Comp Tower, LLC

Transaction	USD $ 10,000,000.00

Closing Date	7-Sep-12

BORROWER’S STATEMENT

[________________]*

* Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment. 3 pages have been redacted from this Schedule 5.10.

Schedule 5.18 to the

Credit Agreement

Schedule 5.18

FUNDING DATE MORTGAGED PROPERTIES

CIG Common Name	Property Location	County

[_________]*	[_________]*	[_________]*

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment. 3 pages have been redacted from this Schedule 5.18.

Schedule 5.18(b)

The opinion of each counsel shall contain the following opinions:

1.      Except for the recording and filing of [list necessary documents], no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or [insert other applicable bodies] is required for the execution and delivery by Borrower of the Security Instrument.

2.      Once duly executed, the Security Instrument will constitute the legal, valid and binding obligations of Borrower and will be enforceable against Borrower in accordance with its terms.

3.      The Security Instrument is in form sufficient to create a valid, perfected and enforceable lien in the right, title and interest of Borrower in the real property, fixtures, leases and rents described in the Security Instrument. The proper filing office in the [State] in which the Security Instrument must be recorded in order to create a lien on the real estate located in [State] which is mortgaged pursuant to the Security Instrument is the [recorder/court clerk] of the county in [State] (“Recorder”) in which the real estate described in the Security Instrument is located.

4.      The recording of the Security Instrument with the Recorder is the only filing necessary to perfect the security interest in the real property, fixtures, leases and rents described in the Security Instrument which is owned by Borrower on the date hereof, and no other document, instrument, or recording (including, without limitation, an assignment of leases and rents) must be executed or filed, whichever the case may be, to perfect such security interest.

5.      The Security Instrument contains the necessary provisions to effect Borrower’s waiver of its statutory right of [redemption] in the Security Instrument pursuant to [insert applicable law(s)], to the extent applicable. [NOTE: Local counsel to provide appropriate language for the Security Instrument]

6.      The Secured Parties are not required (a) to be qualified to do business, file any designation for service of process or file any report, or (b) required to be chartered or qualified to do business in the State.

7.      The Fixture Filing is in proper form for recording with the Recorder and upon due recordation and filing, the Security Instrument and the Fixture Filing shall perfect the security interest in the fixtures created by the Security Instrument and recited in the Security Instrument and in the Fixture Filing as fixtures to the extent such lien and security interest can be perfected by a fixture filing under the Uniform Commercial Code of [State].

In addition to the foregoing opinions, the Borrower shall use commercially reasonable good faith efforts to ensure that each such counsel’s opinion also includes the following opinion:

8.      The Secured Parties are not required to comply with any statutory or regulatory requirement applicable only to financial institutions chartered or qualified to do business in the State by reason of the execution and delivery or filing or recording, as applicable, of any of the Loan Documents, or by reason of the participation in any of the transactions under or contemplated by the Loan Documents, including without limitation, the extension of any credit contemplated thereby, the making and receipt of payments pursuant thereto and the exercise of any remedy thereunder.

Schedule 9.2 to the
Credit Agreement

ADDRESSES FOR NOTICES

To Borrower:

CIG Comp Tower, LLC

5 Concourse Parkway

Suite 3150

Atlanta, Georgia 30328

678-332-5000 (phone)

678-332-5050 (fax)

Notices@cigwireless.com

with a copy to:

Travis L. Gering

Wuersch & Gering LLP

100 Wall Street

10th Floor

New York, New York 10005

212-5009-4723 (phone)

212-509-9559 (fax)

Travis.gering@wg-law.com

To the Administrative Agent

or Collateral Agent:

For all notices under Article II of the Credit Agreement

Macquarie Bank Limited

ABN (if applicable): 46 008 583 542

No. 1 Martin Place

Sydney, NSW, 2000 Australia

c/o Macquarie Bank Limited - Representative Office

125 West 55th Street

New York, NY 10019

Attn: Emma Quigly

Telephone:+1 212 231 0476

Fax No.: +61 2 8232 6353

Email: mcafdebtops@macquarie.com / Emma.Quiglv@macquarie.com

For all other notices:

Macquarie Bank Limited

ABN (if applicable): 46 008 583 542

L17 1 Martin Place

Sydney NSW Australia 2000

c/o Macquarie Bank Limited - Representative Office

125 West 55th Street

New York, NY 10019

Attn: Benjamin Wu / David Prince

Phone: (212) 231-1345 / (212) 231-6175

Fax:212-231-1870

Email: beniamin.wu@macquarie.com / david.prince@macquarie.com